     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 23, 1999
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                           KINNARD INVESTMENTS, INC.

             (Exact name of registrant as specified in its charter)

          MINNESOTA                          6211                  41-0972952
 (State or other jurisdiction         (Primary Standard         (I.R.S. Employer
              of                  Classification Industrial      Identification
incorporation or organization)              Code)                   Number)

                            920 SECOND AVENUE SOUTH
                          MINNEAPOLIS, MINNESOTA 55402
                           TELEPHONE: (612) 370-2700

              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               WILLIAM F. FARLEY
                           KINNARD INVESTMENTS, INC.
                            920 SECOND AVENUE SOUTH
                          MINNEAPOLIS, MINNESOTA 55402
                           TELEPHONE: (612) 370-2700

(Name, address, including zip code and telephone number, including area code, of agent for service)
                            ------------------------

                          COPIES OF COMMUNICATIONS TO:

          JAMES C. MELVILLE                          BRIAN D. WENGER
           MARY S. GIESLER                       CHRISTOPHER C. CLEVELAND
 Kaplan, Strangis and Kaplan, P.A. 90        Briggs and Morgan, Professional
   South Seventh Street, Suite 5500                    Association
     Minneapolis, Minnesota 55402           80 South Eighth Street, Suite 2400
      Telephone: (612) 375-1138                Minneapolis, Minnesota 55402
                                                Telephone: (612) 334-8400

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                            PROPOSED MAXIMUM    PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF             AMOUNT TO BE     OFFERING PRICE PER      AGGREGATE           AMOUNT OF
     SECURITIES TO BE REGISTERED           REGISTERED         SECURITY(1)      OFFERING PRICE(1)    REGISTRATION FEE
Common Stock, par value $.02 per
  share..............................      2,800,000             $11.09            $6,490,194          $1,804.27

(1) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended and calculated pursuant to Rule 457(c), (f)(2) and (3), the registration fee was computed based on (A) the book value per share of MIAC common stock on April 30, 1999 ($11.09), multiplied by 1,036,086 the aggregate number of shares of MIAC common stock outstanding on June 23, 1999 or issuable pursuant to outstanding options prior to the date the merger is expected to be consummated, minus (B) $5,000,000 the minimum amount of cash to be paid by the registrant in connection with the merger.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

KINNARD INVESTMENTS, INC.                             MI ACQUISITION CORPORATION

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

The Boards of Directors of Kinnard Investments, Inc. and MI Acquisition Corporation have agreed to combine Kinnard and MIAC. In the proposed combination, MIAC will merge with and into a subsidiary of Kinnard. As a result of the merger, Kinnard will become the holding company of MIAC and MIAC's subsidiaries. Each share of MIAC common stock that you hold will be converted into the right to receive either $19.25 in cash, without interest, or 3.5 shares of Kinnard common stock or, under certain circumstances, a combination of cash and Kinnard common stock. Assuming the maximum cash consideration is elected, MIAC shareholders will own approximately 26% of Kinnard after the merger is completed. Each share of Kinnard common stock that you hold will remain outstanding as a share of common stock of Kinnard. Kinnard's common stock trades on the Nasdaq National Market under the symbol "KINN."

We can't complete the merger unless the shareholders of Kinnard approve the issuance of shares of Kinnard common stock and the shareholders of MIAC approve the merger agreement. Each of us will hold a special meeting of our shareholders to vote on the merger proposals. YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend your shareholder meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the merger. MIAC shareholders please note that, if you don't return your card, or if you don't instruct your broker how to vote any shares held for you in your broker's name, the effect will be a vote against this merger.

The dates, times and places of the meetings are as follows:

FOR KINNARD SHAREHOLDERS:            FOR MIAC SHAREHOLDERS:
Kinnard Financial Center             220 South Sixth Street
920 Second Avenue South              Suite 300
Minneapolis, Minnesota 55402         Minneapolis, Minnesota 55402
September   , 1999                   September   , 1999

This document gives you detailed information about the merger we're proposing, and it includes our merger agreement as an appendix. You can also obtain information about Kinnard from publicly available documents Kinnard has filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully. YOU SHOULD ALSO CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 9.

We are excited about this combination and join with the other members of our Boards of Directors in recommending that you vote in favor of issuing the shares and completing the merger.

              William F. Farley                              James F. Dlugosch
    Chairman and Chief Executive Officer           Chairman and Chief Executive Officer
          Kinnard Investments, Inc.                     MI Acquisition Corporation

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE MERGER DESCRIBED IN THIS DOCUMENT OR THE KINNARD COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER, NOR HAVE THEY DETERMINED IF THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           Joint proxy statement/prospectus dated August   , 1999 and
                first mailed to shareholders on August   , 1999.

                           KINNARD INVESTMENTS, INC.

                                ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER   , 1999

                            ------------------------

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Kinnard Investments, Inc., a Minnesota corporation ("Kinnard"), will be held on
September   , 1999 at 10:00 a.m. (local time) at 920 Second Avenue South,
Minneapolis, Minnesota (the "Kinnard Special Meeting"), for the following purposes:

    1. To consider and vote upon a proposal to issue (the "Issuance") shares of common stock of Kinnard pursuant to the Agreement and Plan of Merger dated as of May 16, 1999, among MI Acquisition Corporation, a Minnesota corporation ("MIAC"), Kinnard and Peachtree Acquisition, Inc., a wholly owned subsidiary of Kinnard ("Merger Subsidiary"), pursuant to which, among other things, MIAC will merge with and into Merger Subsidiary upon the terms and subject to the conditions set forth in the merger agreement, as more fully described in the enclosed joint proxy statement/prospectus.

    2. To transact such other business as may properly come before the Kinnard Special Meeting or any adjournments or postponements of the Kinnard Special Meeting, including, without limitation, a motion to adjourn the Kinnard Special Meeting to another time or place for the purpose of soliciting additional proxies in order to approve the Issuance.

The Board of Directors has fixed the close of business on August   , 1999 as the
record date for determining those shareholders entitled to vote at the Kinnard Special Meeting and any adjournments or postponements of the Kinnard Special Meeting. The affirmative vote of a majority of votes cast is required to approve the Issuance.

                                          By Order of the Board of Directors

                                          George F. Stroebel, SECRETARY

August   , 1999

THE BOARD OF DIRECTORS OF KINNARD UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS VOTE FOR APPROVAL OF THE ISSUANCE.

WHETHER OR NOT YOU EXPECT TO ATTEND THE KINNARD SPECIAL MEETING IN PERSON, PLEASE COMPLETE, SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE KINNARD SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                           MI ACQUISITION CORPORATION

                                ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER   , 1999

                            ------------------------

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of MI Acquisition
Corporation, a Minnesota corporation ("MIAC"), will be held on September   ,
1999 at 10:00 a.m. (local time) at 220 South Sixth Street, Suite 300, Minneapolis, Minnesota (the "MIAC Special Meeting"), for the following purposes:

    1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of May 16, 1999, among MIAC, Kinnard Investments, Inc., a Minnesota corporation ("Kinnard") and Peachtree Acquisition, Inc., a wholly owned subsidiary of Kinnard ("Merger Subsidiary"), pursuant to which, among other things, MIAC will merge with and into Merger Subsidiary upon the terms and subject to the conditions set forth in the merger agreement, as more fully described in the enclosed joint proxy statement/prospectus.

    2. To transact such other business as may properly come before the MIAC Special Meeting or any adjournments or postponements of the MIAC Special Meeting, including, without limitation, a motion to adjourn the MIAC Special Meeting to another time or place for the purpose of soliciting additional proxies in order to approve the merger agreement.

The Board of Directors has fixed the close of business on August   , 1999 as the
record date for determining those shareholders entitled to vote at the MIAC Special Meeting and any adjournments or postponements of the MIAC Special Meeting. The affirmative vote of a majority of the outstanding shares of MIAC common stock on the record date is required to approve the merger agreement.

                                          By Order of the Board of Directors

                                          Mary Jo Brenden, SECRETARY

August   , 1999

THE BOARD OF DIRECTORS OF MIAC UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MIAC SPECIAL MEETING IN PERSON, PLEASE COMPLETE, SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED WHITE ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MIAC SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

ALL MIAC SHAREHOLDERS ARE ALSO RECEIVING WITH THIS MAILING A FORM OF ELECTION ON WHICH TO INDICATE YOUR PREFERENCE FOR RECEIVING CASH OR KINNARD COMMON STOCK IN EXCHANGE FOR YOUR SHARES OF MIAC COMMON STOCK AND A LETTER OF TRANSMITTAL. YOUR COMPLETED ELECTION FORM, TOGETHER WITH YOUR MIAC STOCK CERTIFICATES AND THE LETTER OF TRANSMITTAL, MUST BE RETURNED IN THE ENCLOSED MANILA ENVELOPE NO LATER
THAN 5:00 P.M., MINNEAPOLIS TIME ON             , 1999, WHICH IS THE ELECTION
DEADLINE DATE.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
WHERE YOU CAN FIND MORE INFORMATION........................................................................           1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................................................           1

QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................................................           3

SUMMARY....................................................................................................           5
    The Companies..........................................................................................           5
    The Special Meetings...................................................................................           5
    The Merger.............................................................................................           5
    Our Reasons for the Merger.............................................................................           5
    Our Recommendation to Shareholders.....................................................................           5
    Record Date; Voting Power..............................................................................           6
    Votes Required.........................................................................................           6
    Method of Electing Kinnard Stock or Cash...............................................................           6
    Share Ownership of Management and Certain Shareholders.................................................           6
    Federal Income Tax Considerations......................................................................           6
    Interests of Directors and Officers in the Merger that Differ from Your Interests......................           6
    Management and Operations After the Merger.............................................................           6
    Listing of Kinnard Common Stock........................................................................           7
    What We Need to do to Complete the Merger..............................................................           7
    Termination of the Merger Agreement; Expenses..........................................................           7
    Termination Fee........................................................................................           7
    Regulatory Approvals...................................................................................           7
    Dissenters' Rights.....................................................................................           7
    Accounting Treatment...................................................................................           7

RISK FACTORS...............................................................................................           8
    Integrating the operations of Kinnard and MIAC will be difficult.......................................           8
    Sales of Kinnard common stock following the merger may adversely affect the price of Kinnard common
     stock.................................................................................................           8
    Potential for change in relative stock prices may negatively affect the price of Kinnard common
     stock.................................................................................................           8
    Adverse federal income tax treatment of the merger could result in taxable income for MIAC
     shareholders..........................................................................................           8
    Employee retention or recruitment may be difficult following the merger................................           9
    Forward-looking statements may prove inaccurate........................................................           9

SELECTED FINANCIAL DATA....................................................................................          10
    Selected Historical Consolidated Financial Data of Kinnard.............................................          10
    Selected Historical Consolidated Financial Data of MIAC................................................          11
    Selected Unaudited Pro Forma Combined Financial Data...................................................          12

COMPARATIVE STOCK PRICES AND DIVIDENDS.....................................................................          13

COMPARATIVE UNAUDITED PER SHARE DATA.......................................................................          14

THE SHAREHOLDERS' MEETINGS.................................................................................          15
    General................................................................................................          15
    Matters to be Considered at the Shareholders' Meetings.................................................          15
    Record Date; Stock Entitled to Vote; Quorum............................................................          15
    Votes Required.........................................................................................          15

                                                                                                                PAGE
                                                                                                                -----
    Voting of Proxies......................................................................................          16
    Revocability of Proxies................................................................................          16
    Solicitation of Proxies................................................................................          16

THE MERGER.................................................................................................          17
    General................................................................................................          17
    Background of the Merger...............................................................................          17
    Reasons for the Merger and Board Recommendations.......................................................          18
    Accounting Treatment...................................................................................          19
    Form of the Merger.....................................................................................          19
    Merger Consideration, Elections, Proration and Allocation Determination................................          20
    Exchange Procedures; Surrender of Certificates; Dissenting Shares......................................          21
    Treatment of Stock Options Outstanding Under MIAC Stock Plans..........................................          23
    Regulatory Approvals Required..........................................................................          23
    The Effective Time.....................................................................................          24
    Stock Exchange Listing.................................................................................          24
    Resale of Kinnard Common Stock Issued Pursuant to the Merger...........................................          24
    Pre-Merger Dividend Policy.............................................................................          24
    Post-Merger Dividend Policy............................................................................          24
    Certain Material Federal Income Tax Consequences.......................................................          25
    Dissenters' Rights.....................................................................................          27
    Interests of Certain Persons in the Merger.............................................................          30
    Operations and Management After the Merger.............................................................          31

CERTAIN PROVISIONS OF THE MERGER AGREEMENT.................................................................          32
    General................................................................................................          32
    Conditions to the Consummation of the Merger...........................................................          32
    Representations and Warranties.........................................................................          34
    Conduct of Business Pending the Merger.................................................................          35
    No Solicitation of Transactions........................................................................          37
    Termination............................................................................................          38
    Termination Fee........................................................................................          40
    Amendment and Waiver...................................................................................          40
    Expenses...............................................................................................          40

THE COMPANIES..............................................................................................          41
    Kinnard................................................................................................          41
    MIAC...................................................................................................          41
    Stock Ownership of Directors; Executive Officers and Five Percent Shareholders.........................          41

MIAC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION..................          43
    Overview...............................................................................................          43
    Results of Operations..................................................................................          43
    Liquidity and Capital Resources........................................................................          47
    Year 2000 Readiness Disclosure.........................................................................          47
    Market Risks...........................................................................................          48

DESCRIPTION OF KINNARD COMMON STOCK ISSUABLE IN THE MERGER.................................................          49

COMPARISON OF SHAREHOLDER RIGHTS...........................................................................          49
    Authorized Capital Stock...............................................................................          49
    Dissenters' Rights.....................................................................................          50

                                                                                                                PAGE
                                                                                                                -----
    Required Vote..........................................................................................          50
    Directors..............................................................................................          50
    Removal of Directors...................................................................................          51
    Newly Created Directorships and Vacancies on the Board of Directors....................................          51
    Certain Business Combinations..........................................................................          51
    Indemnification of Directors, Officers and Employees...................................................          51
    Buy-Sell Provisions....................................................................................          52

EXPERTS....................................................................................................          52

LEGAL MATTERS..............................................................................................          53

SHAREHOLDER PROPOSALS......................................................................................          53

INDEX TO FINANCIAL STATEMENTS..............................................................................         F-1

Appendix A:  Agreement and Plan of Merger between MI Acquisition Corporation, Kinnard Investments, Inc. and
             Peachtree Acquisition, Inc. dated as of May 16, 1999..........................................         A-1

Appendix B:  Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act......................         B-1

                      WHERE YOU CAN FIND MORE INFORMATION

    Kinnard has filed a Registration Statement on Form S-4 to register with the Securities and Exchange Commission the Kinnard common stock to be issued to shareholders of MIAC in the merger. This document is a part of the Registration Statement and constitutes a prospectus of Kinnard in addition to being a proxy statement of Kinnard and MIAC for the Kinnard Special Meeting and the MIAC Special Meeting. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

    Kinnard also files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information at the following locations of the SEC:

Public Reference Room      New York Regional office   Chicago Regional Office
450 Fifth Street, N.W.     7 World Trade Center       Citicorp Center
Room 1024                  Suite 1300                 500 West Madison Street
Washington, D.C. 20549     New York, NY 10049         Suite 1400
                                                      Chicago, IL 60661-2511

    You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549, at prescribed rates, or from the worldwide web site maintained by the SEC at HTTP://WWW.SEC.GOV. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC allows Kinnard to "incorporate by reference" information into this document. This means that Kinnard can disclose important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document. This document incorporates by reference the documents set forth below that Kinnard has previously filed with the SEC. These documents contain important information about Kinnard and its financial condition.

KINNARD SEC FILINGS                                                    PERIOD
---------------------------------------------------------------------  -------------------------------------------
Annual Report on Form 10-K...........................................  Year ended December 31, 1998

Quarterly Report on Form 10-Q........................................  For the quarter ended March 31, 1999

1999 Notice of Annual Meeting and Proxy Statement....................  Dated April 16, 1999

Description of the Kinnard common stock set forth in Kinnard's
  Registration Statement pursuant to Section 12 of the Securities
  Exchange Act on Form 8-A on October 3, 1980, including any amendment or report filed with the SEC for the purpose of updating such description.

Current Report on Form 8-K...........................................  Filed on June 4, 1999

    Kinnard also is incorporating by reference all additional documents that it will file with the SEC between the date of this document and the date of the Special Meeting of its shareholders.

    Kinnard has supplied all information contained or incorporated by reference in this document relating to Kinnard, as well as all pro forma financial information, and MIAC has supplied all such information relating to MIAC.

    You can obtain any of the documents incorporated by reference in this document through Kinnard or from the SEC through its web site at the address described above. Documents incorporated by reference are available from Kinnard without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate party at the following address:

                               Kinnard Investments, Inc.
                               Kinnard Financial Center
                               920 Second Avenue South
                               Minneapolis, Minnesota 55402
                               (612) 370-2700

    If you would like to request documents from us, please do so by September , 1999 to receive them before the Special Meetings.

    WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE MERGER THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS DOCUMENT OR IN ANY OF THE MATERIALS THAT WE'VE INCORPORATED INTO THIS DOCUMENT. THEREFORE, IF ANYONE GIVES YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS DOCUMENT OR THE SOLICITATION OF A PROXY IS UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS DOCUMENT DOES NOT EXTEND TO YOU. THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE OF THIS DOCUMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT DO I NEED TO DO NOW?

A: IF YOU ARE A KINNARD SHAREHOLDER:

    Just indicate on your proxy card how you want to vote and sign, date and return it as soon as possible. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of issuing common stock in connection with the merger.

    IF YOU ARE AN MIAC SHAREHOLDER:

    Indicate on your proxy card how you want to vote, and sign, date and return it as soon as possible. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the merger. If you do not return your proxy or if you do not vote or you abstain at the meeting, it will have the effect of a vote not to approve the merger agreement.

    You also should make an election now as to whether you prefer to receive cash or Kinnard stock for your MIAC shares. To review the election procedure in greater detail, see pages 23-24 in this document.

    IF YOU ARE EITHER A KINNARD SHAREHOLDER OR AN MIAC SHAREHOLDER:

    You may attend your shareholders' meeting and vote your shares in person, rather than completing and returning your proxy card. If you complete and return your proxy card, you may revoke it at any time up to and including the day of your shareholders' meeting by following the directions on page 18.

    IN ORDER FOR THE MERGER TO BE COMPLETED, ALL THE PROPOSALS BEING SUBMITTED TO SHAREHOLDERS OF KINNARD AND MIAC MUST BE APPROVED.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER
   AUTOMATICALLY VOTE MY SHARES FOR ME?

A: No. Your broker will vote your shares only if you provide instructions to your broker on how you want your shares voted.

Q: WHAT WILL MIAC SHAREHOLDERS RECEIVE IF THE MERGER IS COMPLETED?

A: For each share of MIAC common stock, MIAC shareholders will receive one of the following:

    - a cash payment of $19.25,

    - 3.5 shares of Kinnard common stock, or

    - under certain circumstances, a combination of cash and Kinnard common stock.

    Assuming the maximum cash consideration is elected, the former MIAC shareholders will own approximately 26% of Kinnard's outstanding common stock following the merger.

Q: WHAT MUST MIAC SHAREHOLDERS DO TO ELECT CASH OR STOCK?

A: Enclosed with this document each MIAC shareholder will receive a letter of transmittal and an election form on which to indicate whether you want to make a cash election or a stock election. The properly completed election form, together with stock certificates for your shares of MIAC common stock and the letter of transmittal, must be returned to the exchange agent by 5:00
   p.m., Minneapolis, Minnesota time on            , 1999. THE COMPLETED
   ELECTION FORM, TOGETHER WITH YOUR MIAC STOCK CERTIFICATES AND LETTER OF TRANSMITTAL, ARE TO BE RETURNED IN THE SEPARATE MANILA ENVELOPE ENCLOSED WITH THIS DOCUMENT.

Q: WHAT WILL MIAC SHAREHOLDERS RECEIVE IF THE AMOUNT OF CASH ELECTED IS EITHER
   LESS THAN THE MINIMUM OR GREATER THAN THE MAXIMUM AMOUNT OF CASH TO BE PAID IN THE MERGER?

A: In general, the merger agreement provides that the cash consideration to be paid in the merger will not be less than $5,000,000 nor more than $8,000,000. If MIAC shareholders elect to receive cash in an aggregate amount that is less than $5,000,000 or more than $8,000,000, the exchange agent will allocate on a pro rata basis the cash and stock portion of the merger consideration in accordance with the procedure set forth in the merger agreement. The proration of the cash consideration is described in more detail in this document on pages 24-25.

Q: WHO CAN I CONTACT IF I HAVE MORE QUESTIONS ABOUT THE MERGER?

A: Kinnard Investments, Inc.
   Kinnard Financial Center
   920 Second Avenue South
   Minneapolis, Minnesota 55402
   Attention: Office of Corporate Development
   Phone Number: (612) 370-2937

MI Acquisition Corporation
   220 South Sixth Street
   Suite 300
   Minneapolis, Minnesota 55402
   Attention: James F. Dlugosch
   Phone Number: (612) 376-1500

Q: WHO CAN I CONTACT IF I WOULD LIKE ADDITIONAL COPIES OF THIS DOCUMENT?

A: Norwest Bank, N.A.
   161 North Concord Exchange Street
   South St. Paul, Minnesota 55075
   Attention: Administration
   Phone Number: 800-689-8788

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND DOES NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" (PAGE 1). WE HAVE INCLUDED PAGE REFERENCES PARENTHETICALLY TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS PRESENTED IN THIS SUMMARY.

THE COMPANIES (PAGES 47)

KINNARD INVESTMENTS, INC.
Kinnard Financial Center
920 Second Avenue South
Minneapolis, Minnesota 55402
(612) 370-2937

Kinnard is a full service investment banking firm. It employs 286 people in 13 branch offices in 3 states. At March 31, 1999, Kinnard's total assets were approximately $33.0 million, and its total shareholders' equity was approximately $28.2 million.

MI ACQUISITION CORPORATION
220 South Sixth Street
Suite 300
Minneapolis, Minnesota 55402
(612) 376-1500

MIAC specializes primarily in fixed income investment banking, mortgage financing, municipal bonds and insurance products. It employs 193 people in 9 offices in seven states. At April 30, 1999, MIAC's total assets were approximately $36.0 million, and its total shareholders' equity was approximately $10.4 million.

THE SPECIAL MEETINGS (PAGES 17-19)

KINNARD SHAREHOLDERS.  The Kinnard special meeting will be held at 920 Second
Avenue South, Minneapolis, Minnesota, at 10:00 a.m. on September   , 1999. At
the special meeting, shareholders of Kinnard will be asked to approve the issuance of common stock in connection with the merger.

MIAC SHAREHOLDERS:  The MIAC special meeting will be held at 220 South Sixth
Street, Suite 300, Minneapolis, Minnesota, at 10:00 a.m. on September   , 1999.
At the special meeting, shareholders of MIAC will be asked to approve the merger agreement.

THE MERGER (PAGES 20-36)

We propose a combination of our businesses through the merger of MIAC with and into a wholly owned subsidiary of Kinnard. As a result of the merger, Kinnard will become the holding company for MIAC and MIAC's subsidiaries.

THE MERGER AGREEMENT IS ATTACHED AS APPENDIX A TO THIS DOCUMENT. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT. IT IS THE LEGAL DOCUMENT GOVERNING THE MERGER.

OUR REASONS FOR THE MERGER (PAGES 21-22)

Our companies are proposing to combine because we believe, among other things, that

- the merger is a strategic opportunity to leverage our complementary strengths for the mutual benefit of our shareholders and customers

- the combination of the two companies will allow us to reduce duplicate costs

- the earnings potential of the combined company will exceed what either company could accomplish alone.

OUR RECOMMENDATIONS TO SHAREHOLDERS (PAGES 21-22)

TO KINNARD SHAREHOLDERS:

The Kinnard Board believes the merger is fair to you and in your best interests, and recommends that you vote "FOR" issuing Kinnard common stock in connection with the merger.

TO MIAC SHAREHOLDERS:

The MIAC Board believes the merger is fair to you and in your best interests, and recommends that you vote "FOR" approving the merger agreement.

RECORD DATE; VOTING POWER (PAGES 17-18)

You are entitled to vote at your shareholders' meeting if you owned shares at
the close of business on August   , 1999. You can cast one vote for each share
of stock that you owned at that time.

VOTES REQUIRED (PAGE 18)

KINNARD SHAREHOLDERS:

The affirmative vote of the majority of the votes cast is required to approve issuing Kinnard common stock in connection with the merger.

MIAC SHAREHOLDERS:

The affirmative vote by shareholders owning at least a majority of the outstanding MIAC common stock is required to approve the merger agreement.

METHOD OF ELECTING KINNARD STOCK OR CASH (PAGES 23-24)

Each MIAC shareholder is being asked to choose either a cash payment of $19.25 or 3.5 shares of Kinnard common stock for each share of MIAC common stock the shareholder owns. Under certain circumstances, an MIAC shareholder will receive a combination of both cash and Kinnard stock, regardless of the shareholder's election.

For more information on how the process of electing cash or stock works, see "The Merger-- Merger Consideration, Elections, Proration and Allocation Determination" on pages 23-25 of this document.

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS (PAGES 48)

At the close of business on the record date, directors and executive officers of
Kinnard owned or were entitled to vote       shares of Kinnard common stock,
which represented approximately [25%] of Kinnard's outstanding shares.

At the close of business on the record date, directors and executive officers of
MIAC owned and were entitled to vote   shares of MIAC common stock which
represented approximately 84% of MIAC's outstanding shares.

FEDERAL INCOME TAX CONSIDERATIONS (PAGES 28-31)

We have received a tax opinion from our independent public accountants stating that, as a general matter, MIAC shareholders should not recognize gain or loss for federal income tax purposes as a result of the merger, except if they receive cash pursuant to an election to receive cash merger consideration or for fractional shares or pursuant to the exercise of dissenters' rights. Neither MIAC, Kinnard nor its merger subsidiary should recognize any taxable income as a result of the merger.

Kinnard shareholders should not be taxed as a result of the merger.

TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES TO YOU OF THE MERGER WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISORS FOR A FULL EXPLANATION OF THE TAX CONSEQUENCES TO YOU OF THE MERGER.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER THAT ARE DIFFERENT FROM YOUR INTERESTS (PAGE 34)

Upon completion of the merger, options to purchase 7,400 shares of MIAC common stock held by two executive officers and one director of MIAC will vest and will be converted automatically into options to purchase Kinnard common stock. Kinnard has agreed to provide non-employee directors of MIAC who hold options to purchase 10,500 shares of MIAC common stock with a cash payment equal to the difference between $19.25 per share and the exercise price of each such option. See "The Merger--Interests of Certain Persons in the Merger" at page 34 and "--Treatment of Stock Options Outstanding Under MIAC Stock Plans" at page 27 of this document.

MANAGEMENT AND OPERATIONS AFTER THE MERGER (PAGE 35)

If we complete the merger, certain of MIAC's directors and members of its existing senior management will be designated as members of the board of directors and senior management of Kinnard. The Kinnard directors will include James F. Dlugosch, who will also serve as the President and

Chief Operating Officer of Kinnard's primary operating subsidiary, and two additional nominees to be proposed by Mr. Dlugosch and then approved by Kinnard's Board of Directors.

LISTING OF KINNARD COMMON STOCK

Kinnard will file an application to list the shares of Kinnard common stock to be issued in the merger on the Nasdaq National Market under Kinnard's current trading symbol "KINN."

WHAT WE NEED TO DO TO COMPLETE THE MERGER (PAGES 36-39)

The completion of the merger depends on a number of conditions being met. Where law permits, Kinnard or MIAC could decide to complete the merger even though one or more of these conditions have not been met. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

TERMINATION OF THE MERGER AGREEMENT; EXPENSES (PAGES 44-46)

Our boards of directors can at any time mutually agree to terminate the merger agreement, without completing the merger. Also, either board can decide, without the consent of the other, to terminate the merger agreement upon the occurrence of specified events.

If the merger is not completed, each party will pay its own expenses, except that Kinnard will pay the registration fees required by the SEC.

TERMINATION FEE (PAGE 46)

If the merger agreement is terminated under circumstances relating to third party offers, the withdrawal or modification of the recommendation of MIAC's board of directors, or the failure of the MIAC shareholders to approve the merger agreement, and within 12 months the stock or assets of MIAC are sold for an amount greater than the merger consideration, MIAC will be obligated to pay Kinnard a fee of $1,500,000. If MIAC terminates the merger agreement due to a change of control of Kinnard, then Kinnard is obligated to pay MIAC a fee of $1,500,000.

REGULATORY APPROVALS (PAGE 27)
The merger is subject to prior approval by domestic regulatory authorities. We have filed, or soon will file, all of the required applications or notices with the appropriate regulatory agencies.

As of the date of this document, we have not yet received the required approvals. While we do not know any reason why we would not be able to obtain the necessary approvals in a timely manner, we cannot be certain when or if we will get them.

DISSENTERS' RIGHTS (PAGES 31-34)

Shareholders of MIAC who follow certain procedural requirements may be entitled to receive cash in the amount of the fair value of their shares instead of the shares of Kinnard common stock offered pursuant to the merger. The fair value of shares of MIAC common stock would be determined pursuant to Minnesota law.

ANY MIAC SHAREHOLDER WHO WISHES TO EXERCISE DISSENTERS' RIGHTS MUST NOT VOTE IN FAVOR OF THE MERGER AGREEMENT AND MUST COMPLY WITH ALL OF THE PROCEDURAL REQUIREMENTS PROVIDED BY MINNESOTA LAW. A COPY OF THE DISSENTERS' RIGHTS STATUTE IS ATTACHED AS APPENDIX B TO THIS DOCUMENT. WE ENCOURAGE YOU TO READ THE STATUTE CAREFULLY AND TO CONSULT WITH LEGAL COUNSEL IF YOU DESIRE TO EXERCISE YOUR DISSENTERS' RIGHTS.

ACCOUNTING TREATMENT (PAGE 22)

The merger will be accounted for under the purchase method of accounting.

                                  RISK FACTORS

    IN DECIDING WHETHER TO VOTE IN FAVOR OF THE MERGER, KINNARD AND MIAC SHAREHOLDERS SHOULD CONSIDER THE FOLLOWING FACTORS, IN ADDITION TO THE RISK FACTORS IN DOCUMENTS INCORPORATED BY REFERENCE IN THIS DOCUMENT AND ANY OTHER INFORMATION CONTAINED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS DOCUMENT.

INTEGRATING THE OPERATIONS OF KINNARD AND MIAC MAY BE DIFFICULT

    The management of Kinnard and MIAC have entered into the merger agreement with the expectation that the merger will be beneficial to the combined company. See "THE MERGER--Reasons for the Merger and Board Recommendations--Kinnard's Reasons for the Merger" and "--MIAC's Reasons for the Merger." Achieving the anticipated benefits of the merger will depend in part upon whether the integration of the two companies' businesses is accomplished in an efficient and effective manner, and there can be no assurance that this will occur. For instance, the successful combination of Kinnard and MIAC will be substantially dependent on the integration of their respective information systems and there can be no assurance that such integration will be accomplished smoothly or successfully. Additionally, it may be necessary to address possible differences in corporate cultures and management philosophies. The business of the combined company may also be disrupted by employee uncertainty and lack of focus during such integration. The inability of management to successfully integrate the operations of the two companies could have a material adverse effect on the business, results of operations and financial condition of Kinnard.

SALES OF KINNARD COMMON STOCK FOLLOWING THE MERGER MAY ADVERSELY AFFECT THE
  PRICE OF KINNARD COMMON STOCK

    There may be up to approximately 2.8 million new shares of Kinnard common stock issued in the merger. Sales of substantial amounts of Kinnard's common stock in the market could adversely affect the market price of Kinnard's common stock and could impair its ability to raise additional capital by offering its equity securities.

POTENTIAL FOR CHANGE IN RELATIVE STOCK PRICES MAY NEGATIVELY AFFECT MIAC
  SHAREHOLDERS DUE TO THE FIXED MERGER CONSIDERATION

    Upon completion of the merger, each share of MIAC common stock will be converted into the right to receive either $19.25 in cash, without interest, or
3.5 shares of Kinnard common stock, or under certain circumstances, a combination of cash and Kinnard common stock. These exchange ratios will not be adjusted despite any increase or decrease in the price of either Kinnard or MIAC common stock. The prices of Kinnard and MIAC common stock when the merger occurs may vary from their prices at the date of this document and at the date of the special meetings. Variations in the stock prices may be the result of changes in the business or operations of either company or the prospects of their businesses, changes in market assessments of the likelihood that the merger will be consummated, the timing of the merger, as well as general market and economic conditions. MIAC shareholders are urged to obtain current market quotations for Kinnard common stock.

ADVERSE FEDERAL INCOME TAX TREATMENT OF THE MERGER COULD RESULT IN TAXABLE
  INCOME FOR MIAC SHAREHOLDERS

    The merger is conditioned on the receipt of the opinion of KPMG Peat Marwick LLP, independent public accountants to both Kinnard and MIAC, that the merger should be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The opinion of KPMG is not binding on the Internal Revenue Service or the courts. If the merger were not treated as a reorganization within the meaning of Section 368(a) of the Code, the merger would be treated as a taxable sale of assets by MIAC and MIAC shareholders would incur federal income tax liability in connection with the exchange of their shares of MIAC common stock for Kinnard common stock or cash. The taxable sale by MIAC would give rise to a material federal income tax liability to MIAC that could have a material adverse effect on the value of Kinnard following the merger.

EMPLOYEE RETENTION OR RECRUITMENT MAY BE DIFFICULT FOLLOWING THE MERGER

    Kinnard and MIAC depend on retaining existing employees and attracting and retaining additional qualified employees to meet their future needs. Both companies face intense competition for qualified employees, particularly during the present economic environment of low unemployment. No assurance can be given that the combined company will not experience a loss of key personnel or that it will be able to attract and retain qualified employees in the future or that competition among potential employers will not result in increasing compensation costs. An inability to retain existing employees or attract additional employees may have a material adverse effect on results of operations.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

    We have made forward-looking statements in this document and in documents that we incorporate by reference, that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of Kinnard, MIAC or the combined company. The words "believes," "expects," "anticipates" and similar words or expressions are intended to identify forward-looking statements. Shareholders should note that such statements are subject to certain risks, uncertainties and assumptions, including those described in these risk factors. In the event one or more of these risks or uncertainties materialized, or the underlying assumptions proved incorrect, actual financial results of Kinnard, MIAC or the combined company could differ materially from those expressed in our forward-looking statements.

                            SELECTED FINANCIAL DATA

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF KINNARD

    The selected historical consolidated financial data for Kinnard are based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of Kinnard. Kinnard's consolidated balance sheets at December 31, 1998 and 1997, and the consolidated statements of operations, shareholders' equity and cash flows for the years then ended were audited by KPMG Peat Marwick LLP, independent public accountants, and are included in Kinnard's 1998 Annual Report on Form 10-K which is incorporated by reference herein. Kinnard's consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1996 and notes thereto were audited by Deloitte & Touche LLP, independent public accountants, and are included in Kinnard's 1998 Annual Report on Form 10-K which is incorporated by reference herein. The selected historical consolidated financial data for Kinnard should be read in conjunction with Kinnard's Annual Report. The selected historical consolidated financial data for Kinnard set forth for the three months ended March 31, 1999 are unaudited; however, in the opinion of Kinnard's management, the accompanying selected historical financial data contain all adjustments, consisting only of normal recurring items, necessary to present fairly the selected historical consolidated financial data for such periods. The results of operations for the three months ended March 31, 1999 may not be indicative of the results of operations to be expected for a full year. See "Incorporation of Certain Documents by Reference."

    The comparison of selected historical consolidated financial information in the table below is significantly affected by the disposition of PrimeVest Financial Services, Inc. during 1996. On October 31, 1996, Kinnard realized a gain of approximately $11.1 million on the sale. Revenues from PrimeVest included in Kinnard's consolidated financial statements amounted to approximately $27.2 in 1996, $19.6 in 1995, and $17.3 in 1994.

                                          AS OF AND
                                             FOR
                                          THE THREE
                                           MONTHS
                                            ENDED                       AS OF AND FOR THE
                                          MARCH 31,                  YEAR ENDED DECEMBER 31,
                                         -----------  -----------------------------------------------------
                                            1999        1998       1997       1996       1995       1994
                                         -----------  ---------  ---------  ---------  ---------  ---------
                                         (UNAUDITED)
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
KINNARD:

STATEMENT OF OPERATIONS DATA:
  Total revenues.......................   $  11,818   $  40,944  $  49,846  $  99,977  $  75,333  $  55,667
  Total operating expenses.............      11,231      46,573     49,310     80,311     69,647     61,174
  Income (loss) before income taxes....         587      (5,629)       536     19,666      5,686     (5,507)
  Net income (loss)....................         353      (3,376)       308     11,698      3,376     (3,210)

BALANCE SHEET DATA:
  Cash and cash equivalents............         839       2,689      3,886     14,031      5,766      2,750
  Total assets.........................      33,025      36,364     43,972     47,141     45,897     31,617
  Total liabilities....................       4,861       6,858      8,400     11,112     20,592     10,542
  Shareholders' equity.................      28,164      29,506     35,572     36,029     25,305     21,075

PER SHARE DATA:
  Net income (loss)--Basic.............         .07       (0.58)      0.05       1.93       0.54      (0.54)
  Net income (loss)--Diluted...........         .07       (0.58)      0.05       1.92       0.54      (0.54)
  Dividends declared...................        0.00        0.00       0.00       0.00       0.00       0.10
  Book value...........................        5.48        5.38       5.97       5.98       4.04       3.58

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF MIAC

    The selected historical consolidated financial data for MIAC are based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of MIAC. MIAC's consolidated balance sheets at October 31, 1998 and 1997, and the consolidated statements of operations, shareholders' equity and cash flows for the years then ended were audited by KPMG Peat Marwick LLP, independent public accountants, and are included in MIAC's consolidated financial statements included herein. MIAC's predecessor's consolidated statements of operations, shareholders' equity and cash flows for the year ended October 31, 1996 were audited by Arthur Andersen LLP, independent public accountants, and are included herein. The selected historical consolidated financial data for MIAC should be read in conjunction with MIAC's consolidated financial statements included herein. The selected historical consolidated financial data for MIAC set forth for the six months ended April 30, 1999 and for the three months ended January 31, 1999 are unaudited; however, in the opinion of MIAC's management, the accompanying selected historical financial data contain all adjustments, consisting only of normal recurring items, necessary to present fairly the selected financial data for such periods. The results of operations for these interim periods may not be indicative of the results of operations to be expected for a full year.

    The comparison of selected historical consolidated financial information in the table below is significantly affected by the acquisition of Miller & Schroeder, Inc. by MIAC on July 31, 1997. The periods presented below prior to July 31, 1997 represent historical consolidated financial information of the predecessor to MIAC. This business combination is discussed in the notes to the consolidated financial statements of MIAC included in this document. See "Index to Financial Statements."

                                      AS OF AND
                     AS OF AND FOR       FOR
                     THE SIX MONTHS   THE THREE
                         ENDED       MONTHS ENDED                                 AS OF AND FOR THE
                       APRIL 30,     JANUARY 31,                               YEAR ENDED OCTOBER 31,
                     --------------  ------------  -------------------------------------------------------------------------------
                          1999           1999       1998      1997          1997           1996           1995           1994
                     --------------  ------------  ------- -----------  -------------  -------------  -------------  -------------
                      (UNAUDITED)    (UNAUDITED)           (SUCCESSOR)  (PREDECESSOR)  (PREDECESSOR)  (PREDECESSOR)  (PREDECESSOR)
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
MIAC:

STATEMENT OF OPERATIONS DATA:
Total revenues......    $18,669        $ 6,816     $35,415   $ 8,370(3)    $20,830(2)     $33,924        $30,473        $42,779
Total operating
  expenses..........     17,721          7,493      33,414     7,952(3)     25,520(2)      33,185         29,223         34,476
Income (loss) before
  income taxes......        948           (677)      2,001       418(3)     (4,690)(2)        739          1,250          8,303
Net income (loss)...        526           (381)      1,096       244(3)     (2,602)(2)        628            887          5,041

BALANCE SHEET DATA:
Cash and cash
  equivalents.......      1,122          1,286       2,017     2,531            --          2,426          2,376          4,329
Total assets........     36,113         85,144      37,401    67,776            --         55,191         72,252         50,648
Long-term debt......      7,455          7,443       8,006     9,720            --          8,645          8,313          9,089
Total liabilities...     25,699         75,638      28,014    59,617            --         42,948         60,636         39,920
Shareholders'
  equity............     10,414          9,506       9,387     8,159            --         12,243         11,616         10,728

PER SHARE DATA:
Net income
  (loss)--Basic.....       0.56          (0.41)       1.22       .31(3)           (1)            (1)            (1)            (1)
Net income
  (loss)--Diluted...       0.55          (0.41)       1.22       .31(3)           (1)            (1)            (1)            (1)
Dividends
  declared..........       0.00           0.00        0.00      0.00          0.00           0.00           0.00           0.00
Book value..........      11.09          10.12       10.00      9.32              (1)            (1)            (1)            (1)

------------------------------

(1) Per share information not included for MIAC's predecessor because its capital structure was not comparable to MIAC's.

(2) Period from November 1, 1996 to July 31, 1997.

(3) Period from August 1, 1997 to October 31, 1997.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

    The selected unaudited pro forma combined financial data have been prepared giving effect to the merger as a purchase. See "The Merger--Accounting Treatment." The unaudited pro forma combined statement of operations data and earnings per share data for the three months ended March 31, 1999 and for the year ended December 31, 1998, assume that the merger had been consummated at the beginning of each period presented. The selected unaudited pro forma combined balance sheet data at March 31, 1999 assumes the merger had been consummated as of that date. For deriving the pro forma combined financial data, the MIAC balance sheet information is as of MIAC's fiscal quarter ended January 31, 1999 and its statement of operations information is for its fiscal quarter ended January 31, 1999 and for the fiscal year ended October 31, 1998. The selected unaudited pro forma combined statement of operations data, net income (loss) per basic share and net income (loss) per diluted share reflect anticipated reorganization or restructuring expenses directly resulting from the merger. The information set forth in the unaudited pro forma combined financial data should be read in connection with the unaudited pro forma combined financial statements and notes thereto appearing elsewhere herein. See "Kinnard Unaudited Pro Forma Combined Financial Statements." The pro forma amounts are not necessarily indicative of the results of operations or the combined financial position that would have resulted had the merger been consummated at the beginning of the period indicated, nor are they necessarily indicative of future results of operations or financial position.

                                                     AS OF AND
                                                      FOR THE
                                                    THREE MONTHS         FOR THE YEAR
                                                       ENDED                ENDED
                                                     MARCH 31,           DECEMBER 31,
                                                    ------------         ------------
                                                        1999                 1998
                                                    ------------         ------------
                                                    (UNAUDITED)
                                                     (IN THOUSANDS, EXCEPT PER SHARE
                                                                  DATA)
STATEMENT OF OPERATIONS DATA:
  Total revenues..................................  $  18,546            $  76,008
  Total operating expenses........................     18,312               78,391
  Income (loss) before income taxes...............        234               (2,383)
  Net income (loss)...............................        166               (1,533)

BALANCE SHEET DATA:
  Cash and cash equivalents.......................      2,125                   --
  Total assets....................................    116,797                   --
  Long term debt..................................      2,443                   --
  Total liabilities...............................     79,149                   --
  Shareholders' equity............................     37,648                   --

PER SHARE DATA:
  Net income (loss)--Basic........................        .02                (0.20)
  Net income (loss)--Diluted......................        .02                (0.20)
  Dividends declared..............................       0.00                 0.00
  Book value......................................       5.40                   --

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

KINNARD COMMON STOCK

    Shares of common stock, par value $0.02 per share, of Kinnard trade on the Nasdaq National Market under the symbol "KINN." The following table sets forth, for the periods indicated, the high and low sales prices per share of Kinnard common stock, as reported on the Nasdaq National Market.

                                                           KINNARD COMMON STOCK
                                                           --------------------
                                                             HIGH        LOW
                                                           ---------  ---------
1997
First Quarter............................................  $    6.00  $    4.50
Second Quarter...........................................       6.25       5.00
Third Quarter............................................       7.75       5.63
Fourth Quarter...........................................       8.25       5.69

1998
First Quarter............................................  $    7.00  $    5.88
Second Quarter...........................................       7.00       6.00
Third Quarter............................................       6.50       4.13
Fourth Quarter...........................................       4.75       2.63

1999
First Quarter............................................  $    6.75  $   3.875

    On May 14, 1999, the last trading day before the announcement of the proposed merger was made, the last sale price of Kinnard common stock as
reported on the Nasdaq National Market was $5.00 per share. On          , 1999,
the last sale price of Kinnard common stock as reported on the Nasdaq National
Market was $      per share. Following the merger, Kinnard common stock will continue to be quoted on the Nasdaq National Market. Holders of shares of MIAC common stock are urged to obtain current market prices for Kinnard common stock.

    Kinnard does not currently pay dividends. Under the terms of the merger agreement, Kinnard is prohibited from paying dividends on Kinnard common stock prior to the effective time of the merger. See "The Merger--Pre-Merger Dividend Policy." The payment of future dividends, if any, rests within the discretion of the Kinnard Board of Directors and will depend upon its earnings, regulatory capital requirements and financial conditions, as well as other relevant factors.

    On           , 1999, there were approximately      holders of record of
Kinnard common stock.

MIAC COMMON STOCK

    MIAC has one class of common stock, par value $.01 per share. MIAC common stock is not listed on any exchange or quoted in the over-the-counter market, and no established "bid" or "ask" price is available. In the opinion of MIAC, due to the lack of an active market for shares of MIAC common stock, transactions in MIAC common stock of which MIAC is aware are not frequent enough to constitute representative prices. The last sale of MIAC common stock of which MIAC is aware was at $11.00 per share on March 30, 1999.

    MIAC has not previously paid dividends. Under the terms of the merger agreement, MIAC is prohibited from paying dividends on MIAC common stock prior to the effective time of the merger. See "The Merger--Pre-Merger Dividend Policy."

    On August   , 1999, the record date for the MIAC Special Meeting, there were holders of record of MIAC common stock.

                      COMPARATIVE UNAUDITED PER SHARE DATA

    The following table shows information about the net income and book value per share for Kinnard common stock on a historical basis and on an unaudited pro forma basis, and certain equivalent historical per share data for MIAC common stock.

    The information in the following table is based on Kinnard's unaudited consolidated financial statements for the period ended March 31, 1999 and audited consolidated financial statements for the year ended December 31, 1998, incorporated by reference to information that is presented in Kinnard's prior SEC filings and this document and unaudited financial statements of MIAC for the three months ended January 31, 1999 and the audited consolidated financial statements of MIAC, including the notes thereto, for the year ended October 31, 1998. The audited consolidated financial statements of MIAC, including the notes thereto, for the year ended October 31, 1998, are attached to this document. See "Incorporation of Certain Documents by Reference" and "Index to Financial Statements." The pro forma net income (loss) and book value per share amounts for Kinnard represent its historical net income (loss), and shareholders' equity, respectively, divided by its historical shares outstanding, as adjusted for the estimated number of shares to be issued under the merger agreement. The pro forma net income (loss) and book value per share amounts for MIAC represent its historical net income (loss), and shareholders' equity, respectively, divided by its historical shares outstanding, as adjusted for the share conversion ratio of 3.5 to 1 provided by the merger agreement.

                                                                                    YEAR ENDED
                                                             THREE MONTHS ENDED    DECEMBER 31,
                                                               MARCH 31, 1999          1998
                                                             -------------------  ---------------
KINNARD INVESTMENTS, INC.
Basic Net Income (Loss) Per Common Share:
  Historical...............................................       $    0.07          $   (0.58)
  Pro forma................................................            0.05              (0.44)
Diluted Net Income (Loss) Per Common Share:
  Historical...............................................            0.07              (0.58)
  Pro forma................................................            0.05              (0.44)
Dividends Per Common Share:
  Historical...............................................            0.00               0.00
  Pro forma................................................            0.00               0.00
Book Value Per Common Share:
  Historical...............................................            5.48               5.38
  Pro forma................................................            4.04               4.03

                                                                THREE MONTHS       YEAR ENDED
                                                                    ENDED          OCTOBER 31,
                                                              JANUARY 31, 1999        1998
                                                              -----------------  ---------------
MI ACQUISITION CORPORATION
Basic Net Income (Loss) Per Common Share:
  Historical................................................      $   (0.41)        $    1.22
  Pro Forma.................................................          (0.21)             0.60
Diluted Net Income (Loss) Per Common Share:
  Historical................................................          (0.41)             1.22
  Pro Forma.................................................          (0.21)             0.60
Dividends Per Common Share:
  Historical................................................           0.00              0.00
  Pro Forma.................................................           0.00              0.00
Book Value Per Common Share:
  Historical................................................          10.12             10.00
  Pro Forma.................................................           5.19              5.13

                           THE SHAREHOLDERS' MEETINGS

GENERAL

    This document is first being mailed by Kinnard and MIAC to holders of their
common stock on or about August   , 1999, and is accompanied by the notices of
the special meetings of their shareholders and a form of proxy that is solicited by their respective Boards of Directors for use at the special meetings.

    The Kinnard Special Meeting will be held at 920 Second Avenue South,
Minneapolis, Minnesota at 10:00 a.m. on September   , 1999.

    The MIAC Special Meeting will be held at 220 South Sixth Street, Suite 300,
Minneapolis, Minnesota at 10:00 a.m. on September   , 1999.

MATTERS TO BE CONSIDERED AT THE SHAREHOLDERS' MEETINGS

    KINNARD. At the Kinnard Special Meeting, shareholders of Kinnard will be asked to consider and vote upon (1) a proposal to issue additional shares of Kinnard common stock in connection with the merger and (2) such other matters as may properly come before the Kinnard Special Meeting. THE KINNARD BOARD BELIEVES THE MERGER IS FAIR AND IN THE BEST INTERESTS OF KINNARD AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ISSUANCE OF SHARES OF KINNARD COMMON STOCK IN CONNECTION WITH THE MERGER.

    MIAC. At the MIAC Special Meeting, shareholders of MIAC will be asked to consider and vote upon (1) a proposal to approve the merger agreement and (2) such other matters as may properly come before the MIAC Special Meeting. THE MIAC BOARD BELIEVES THE MERGER IS FAIR AND IN THE BEST INTERESTS OF MIAC AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

    KINNARD.  The Kinnard Board has fixed the close of business on August   ,
1999 as the record date for the Kinnard Special Meeting. Only holders of record of shares of Kinnard common stock on the Kinnard record date are entitled to notice of and to vote at the Kinnard Special Meeting. On the Kinnard record
date, there were       shares of Kinnard common stock outstanding and entitled
to vote at the Kinnard Special Meeting held by approximately       shareholders
of record.

    Each holder of record of Kinnard common stock on the Kinnard record date is entitled to cast one vote per share on each proposal being presented at the Kinnard Special Meeting. The presence, in person or by proxy, of holders of a majority of the outstanding shares of Kinnard common stock entitled to vote is necessary to constitute a quorum at the Kinnard Special Meeting. As of the Kinnard record date, all executive officers and directors of Kinnard were entitled in the aggregate to vote approximately 25% of the outstanding Kinnard common stock.

    MIAC.  The MIAC Board has fixed the close of business on August   , 1999 as
the record date for the MIAC Special Meeting. Only holders of record of shares of MIAC common stock on the MIAC record date are entitled to notice of and to vote at the MIAC Special Meeting. On the MIAC record date, there were shares of MIAC common stock outstanding and entitled to vote at the MIAC Special
Meeting, held by       shareholders of record.

    Each holder of record of MIAC common stock on the MIAC record date is entitled to cast one vote per share. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of MIAC common stock entitled to vote is necessary to constitute a quorum at the MIAC Special Meeting. As of the MIAC record date, all executive officers and directors of MIAC were entitled to vote approximately 84% of the outstanding MIAC common stock.

VOTES REQUIRED

    KINNARD. The affirmative vote of a majority of votes cast is required to approve the issuance of shares of Kinnard common stock in connection with the merger.

    MIAC. The affirmative vote of the holders of a majority of the outstanding shares of MIAC common stock entitled to vote at the MIAC Special Meeting is required to approve the merger agreement.

VOTING OF PROXIES

    Shares represented by all properly executed proxies for Kinnard common stock received in time for the Kinnard Special Meeting will be voted at the Kinnard Special Meeting in the manner specified by the holders thereof. Shares represented by all properly executed proxies for MIAC common stock received in time for the MIAC Special Meeting will be voted at the MIAC Special Meeting in the manner specified by the holders thereof. Proxies which do not contain voting instructions will be voted FOR approval of the respective proposals at the Kinnard Special Meeting and the MIAC Special Meeting.

    It is not expected that any matters other than those referred to herein will be brought before the Kinnard Special Meeting or the MIAC Special Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

    Abstentions and broker non-votes will be included in the calculation of the number of shares represented at the Special Meetings for purposes of determining whether a quorum has been achieved. Neither abstentions nor broker non-votes are counted in determining whether a matter has been approved. THEREFORE, SINCE APPROVAL OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF MIAC COMMON STOCK, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSALS BEING SUBMITTED TO MIAC SHAREHOLDERS.

REVOCABILITY OF PROXIES

    The grant of a proxy on the enclosed form of proxy does not preclude a shareholder from voting in person.

    A Kinnard shareholder may revoke a proxy at any time prior to its exercise by delivering to the Secretary of Kinnard a duly executed proxy or revocation of proxy bearing a later date or by voting in person at the Kinnard Special Meeting. Attendance at the Kinnard Special Meeting will not of itself constitute a revocation of a proxy.

    An MIAC shareholder may revoke a proxy at any time prior to its exercise by delivering to the Secretary of MIAC a duly executed proxy or revocation of proxy bearing a later date or by voting in person at the MIAC Special Meeting. Attendance at the MIAC Special Meeting will not of itself constitute revocation of a proxy.

SOLICITATION OF PROXIES

    Each of Kinnard and MIAC will bear the cost of the solicitation of proxies from its own shareholders. Kinnard will bear the cost of printing this document and all regulatory filing fees in connection with the filing of this document. In addition to solicitation by mail, the directors, officers and employees of each of Kinnard and MIAC may solicit proxies from shareholders of such company by telephone or telegram, or in person, but will receive no additional compensation for these services. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Kinnard will reimburse these custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with this solicitation.

    Norwest Bank Minnesota, N.A. will assist in the solicitation of proxies by Kinnard and will receive customary fees for its services.

    MIAC SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. INSTEAD, MIAC SHAREHOLDERS SHOULD USE THE SEPARATE MANILA ENVELOPE WHICH WAS MAILED WITH THIS DOCUMENT TO RETURN THEIR ELECTION FORM, THEIR MIAC STOCK CERTIFICATES AND THE LETTER OF TRANSMITTAL.

                                   THE MERGER

    THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS AND PROVISIONS OF THE MERGER AGREEMENT. YOU MAY READ THE ACTUAL PROVISIONS OF THE MERGER AGREEMENT BY REFERRING TO APPENDIX A.

GENERAL

    The Boards of Directors of Kinnard and MIAC have each approved the merger agreement, which provides for the merger of MIAC with and into Peachtree Acquisition, Inc., a wholly-owned subsidiary of Kinnard ("Merger Subsidiary"). The Merger Subsidiary will be the surviving corporation. As a result of the merger, Kinnard will become the holding company for MIAC and MIAC's subsidiaries, and will remain the holding company of Kinnard's current subsidiaries. It is intended that the broker-dealer operations of Kinnard and MIAC will be integrated under the name "Kinnard Miller & Schroeder."

BACKGROUND OF THE MERGER

    The management of Kinnard and MIAC have, from time to time, considered the possibility of expanding their businesses through acquisitions and strategic combinations in view of the increasing consolidation within the investment banking industry during the past several years and the impact of such consolidation on smaller brokerage firms within that industry. In early March 1999, William F. Farley, Chairman and Chief Executive Officer of Kinnard contacted James F. Dlugosch, President and Chief Executive Officer of MIAC to arrange an informal meeting to discuss issues affecting their industry.

    At the end of March 1999, Messrs. Farley and Dlugosch held a preliminary meeting to discuss their companies and their respective businesses, their perception of consolidation within the industry and the benefits of strategic combinations. At that meeting, Mr. Farley suggested the exploration of a possible business combination between Kinnard and MIAC. As a result of their meeting, the companies preliminarily determined that a combination could be beneficial to each of them and their respective shareholders in view of the complementary characteristics of the companies' businesses, the accelerating trend toward consolidation in the industry generally and the larger company that would be created as a result of the combination. In order to facilitate further discussions between the two companies, Kinnard and MIAC entered into a confidentiality agreement on March 31, 1999.

    On April 8, 1999, Messrs. Farley and Dlugosch met again to continue discussions of a possible combination and to exchange further information concerning their businesses and the timing of a combination. At that meeting, Mr. Dlugosch confirmed MIAC's interest in pursuing a combination with Kinnard.

    Over a period of several days in April, representatives and advisors of the companies held a series of additional meetings to discuss the terms of the proposed merger and management structure.

    On April 15, 1999, Mr. Farley met with members of Kinnard's Executive Committee to review his discussions with Mr. Dlugosch, price expectations, the structure of the transaction and related management issues. At that meeting, Mr. Farley received approval to make an offer to MIAC, subject to the completion of due diligence. On the same day, a written offer was submitted to Mr. Dlugosch that included a term sheet outlining the terms of the proposed combination. By letter dated April 16, 1999, MIAC responded that the proposed exchange ratio and cash purchase price of Kinnard's offer were inadequate. Certain senior officers and directors of Kinnard and MIAC met on April 19 and April 21 to continue negotiating the price and other terms of the proposed merger. On April 22, 1999, Kinnard delivered to MIAC a revised term sheet providing for an exchange ratio of 3.5 shares of Kinnard common stock, or cash of $19.25, for each share of MIAC common stock.

    On April 26, 1999, the MIAC Board met to discuss and review the Kinnard proposal in detail.

    On April 27 and April 28, 1999, executive officers of Kinnard and MIAC met to further discuss the terms and structure of the proposed transaction between the two companies. Messrs. Farley and Dlugosch routinely briefed members of their boards of directors and senior management as to the status of the negotiations.

    During the next two weeks, both companies conducted extensive due diligence investigations of the other. At the same time, the legal advisors to the companies began to negotiate and prepare a merger agreement and other documents relating to the proposed transaction.

    At a special meeting of the MIAC Board held on May 14, 1999, the MIAC Board reviewed in detail the discussions held to date between Kinnard and MIAC, the results of the due diligence investigations and the draft merger documentation. After extensive deliberations, the MIAC Board approved the terms of the merger agreement and determined that the merger was fair to and in the best interests of MIAC and its shareholders.

    At a special meeting of the Kinnard Board held on May 14, 1999, the Kinnard Board reviewed in detail the material terms of the proposed combination and the results of the due diligence investigations. Following detailed presentations by Kinnard's legal and accounting advisors, the Kinnard Board determined that the merger was in the best long-term interests of its shareholders and they unanimously voted their approval of the merger and the terms of the merger agreement.

    On May 14, 15 and 16, 1999, the two companies and their respective legal advisors completed the final merger agreement. During the afternoon of Sunday, May 16, 1999, the parties executed the merger agreement and the parties announced the proposed business combination on the morning of May 17, 1999.

REASONS FOR THE MERGER AND BOARD RECOMMENDATIONS

    RECOMMENDATION OF THE KINNARD BOARD AND REASONS FOR THE MERGER. The Kinnard Board believes that the merger is fair to, and in the best interests of, Kinnard and the shareholders of Kinnard. Accordingly, the Kinnard Board unanimously recommends that the shareholders of Kinnard vote for approval of the issuance of shares of Kinnard common stock in connection with the merger.

    In reaching its decision to approve the merger agreement and the transactions contemplated in the merger agreement, the Kinnard Board consulted with Kinnard's management, as well as its legal counsel and its financial advisors, and considered a number of factors, including the following:

    - The structure of the merger and the terms and conditions of the merger agreement.

    - The complementary nature of Kinnard's and MIAC's respective businesses (including the markets they each serve and the products provided by each), management, strategic objectives and competitive positions.

    - The expectation that the merger would result in cost synergies for the combined operations.

    - The likelihood of the merger being approved by the appropriate regulatory authorities.

    - The improvement of the franchise value of Kinnard to its shareholders through an enhanced distribution network and additional products and services.

    - The ability of the combined enterprise to compete in relevant equity and fixed-income markets.

    - Industry and economic conditions, including trends in the consolidation of the financial services industry.

    - The scale, scope and strength of the operations of the combined company and the impact on its ability to attract and retain employees given the competitive hiring practices within the investment banking industry.

    The foregoing discussion of information and factors considered and given weight by the Kinnard Board is not intended to be exhaustive, but includes all material factors considered by the Kinnard Board. In reaching its decision with respect to the merger, the Kinnard Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the foregoing factors in reaching their determinations. In addition, individual members of the Kinnard Board may have given differing weights to different factors.

    RECOMMENDATION OF THE MIAC BOARD AND REASONS FOR THE MERGER. The MIAC Board believes that the merger is advisable and fair to, and in the best interest of, MIAC and its shareholders. MIAC's Board unanimously recommends that MIAC's shareholders vote for the adoption of the merger agreement.

    In making its determination to approve the merger, MIAC's Board considered, with the assistance of management and its legal advisors, the following material factors:

    - The value and liquidity of the Kinnard common stock and the amount of cash to be received by MIAC's shareholders in the merger.

    - The strength of Kinnard's capital base.

    - The belief that increasingly competitive market conditions will favor larger broker-dealers, and that MIAC will be able to compete more effectively in the securities industry as a result of the merger.

    - The complementary products and market focus of MIAC and Kinnard and the similarities of their respective customer bases.

    - The addition of Kinnard's sales force and the opportunities for the combined companies to cross-market products and services.

MIAC's Board and its individual members did not quantify or assign relative values to the factors considered in approving and recommending the merger.

ACCOUNTING TREATMENT

    The merger will be accounted for under the purchase method of accounting.

FORM OF THE MERGER

    Subject to the terms and conditions of the merger agreement and in accordance with the Minnesota Business Corporation Act (the "MBCA"), the merger will be effected by merging MIAC with and into the Merger Subsidiary. The Merger Subsidiary will be the surviving corporation in the merger and will continue its corporate existence under the MBCA. At the effective time of the merger, the separate corporate existence of MIAC will terminate. In the corporate structure resulting from the merger, Kinnard will continue to be the holding company of its current subsidiaries, including the Merger Subsidiary, which will hold all shares of the corporations that at the effective time were subsidiaries of MIAC. As a result of the merger, the Kinnard Articles and Bylaws immediately prior to the merger will continue to be the Articles and Bylaws of Kinnard following the merger. At the effective time, the Articles of Incorporation and the Bylaws of the Merger Subsidiary will become the Articles of Incorporation and Bylaws of MIAC.

    The parties have agreed that Kinnard may at any time elect to modify the structure of the merger so long as (1) there is no adverse federal income tax consequence to Kinnard, Merger Subsidiary, MIAC, the surviving corporation or any other relevant entities or to the shareholders of Kinnard, MIAC or the surviving corporation as a result of such modification, (2) the consideration to be received by the MIAC shareholders is not thereby changed or altered, and (3) such modification will not delay or impede the consummation of the transactions contemplated by the merger agreement.

MERGER CONSIDERATION, ELECTIONS, PRORATION AND ALLOCATION DETERMINATION

    MERGER CONSIDERATION. The merger agreement provides that, at the effective time, each share of MIAC common stock (other than shares as to which dissenters' rights have been asserted and duly perfected in accordance with the provisions of the MBCA and shares held by MIAC, Kinnard or their respective subsidiaries) will be converted into, at the election of each holder and subject to the prorations described below, the right to receive one of the following (the "Merger Consideration"):

    - $19.25 in cash, without interest (the "Cash Consideration") or

    - 3.5 shares (the "Exchange Ratio") of Kinnard common stock (the "Stock Consideration").

Under certain circumstances, MIAC shareholders may receive a combination of Cash Consideration and Stock Consideration. See "--Proration."

    ELECTIONS. Kinnard has appointed Norwest Bank Minnesota, N.A., whose address is 161 North Concord Exchange, P.O. Box 738, South St. Paul, Minnesota, 55075-0738, to act as the Exchange Agent (the "Exchange Agent") for the payment of the Merger Consideration. Included with this document are materials asking each holder of record of MIAC common stock (excluding shares of record held by MIAC, Kinnard or their respective subsidiaries) to make an election as to the consideration to be received for such holder's shares of MIAC common stock. Such holders of MIAC common stock may:

    - elect Stock Consideration (a "Stock Election") with respect to such holder's MIAC common stock ("Stock Election Shares");

    - elect Cash Consideration (a "Cash Election") with respect to such holder's MIAC common stock ("Cash Election Shares"); or

    - make a no election (a "No Election") with respect to such holder's MIAC common stock ("No Election Shares").

A properly completed election form, together with the letter of transmittal and your MIAC stock certificates, must be received by the Exchange Agent by 5:00
p.m., local Minneapolis Time on             , 1999, the election deadline date.
A failure to properly make an election as described in this document will be treated as a No-Election. Any shares for which dissenters' rights have been perfected may not make a valid election.

    Neither MIAC nor the MIAC Board of Directors makes any recommendation as to whether shareholders should elect to receive the Cash Consideration or the Stock Consideration in the merger.

    NO GUARANTEE OF CHOSEN CONSIDERATION. Because the merger agreement provides that the amount of cash to be included in the Merger Consideration will neither be less than $5,000,000 nor greater than $8,000,000, no guarantee can be given that either the election to receive cash or stock by any given shareholder of MIAC can be fully honored. Rather, the election by each shareholder will be subject to the proration and allocation procedures described below. See "--Proration."

    ELECTION PROCEDURES. All elections will be required to be made on an election form. To make an effective election with respect to shares of MIAC common stock, each holder of MIAC common stock must take the following actions as instructed in the letter of transmittal and election form,

    - complete properly and return the election form to the Exchange Agent,

    - deliver with the election form the holder's certificates representing shares of MIAC common stock, together with the letter of transmittal. In the event of a lost MIAC stock certificate, deliver the documentation specified in the letter of transmittal; and

    - deliver such other documents as the Exchange Agent or Kinnard may reasonably require.

    MIAC certificates should not be returned with the enclosed proxy, but should be forwarded to the Exchange Agent with the letter of transmittal and election form.

    PRORATION. The merger agreement provides that the aggregate Cash Consideration to be paid in the merger shall not be less than $5,000,000 (the "Minimum Aggregate Cash Merger Consideration") and not more than $8,000,000, minus cash paid to extinguish certain stock options and on account of the Dissenting Shares, (the "Maximum Aggregate Cash Merger Consideration").

    In the event the Cash Election Amount is greater than the Maximum Aggregate Cash Merger Consideration, then all Stock Election Shares and all No-Election Shares will be converted into the right to receive Stock Consideration, and the Exchange Agent will on a pro rata basis select from among the Cash Election Shares, a sufficient number of shares ("Stock Designee Shares") such that the product of (A) the number of Cash Election Shares minus the number of Stock Designee Shares, multiplied by (B) $19.25 equals as closely as practicable the Maximum Aggregate Cash Merger Consideration and the Stock Designee Shares will thus be converted into the right to receive Stock Consideration. The Cash Election Shares not so selected as Stock Designee Shares will be converted into the right to receive Cash Consideration.

    In the event the total number of Cash Election Shares multiplied by the Cash Consideration is less than the Minimum Aggregate Cash Merger Consideration, then all Cash Election Shares will be converted into the right to receive Cash Consideration and the Exchange Agent will on a pro rata basis select first from among the No-Election Shares and second, if necessary, from among the Stock Election Shares, a sufficient number of such shares ("Cash Designee Shares") which when multiplied by the Cash Consideration equals as closely as practicable the Minimum Aggregate Cash Merger Consideration and the Cash Designee Shares will thus be converted into the right to receive Cash Consideration. The No Election Shares and the Stock Election Shares not so selected will be converted into the right to receive Stock Consideration.

    In the event the Cash Election Amount is greater than the Minimum Aggregate Cash Merger Consideration but less than the Maximum Aggregate Cash Merger Consideration, then all Cash Election Shares will be converted into the right to receive Cash Consideration and the Exchange Agent will on a pro rata basis select from among the No-Election Shares, a sufficient number of Cash Designee Shares such that the product of (A) the sum of the number of Cash Election Shares plus the number of Cash Designee Shares, multiplied by (B) $19.25 equals as closely as practicable the Maximum Aggregate Cash Merger Consideration and the Cash Designee Shares will thus be converted into the right to receive Cash Consideration. The No-Election Shares not so selected as Cash Designee Shares and all Stock Election Shares will be converted into the right to receive Stock Consideration.

    ALLOCATION DETERMINATION. As soon as practicable after the election deadline (but in no event later than five business days thereafter) the Exchange Agent will determine the allocation of the cash portion and the stock portion of the Merger Consideration in the manner described above and will notify Kinnard of its determined allocation.

EXCHANGE PROCEDURES; SURRENDER OF CERTIFICATES; DISSENTING SHARES

    EXCHANGE PROCEDURES. Promptly after the allocation determination, Kinnard will deposit with the Exchange Agent for the benefit of the holders of shares of MIAC common stock and for exchange in accordance with the terms of the merger agreement, cash in an amount sufficient to pay the aggregate Cash Consideration in accordance with the merger agreement (other than in respect of Dissenting Shares) and certificates representing shares of Kinnard common stock (the "Kinnard Certificates") for exchange (the cash and certificates so deposited being the "Exchange Fund").

    SURRENDER OF CERTIFICATES. As soon as practicable after the approval of the merger by the shareholders of MIAC and Kinnard, a form of transmittal letter will be mailed by the Exchange Agent to the holders of

MIAC common stock who did not previously submit their MIAC certificates for surrender. Upon surrender to the Exchange Agent of a certificate previously representing shares of MIAC common stock, together with a duly executed letter of transmittal, the holder of such certificate will receive in exchange (A) a check in the amount equal to the cash, if any, which such holder has the right to receive (including any cash in lieu of fractional shares of Kinnard common stock) and (B) a Kinnard Certificate representing that number of whole shares of Kinnard common stock to which such holder is entitled, if any, and the surrendered certificate will immediately be canceled.

    In the event of a transfer of ownership of shares which is not registered in the transfer records of MIAC, the shares of Kinnard common stock may be issued to a transferee if the certificate representing such shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered, each certificate previously representing shares of MIAC common stock shall be deemed at any time after the effective time of the merger to represent only the right to receive upon such surrender the Merger Consideration with respect to the MIAC common stock the MIAC certificate formerly represented in accordance with the terms of the merger agreement.

    MIAC SHAREHOLDERS MUST FORWARD THEIR STOCK CERTIFICATES TO THE EXCHANGE AGENT WITH THE SIGNED ELECTION FORM AND THE LETTER OF TRANSMITTAL IN THE MANILA ENVELOPE; THE ENCLOSED PROXY IS TO BE RETURNED IN THE SEPARATE WHITE ENVELOPE PROVIDED WITH THIS DOCUMENT.

    NO FRACTIONAL SHARES. No fractional shares of Kinnard common stock will be issued in the merger to holders of MIAC common stock. For each fractional share that would otherwise be issued, Kinnard will pay, at the time the MIAC certificates are surrendered, an amount of cash determined by multiplying such fractional share interest by $19.25. No interest will be paid or accrued on the cash in lieu of fractional shares.

    DIVIDENDS AND DISTRIBUTIONS. Until the certificates representing MIAC common stock are surrendered for exchange after the effective time of the merger, no dividends or other distributions declared or made after the effective time with respect to Kinnard common stock with a record date after the effective time will be paid with respect to the shares of Kinnard common stock for which their shares have been exchanged, and no cash payment in lieu of fractional shares shall be paid to any such holder, until such certificate is surrendered. Subject to the effect of applicable laws, following surrender of any MIAC certificate, there will be paid to the holder of such certificate (1) the amount of dividends or other distributions with a record date after the effective time paid with respect to the whole shares of Kinnard common stock issued in exchange for the shares represented by such certificate, and (2) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the effective time, but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Kinnard common stock.

    DISPOSITION OF UNDISTRIBUTED AMOUNTS IN EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the shareholders of MIAC for six months after the effective time will be delivered to Kinnard, upon demand, and any shareholders of MIAC who have not as of the end of that six month period complied with the procedures described above will then look only to Kinnard for payment of their claim for the shares of Kinnard common stock, any cash in lieu of fractional shares of Kinnard common stock and any dividends or distributions with respect to Kinnard common stock.

    None of Kinnard, MIAC, Merger Subsidiary, the Exchange Agent or any other person will be liable to any holder of an MIAC certificate for any amount properly delivered to a public official pursuant to any abandoned property, escheat or similar laws.

    Kinnard will be entitled to deduct and withhold from any cash consideration payable pursuant to the merger agreement to any holder of an MIAC certificate such amounts as Kinnard is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any provision of state, local or foreign tax law.

    CLOSING OF MIAC RECORD BOOKS. At the effective time, the stock transfer books of MIAC will be closed, and there will be no further registration of transfers of shares of MIAC common stock. From and after the effective time, the holders of MIAC certificates will cease to have any rights with respect to such shares of MIAC common stock except as otherwise provided in the merger agreement or by law. On or after the effective time, any MIAC certificates presented to the Exchange Agent or Kinnard for any reason will be converted in accordance with the terms of the merger agreement as described above.

    DISSENTING SHARES. Notwithstanding anything in the merger agreement to the contrary, holders of MIAC common stock that have, prior to any vote on the merger, delivered a written demand for the fair value of their shares of MIAC common stock in the manner provided under Minnesota law will have the rights as set forth under Minnesota Statutes and such shares of MIAC common stock will not be converted or exchangeable as provided above (all such shares of MIAC common stock being "Dissenting Shares" and holders of such Dissenting Shares being "Dissenting Shareholders"). Each Dissenting Shareholder who becomes entitled under applicable law to payment for his or her shares of MIAC common stock will receive payment for their shares from Kinnard (but only after the amount thereof has been agreed upon or finally determined under applicable law). If any Dissenting Shareholder fails to properly perfect, withdraws or otherwise loses his or her right to appraisal and payment of his or her shares of MIAC common stock, such Dissenting Shareholder forfeits the right to appraisal of such shares and, at the effective time, such shares will be deemed converted into No-Election Shares. See "The Merger--Merger Consideration, Elections, Proration and Allocation Determination."

TREATMENT OF STOCK OPTIONS OUTSTANDING UNDER MIAC STOCK PLANS

    EMPLOYEE OPTIONS. At the effective time, all employee stock options to purchase shares of MIAC common stock under the MIAC 1997 Stock Option Plan, which are then outstanding and unexercised, will be converted automatically into options to purchase shares of Kinnard common stock. Kinnard will assume each employee option subject to its terms, including the accelerated vesting of the option which occurs in connection with the merger and the agreements governing the option. From and after the effective time, the number of shares of Kinnard common stock purchasable upon exercise of the employee options will be equal to the number of shares of MIAC common stock that were purchasable thereunder immediately prior to the effective time multiplied by the Exchange Ratio and will be rounded to the nearest whole shares The exercise price per share for the employee options will also be adjusted by dividing the per share exercise price by the Exchange Ratio and rounding down to the nearest cent.

    DIRECTOR OPTIONS. Each holder of an outstanding director stock option to purchase shares of MIAC common stock under the MIAC 1998 Director Stock Option Plan will receive within 5 business days after the closing a cash payment (less applicable withholding taxes) in an amount equal to the difference between $19.25 and the exercise price per share for the director option.

REGULATORY APPROVALS REQUIRED

    Kinnard and MIAC have agreed to take all commercially reasonable actions necessary to obtain all regulatory approvals required to consummate the transactions contemplated by the merger agreement and intend to complete the filing of applications and notifications to obtain such approvals of any governmental or regulatory authority after the date of this document or have completed the filing of such applications or notifications prior to such date. The merger cannot proceed in the absence of the approvals of any government authority. There can be no assurance that any necessary regulatory approval will be obtained, or if obtained, there can be no assurance as to the timing thereof.

    Approvals will be required from certain regulatory agencies in connection with changes, as a result of the merger, in the ownership of certain businesses that are controlled by MIAC. These agencies include certain state insurance, banking, gaming and securities authorities. Certain other approvals or notices also are required from or to the SEC and the NASD, and may be required from certain other regulatory agencies.

    Kinnard and MIAC are not aware of any other governmental approvals or actions that are required to complete the merger except as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought.

THE EFFECTIVE TIME

    The effective time of the merger will occur when the parties file Articles of Merger with the Secretary of State of the State of Minnesota. The filing will occur as promptly as practicable after the satisfaction or, if permissible, waiver of the conditions to the merger as set forth in the merger agreement. The merger agreement may be terminated by either party if, among other reasons, the merger is not consummated on or before January 31, 2000. See "Certain Provisions of the Merger Agreement--Conditions to Consummation of the Merger" and "--Termination."

STOCK EXCHANGE LISTING

    Kinnard will file an application to list the shares of Kinnard common stock to be issued in connection with the merger on the Nasdaq National Market, subject to official notice of issuance. The shares of Kinnard common stock are traded under the symbol "KINN."

RESALE OF KINNARD COMMON STOCK ISSUED PURSUANT TO THE MERGER

    The Kinnard common stock issued pursuant to the merger will be registered under the Securities Act of 1933, as amended (the "Securities Act") and be freely tradable under the Securities Act except for shares issued to any shareholder of MIAC who may be deemed to be an "affiliate" of MIAC for purposes of Rule 145 under the Securities Act. Each affiliate identified by MIAC will enter into an agreement with Kinnard providing that such affiliate will be subject to Rule 145(d) of the Securities Act, and will not transfer any Kinnard common stock received in the merger except in compliance with the Securities Act. This document does not cover resales of Kinnard common stock received by any person who may be deemed to be an affiliate of MIAC. MIAC has concluded that the only affiliates of MIAC are its directors and Mr. Tom S. Nelson.

PRE-MERGER DIVIDEND POLICY

    Pursuant to the merger agreement, each of Kinnard and MIAC is prohibited from declaring or paying any dividend on, or making any other distribution in respect of, its outstanding shares of capital stock without the prior written consent of the other party.

POST-MERGER DIVIDEND POLICY

    Shareholders should note that future dividends, if any, will be determined by the Kinnard Board of Directors in light of the earnings and financial condition of Kinnard and its subsidiaries and other factors, including applicable governmental regulations and policies. In that regard, Kinnard is a legal entity separate and distinct from its subsidiaries, and the principal sources of Kinnard's income are dividends and interest from such subsidiaries. See also "The Merger--Pre-Merger Dividend Policy."

CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following summary discusses the principal federal income tax consequences of the merger to a shareholder of MIAC. The summary is based upon the Internal Revenue Code, applicable Treasury Regulations thereunder and administrative rulings and judicial authority as of the date hereof. All of the foregoing are subject to change, possibly retroactively, and any such change could affect the continuing validity of the discussion. The discussion assumes that holders of shares of MIAC common stock hold such shares as a capital asset, and does not address the tax consequences that may be relevant to a particular shareholder subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, non-United States persons and shareholders who acquired shares of MIAC common stock pursuant to the exercise of options or otherwise as compensation or tax consequences arising under the laws of any state, locality or foreign jurisdiction. No rulings have been or will be sought from the Internal Revenue Service with respect to any tax matters relating to the merger. Each holder of MIAC common stock is advised to consult his or her own tax advisors as to the federal, state, local and foreign income and other tax consequences of the merger.

    GENERAL. The consummation of the merger is conditioned on the receipt by Kinnard and MIAC of the opinion of KPMG Peat Marwick LLP substantially to the effect that on the basis of facts, representations, assumptions and agreements set forth or referred to in such opinion, the merger should be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(D) of the Code and opining to the federal income tax consequences thereof, and that each of Kinnard, MIAC and the Merger Subsidiary should be a party to the reorganization within the meaning of Section 368(b) of the Code. The opinions of KPMG represent the best judgment of KPMG, but are not binding on the Internal Revenue Service (the "Service") or the courts.

    The discussion below summarizes certain federal income tax consequences of the merger to an MIAC shareholder, assuming that all parties to the merger agreement have acted, and will act, in accordance with the terms of the merger agreement and that the merger agreement will be consummated at the effective time pursuant to the terms and conditions set forth in the merger agreement without the waiver or modification of any such terms and conditions.

    HOLDERS OF MIAC COMMON STOCK--GENERAL. As discussed below, the federal income tax consequences of the merger to an MIAC shareholder depend on whether such shareholder receives only cash, only shares of Kinnard common stock, or some combination thereof, in exchange for such shareholder's shares of MIAC common stock as well as for any shares of MIAC common stock that such shareholder constructively owns, and may further depend on whether such shareholder actually or constructively owns any shares of Kinnard common stock. See "--Additional Considerations."

    ONLY CASH RECEIVED. Except as described below (see "--Additional Considerations"), an MIAC shareholder that receives solely cash in the merger in exchange for such shareholder's shares of MIAC common stock, or that exercises such shareholder's right to seek an appraisal of such shareholder's shares of MIAC common stock, generally should recognize capital gain or loss measured by the difference between the amount of cash received and the shareholder's tax basis of the shares of MIAC common stock exchanged therefor. Gain or loss must be calculated separately for each block of MIAC common stock held by a shareholder. Shares of MIAC common stock that were acquired at the same time in a single transaction will be considered a separate "block." Under current law, in the case of individual taxpayers, capital gains are taxed at the favorable long-term capital gains rate if the taxpayer's holding period for the investment was more than one year.

    ONLY KINNARD COMMON STOCK RECEIVED. Except as discussed below with respect to cash received in lieu of a fractional share of Kinnard common stock, a shareholder of MIAC that receives only shares of Kinnard common stock in the exchange of such shareholder's shares of MIAC common stock should not recognize gain or loss. Accordingly, (i) the shareholder's tax basis of the shares of Kinnard common stock received in the merger should be the same as the shareholder's tax basis of the shares of MIAC common stock exchanged therefor in the merger (adjusted, as discussed below, with respect to fractional shares) and, (ii) the holding period of Kinnard common stock received should include the holding period of shares of MIAC common stock exchanged therefor.

    CASH AND SHARES OF KINNARD COMMON STOCK RECEIVED. Except as discussed below (see "--Additional Considerations") and with respect to cash received in lieu of a fractional share of Kinnard common stock, an MIAC shareholder that receives both cash and Kinnard common stock in the exchange for MIAC common stock should recognize capital gain, if any, but not loss in such exchange. The amount of gain, if any, recognized must be computed separately with respect to each block of MIAC common stock surrendered in the merger. With respect to each block, gain should be recognized in an amount equal to the lesser of (i) the amount of gain realized (i.e., the excess of the amount of cash and the fair market value of Kinnard common stock received that is allocable to such block over the tax basis of such block) and (ii) the amount of cash received that is allocable to such block. For purposes of such calculation, the aggregate amount of cash and Kinnard common stock received by a shareholder generally should be allocated proportionally among the shares of MIAC common stock surrendered in exchange therefor pursuant to the merger. Such gain should be capital gain except as discussed below (see "--Additional Considerations"). Under current law, in the case of individual taxpayers, capital gains are taxed at the favorable long term capital gains rate if the taxpayer's holding period for the investment was more than one year.

    The tax basis of the shares of Kinnard common stock received should be the same as the tax basis of the shares of MIAC common stock exchanged, decreased by the basis of any fractional share interest for which cash is received in the merger, and further decreased by the amount of cash received (other than the cash received for a fractional share interest), and increased by the amount of gain recognized on the exchange (including any portion that is treated as a dividend). The holding period of the shares of Kinnard common stock received should include the holding period of the shares of MIAC common stock exchanged therefor.

    ADDITIONAL CONSIDERATIONS. In unusual circumstances, an MIAC shareholder that (i) received cash in the merger and (ii) either constructively owns shares of MIAC common stock that are exchanged for shares of Kinnard common stock in the merger, or actually or constructively owns shares of Kinnard common stock after the merger (other than shares of Kinnard common stock received in the merger), should be required to treat any gain recognized as dividend income (rather than capital gain, if any) up to the amount of cash received in the merger if the receipt of cash by such shareholder has the effect of a distribution of a dividend. However, in the case of an MIAC shareholder that receives solely cash in the merger, the amount of any such dividend should not be limited to the amount of such shareholder's gain. Whether the receipt of cash has the effect of the distribution of a dividend will depend upon the shareholder's particular circumstances. The Service has indicated in published rulings that a distribution that results in any actual reduction in interest of a small minority shareholder in a publicly held corporation generally should not constitute a dividend if the shareholder exercises no control with respect to corporate affairs. For these purposes, a shareholder is treated as owning the stock owned by certain family members, stock subject to an option to acquire such stock, stock owned by certain estates and trusts of which the shareholder is a beneficiary and stock owned by certain affiliated entities. Because of the complexity of these rules, each holder of MIAC common stock who receives either solely cash or a combination of cash and Kinnard common stock in the merger, and who believes these rules may apply to him or her, is particularly urged to contact his or her own tax advisor.

    FRACTIONAL SHARES. If a holder of shares of MIAC common stock receives cash in lieu of a fractional share of Kinnard common stock in the merger, such cash amount should be treated as received in exchange for a fractional share of Kinnard common stock. Gain or loss recognized as a result of that exchange should be equal to the cash amount received for the fractional share of Kinnard common stock reduced by the proportion of the holder's tax basis in shares of MIAC common stock exchanged and allocable to the fractional share of Kinnard common stock. Such gain or loss should be capital gain or loss provided that the MIAC common stock was held as a capital asset as of the effective time.

    TREATMENT OF EMPLOYEE OPTION HOLDERS. No income, gain or loss should be recognized by the employee option holders of nonqualified stock options or incentive stock options granted under the MIAC employee stock option plan upon the conversion of those options pursuant to the merger into nonqualified stock options and incentive stock options to purchase Kinnard common stock.

    TREATMENT OF DIRECTOR OPTION HOLDERS. Income should be recognized by the director option holders of nonqualified stock options or incentive stock options granted under the MIAC director stock option plan upon the exchange of those options for cash pursuant to the merger. The director option holders generally should recognize ordinary income equal to the cash received in exchange for cancellation of those options.

    BACKUP WITHHOLDING. The Exchange Agent will be required to withhold 31% of any cash payments to which an MIAC shareholder or other payee is entitled pursuant to the merger unless either (i) the shareholder or other payee provides its social security number or employer identification number and certifies that such number is correct, or (ii) an exemption from backup withholding applies under the applicable law and regulations. Each shareholder and, if applicable, each other payee should complete and sign the substitute Form W-9 included as part of the transmittal letter that accompanies the election form, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is established in a manner satisfactory to the Exchange Agent.

    THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. THUS, MIAC SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

DISSENTERS' RIGHTS

    THE FOLLOWING SUMMARY OF THE APPLICABLE PROVISIONS OF SECTIONS 302A.471 AND 302A.473 OF THE MINNESOTA BUSINESS CORPORATION ACT ("MBCA") IS NOT INTENDED TO BE A COMPLETE STATEMENT OF SUCH PROVISIONS AND IS QUALIFIED IN ITS ENTIRETY, BY REFERENCE TO SUCH SECTIONS, THE FULL TEXTS OF WHICH ARE ATTACHED AS APPENDIX B TO THIS DOCUMENT. THESE SECTIONS SHOULD BE REVIEWED CAREFULLY BY ANY MIAC SHAREHOLDER WHO WISHES TO EXERCISE DISSENTERS' RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO, SINCE FAILURE TO COMPLY WITH THE STATUTORY PROCEDURES SUMMARIZED BELOW WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS. ANY HOLDER WHO FORFEITS HIS OR HER DISSENTER'S RIGHTS BY FAILURE TO FOLLOW THESE PROCEDURES WILL THEN RECEIVE THE MERGER CONSIDERATION DESCRIBED IN THIS DOCUMENT.

    The merger agreement constitutes a plan of merger for which shareholder approval is required under the Minnesota Business Corporation Act. Under Sections 302A.471 and 302A.473 of the MBCA, holders of MIAC common stock will have the right, by fully complying with the applicable provisions of Sections 302A.471 and 302A.473, to dissent with respect to the merger and to obtain payment in cash of the "fair value" of their shares of MIAC common stock after the merger is completed. The term "fair value" means the value of the shares of MIAC common stock immediately before the effective time.

    All references in Sections 302A.471 and 302A.473 and in this summary to a "shareholder" are to a record holder of the shares of MIAC common stock as to which dissenters' rights are asserted. A person having beneficial ownership of shares of MIAC common stock that are held of record in the name of another person, such as a broker, nominee, trustee or custodian, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner in order to perfect whatever dissenters' rights such beneficial owner may have.

    Shareholders of record who desire to exercise their dissenters' rights under the MBCA must satisfy all of the following conditions:

    - BEFORE the MIAC Special Meeting, deliver a written notice of intent to demand fair value for shares to the Secretary of MIAC, 220 South Sixth Street, Suite 300, Minneapolis, Minnesota, 55402. The written demand should specify the shareholder's name and mailing address, the number of shares owned and that the shareholder intends to demand the value of his or her shares. This written demand must be in addition to and separate from any proxy or vote against the merger. Voting against, abstaining from voting or failing to vote on the merger does not constitute a demand for appraisal within the meaning of the MBCA.

    - MIAC Shareholders that elect to exercise their dissenters' rights under the MBCA must not vote for adoption of the merger. A shareholder's failure to vote against the merger will not constitute a waiver of dissenters' rights. However, if a shareholder returns a signed proxy but does not specify a vote against adoption of the merger or direction to abstain, the proxy will be voted for adoption of the merger, which will have the effect of waiving that shareholder's dissenters' rights.

    - MIAC shareholders may not assert dissenters' rights as to less than all of the shares registered in such holder's name except where certain shares are beneficially owned by another person but registered in such holder's name. If a record owner, such as a broker, nominee, trustee or custodian, wishes to dissent with respect to shares beneficially owned by another person, such shareholder must dissent with respect to all of such shares and must disclose the name and address of the beneficial owner on whose behalf the dissent is made. A beneficial owner of shares of MIAC common stock who is not the record owner of such shares may assert dissenters' rights as to shares held on such person's behalf, provided that such beneficial owner submits a written consent of the record owner to MIAC at or before the time such rights are asserted.

    After approval of the merger by the shareholders at the MIAC Special Meeting, the surviving corporation will send a written notice to each shareholder who filed a written demand for dissenters' rights. The notice will contain the following information:

    - the address to which the shareholder must send a demand for payment and the stock certificates in order to obtain payment and the date by which they must be received,

    - a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment,

    - a copy of Section 302A.471 of the MBCA and a copy of this summary describing the procedures to be followed in asserting dissenters' rights.

    In order to receive fair value for his or her shares, a dissenting shareholder must, within 30 days after the date the notice from the surviving corporation was given, send his or her stock certificates, and all other information specified in the notice, to the address identified in such notice. A dissenting shareholder will retain all rights as a shareholder until the effective time. After a valid demand for payment and the related stock certificates and other information are received, or after the effective time, whichever is later, the surviving corporation will remit to each dissenting shareholder who has complied with statutory requirements the amount that the surviving corporation estimates to be the fair value of such shareholder's shares, with interest commencing five days after the effective time at a rate prescribed by statute. Remittance will be accompanied by the surviving corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective time, together with the latest available interim financial data, an estimate of the fair value of the shareholder's shares and a brief description of the method used to reach the estimate, a brief description of the procedure to be followed if such holder is demanding supplemental payment and copies of Sections 302A.471 and 302A.473 of the MBCA.

    If the dissenting shareholder believes that the amount remitted by the surviving corporation is less than the fair value of such holder's shares, plus interest, the shareholder may give written notice to the surviving corporation of such holder's own estimate of the fair value of the shares, plus interest, within 30 days after the mailing date of the remittance and demand payment of the difference. Such notice must be delivered to the executive offices of the surviving corporation. A shareholder who fails to give such written notice within this time period is entitled only to the amount remitted by the surviving corporation.

    Within 60 days after receipt of a demand for supplemental payment, the surviving corporation must either pay the shareholder the amount demanded or agreed to by such shareholder after discussion with the surviving corporation or petition a court for the determination of the fair value of the shares, plus interest. The petition must name as parties all shareholders who have demanded supplemental payment and have not reached an agreement with the surviving corporation. The court, after determining that the shareholder or shareholders in question have complied with all statutory requirements, may use any valuation method or combination of methods it deems appropriate to use, whether or not used by the surviving corporation or the dissenting shareholder, and may appoint appraisers to recommend the amount of the fair value of the shares. The court's determination will be binding on all MIAC shareholders who properly exercised dissenters' rights and did not agree with the surviving corporation as to the fair value of the shares. Dissenting shareholders are entitled to judgment for the amount by which the court-determined fair value per share, plus interest, exceeds the amount per share, plus interest, remitted to the shareholders by the surviving corporation. The shareholders shall not be liable to the surviving corporation for any amounts paid by the surviving corporation which exceed the fair value of the shares as determined by the court, plus interest. The costs and expenses of such a proceeding, including the expenses and compensation of any appraisers, will be determined by the court and assessed against the surviving corporation, except that the court may, in its discretion, assess part or all of those costs and expenses against any shareholder whose action in demanding supplemental payment is found to be arbitrary, vexatious or not in good faith. The court may award fees and expenses to an attorney for the dissenting shareholders out of the amount, if any, awarded to such shareholders. Fees and expenses of experts or attorneys may also be assessed against any person who acted arbitrarily, vexatiously or not in good faith in bringing the proceeding.

    The surviving corporation may withhold the remittance of the estimated fair value, plus interest, for any shares owned by any person who was not a shareholder or who is dissenting on behalf of a person who was not a beneficial owner on May 17, 1999, the date on which the proposed merger was first announced to the public (the "Public Announcement Date"). The surviving corporation will forward to any such dissenting shareholder who has complied with all requirements in exercising dissenters' rights the notice and all other materials sent after shareholder approval of the merger to all shareholders who have properly exercised dissenters' rights, together with a statement of the reason for withholding the remittance and an offer to pay the dissenting shareholder the amount listed in the materials if the shareholder agrees to accept that amount in full satisfaction. The shareholder may decline this offer and demand payment by following the same procedure as that described for demand of supplemental payment by shareholders who owned their shares as of the Public Announcement Date. Any shareholder who did not own shares on the Public Announcement Date and who fails properly to demand payment will be entitled only to the amount offered by the surviving corporation. Upon proper demand by any such shareholder, rules and procedures applicable in connection with receipt by the surviving corporation of the demand for supplemental payment given by a dissenting shareholder who owned shares on the Public Announcement Date will also apply to any shareholder properly giving a demand but who did not own shares of record or beneficially on the Public Announcement Date, except that any such shareholder is not entitled to receive any remittance from the surviving corporation until the fair value of the shares, plus interest, has been determined pursuant to such rules and procedures.

    Shareholders considering exercising dissenters' rights should bear in mind that the fair value of their shares determined under Sections 302A.471 and 302A.473 of the MBCA could be more than, the same as or, in certain circumstances, less than the consideration they would receive pursuant to the merger agreement if they do not seek appraisal of their shares.

    Cash received pursuant to the exercise of dissenters' rights may be subject to federal or state income tax. See "The Merger--Certain Material Federal Income Tax Consequences."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    ACCELERATED VESTING OF STOCK OPTIONS UNDER 1997 STOCK OPTION PLAN. MIAC's 1997 Stock Option Plan contains a provision which accelerates vesting of the outstanding and unexercised options issued under the plan in the event of a change of control of MIAC. Consequently, at the effective time, options to purchase shares of MIAC common stock held by the executive officers and directors of MIAC shown in the following table will vest and will be converted automatically into options to purchase Kinnard common stock. See "The Merger--Treatment of Stock Options Outstanding Under MIAC Stock Plans."

                                                                           NUMBER OF SECURITIES     EXERCISE PRICE
                                                                          UNDERLYING UNEXERCISED          PER
NAME AND PRINCIPAL POSITION                                                    MIAC OPTIONS           MIAC SHARE
------------------------------------------------------------------------  -----------------------  -----------------
James L. Morrell........................................................             2,900             $   10.00
  Director

James F. Dlugosch.......................................................             2,500             $   13.72
  President, Chief Executive Officer and Director

Thomas S. Nelson........................................................             2,000             $   13.72
  Executive Vice President, Chief Operating
    Officer and Chief Financial Officer

    CASH PAYMENT FOR STOCK OPTIONS UNDER 1998 DIRECTOR STOCK OPTION
PLAN. Following the merger, Kinnard has agreed to provide each non-employee director of MIAC who holds options issued under the 1998 Director Stock Option Plan with a cash payment equal to the difference between $19.25 per share and the exercise price of the options, as shown in the following table. See "The Merger--Treatment of Stock Options Outstanding Under MIAC Stock Plans."

                                                                           NUMBER OF SECURITIES     EXERCISE PRICE
                                                                          UNDERLYING UNEXERCISED          PER
NAME AND PRINCIPAL POSITION                                                    MIAC OPTIONS           MIAC SHARE
------------------------------------------------------------------------  -----------------------  -----------------
James Arias.............................................................             1,250             $   13.72
  Director                                                                             500             $   10.00

Donald M. Furman........................................................             1,250             $   13.72
  Director                                                                             500             $   10.00

James L. Morrell........................................................             1,250             $   13.72
  Director                                                                             500             $   10.00

John E. Peterson........................................................             1,250             $   13.72
  Director                                                                             500             $   10.00

William D. Sexton.......................................................             1,250             $   13.72
  Director                                                                             500             $   10.00

Paul H. Tietz...........................................................             1,250             $   13.72
  Director                                                                             500             $   10.00

OPERATIONS AND MANAGEMENT AFTER THE MERGER

    OPERATIONS. From and after the effective time, MIAC's subsidiaries will be operating subsidiaries of Kinnard. The primary business operations conducted by each of the companies will continue following the merger. It is intended that the broker-dealer operations of Kinnard and MIAC will be integrated and that the subsidiary will conduct business under the name "Kinnard Miller & Schroeder." Mr. James F. Dlugosch will assume the position of President and Chief Operating Officer for this operating subsidiary.

    DIRECTORS. Kinnard's Board of Directors is currently comprised of eight members. Following the adoption at Kinnard's annual meeting of shareholders held on May 20, 1999, of an amendment to Kinnard's Bylaws, the Board is divided into three classes. The following individuals currently serve as directors in the designated classes. Class I directors are serving a term of one year expiring at Kinnard's 2000 annual meeting; Class II directors are serving a term of two years expiring at Kinnard's 2001 annual meeting; and Class III directors are serving a term of three years expiring at Kinnard's 2002 annual meeting.

NAME                                                       AGE                        PRESENT POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
CLASS III DIRECTORS:
  William F. Farley..................................          55   Chief Executive Officer, Chairman and Director
  John H. Grunewald..................................          62   Director

CLASS II DIRECTORS:
  Andrew J. O'Connell................................          44   Director
  Ronald A. Erickson.................................          62   Director
  Robert D. Potts....................................          56   Director

CLASS I DIRECTORS:
  John J. Fauth......................................          53   Director
  Stephen H. Fischer.................................          55   Director
  Robert S. Spong....................................          64   Director

    After the effective time, the number of Kinnard Board members will be increased to eleven. James F. Dlugosch, a current member of MIAC's Board, and two additional nominees proposed by Mr. Dlugosch that are subsequently approved by Kinnard's Board of Directors, will be elected to fill the newly created directorships and will stand for re-election as directors at the next annual meeting of Kinnard shareholders.

    EXECUTIVE OFFICERS. From and after the effective time, Kinnard's current Chairman and Chief Executive Officer, William F. Farley, will continue as Chairman and Chief Executive Officer of Kinnard.

                   CERTAIN PROVISIONS OF THE MERGER AGREEMENT

GENERAL

    The Kinnard Board and the MIAC Board have approved the merger agreement, which provides for the merger of Kinnard and MIAC, to be effected by the merger of MIAC with and into Merger Subsidiary. The Merger Subsidiary will be the surviving corporation. This section of the document describes certain aspects of the proposed merger, including certain provisions of the merger agreement. The description of the merger agreement contained in this document does not purport to be complete and is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this document as Appendix A and is incorporated herein by reference. All shareholders of Kinnard and MIAC are urged to read carefully the merger agreement.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

    The obligations of Kinnard and MIAC to complete the merger are subject to the satisfaction or waiver on or prior to the effective time of various conditions which include, in addition to other customary closing conditions, the following:

    - the registration statement, of which this document is a part, being declared effective under the Securities Act and no stop order suspending the effectiveness will have been issued and no proceeding for that purpose will have been initiated or threatened by the Securities and Exchange Commission, and Kinnard shall also have received all other federal and state securities permits and authorizations necessary to issue Kinnard common stock pursuant to the merger agreement.

    - the shareholders of Kinnard having approved the issuance of additional shares of Kinnard common stock and the shareholders of MIAC having approved the merger agreement;

    - each of Kinnard and MIAC having executed and delivered Articles of Merger for filing with the Minnesota Secretary of State;

    - no statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) having been enacted by any federal or state governmental or regulatory authority or other agency or commission, or federal or state court of competent jurisdiction, which in effect restricts, prevents or prohibits completion of the transactions contemplated by the merger agreement; and

    - the shares of Kinnard common stock issuable to MIAC's shareholders pursuant to the merger having been approved for listing on the Nasdaq National Market, subject to the official notice of issuance.

    The obligations of Kinnard to complete the merger are also subject to the following additional conditions:

    - the representations and warranties made by MIAC in the merger agreement being true and correct in all material respects as of the effective time of the merger if made at that time, except to the extent such representations and warranties expressly relate to an earlier date;

    - compliance by MIAC in all material respects with its obligations under the merger agreement prior to or at the effective time;

    - receipt of all consents and the delivery of all filings and notices to governmental authorities and self regulatory organizations that regulate the businesses of MIAC and its subsidiaries and are necessary to complete the merger, with the exception of licenses necessary to continue MIAC's gaming business, unless the failure to receive or make the same would not, individually or in the aggregate, have a material adverse effect on MIAC and its subsidiaries, taken as a whole; other than licenses necessary to continue MIAC's gaming business,

    - absence of any legal action preventing the completion of the transactions contemplated in the merger agreement or that would require MIAC to dispose of a significant portion of its businesses or making the completion of the merger illegal;

    - Briggs and Morgan, Professional Association, independent counsel of MIAC, delivering to Kinnard its legal opinion regarding certain issues under state corporate law;

    - KPMG Peat Marwick LLP ("KPMG"), MIAC's independent public accountants, deliver to Kinnard an opinion stating that:

       - the merger will qualify as a reorganization within the meaning of
         Section 368(a) of the Code;

       - Kinnard and MIAC will each be party to a reorganization within the meaning of Section 368(b) of the Code;

       - no gain or loss will be recognized by any shareholder of MIAC upon completion of the merger (except with respect to cash received in lieu of a fractional share interest in Kinnard common stock, on account of Dissenting Shares or on account of Cash Election Shares);

       - the aggregate income tax basis of Kinnard common stock received by the shareholders of MIAC pursuant to the merger will be the same as the aggregate tax basis of MIAC common stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest, Dissenting Shares or Cash Election Shares for which cash is received); and

       - no income, gain or loss will be recognized by holders of Employee Options upon conversion of such options to acquire MIAC common stock into options to acquire Kinnard common stock pursuant to the terms of the merger agreement.

    - receipt from each person who is identified as an affiliate of MIAC, a signed affiliate letter regarding certain restrictions on the resale of Kinnard common stock under Rule 145 of the Securities Act;

The obligations of MIAC to complete the merger is subject to following additional conditions:

    - the representations and warranties made by Kinnard in the merger agreement being true and correct in all material respects as of the effective time of the merger if made at that time, except to the extent such representations and warranties expressly relate to an earlier date;

    - compliance by Kinnard in all material respects with its obligations under the merger agreement prior to or at the effective time;

    - receipt of all consents and the delivery of all filings and notices to governmental authorities and self regulatory organizations that regulate the businesses of Kinnard and its subsidiaries and are necessary to complete the merger, unless the failure to receive or make the same would not, individually or in the aggregate, have a material adverse effect on Kinnard and its subsidiaries, taken as a whole;

    - absence of any legal action preventing the completion of the transactions as contemplated in the merger agreement or making the completion of the merger illegal;

    - Kaplan, Strangis and Kaplan, P.A., independent counsel of Kinnard, delivering to MIAC its legal opinion regarding certain issues under state corporate law;

    - KPMG, Kinnard's independent public accountants, delivering to MIAC an opinion stating that:

       - the merger will qualify as a reorganization within the meaning of
         Section 368(a) of the Code;

       - Kinnard and MIAC will each be party to a reorganization within the meaning of Section 368(b) of the Code;

       - no gain or loss will be recognized by any shareholder of MIAC upon completion of the merger (except with respect to cash received in lieu of a fractional share interest in Kinnard common stock, on account of Dissenting Shares or on account of Cash Election Shares);

       - the aggregate income tax basis of Kinnard common stock received by the shareholders of MIAC pursuant to the merger will be the same as the aggregate tax basis of MIAC common stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest, Dissenting Shares or Cash Election Shares for which cash is received); and

       - no income, gain or loss will be recognized by holders of Employee Options upon conversion of such options to acquire MIAC common stock into options to acquire Kinnard common stock pursuant to the terms of the merger agreement.

    - receipt by James Dlugosch, William Sexton and Kenneth Dawkins of complete releases from Norwest Bank Minnesota, N.A. ("Norwest") of their obligations or liability as guarantors or pledgors with respect to MIAC's credit facility with Norwest.

No assurance can be provided as to if or when the approvals of any regulatory authority necessary to consummate the merger will be obtained or whether all of the other conditions precedent to the merger will be satisfied or waived by the party permitted to do so. If the merger is not completed on or before January 31, 2000, the merger agreement may be terminated by either Kinnard or MIAC, unless the failure to complete the merger by that date is due to a failure of the party seeking to terminate the merger agreement to perform or observe covenants and agreements of such party set forth in the merger agreement.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains representations and warranties of Kinnard, on the one hand, and MIAC, on the other. These representations and warranties, which do not survive the merger, relate to:

    - the corporate organization and good standing of each party,

    - the capitalization of each party;

    - ownership of subsidiaries of each party and their good standing,

    - corporate power to carry on their respective businesses;

    - corporate authority to enter into, and the due authorization, execution and delivery of, the merger agreement and the shareholder vote required to approve the transactions contemplated by the merger agreement;

    - absence of conflict with their respective articles of incorporation and bylaws or certain other agreements to which each is a party or by which their respective properties is affected;

    - absence of consents or approvals or registrations with governmental authorities or self regulatory agencies,

    - proper registration with the Securities and Exchange Commission and other regulatory authorities as a broker-dealer, investment advisor or insurance agency, which registrations are filed currently and all periodic reports relating thereto are accurate and complete in all material respects, and the proper registration and licensure of registered representatives;

    - documents filed by each of Kinnard and MIAC with the Securities and Exchange Commission and the accuracy of the information contained therein;

    - absence of undisclosed material liabilities since the date of the most recent audited financial statements of each of Kinnard and MIAC;

    - absence of material adverse changes or events with respect to each of Kinnard and MIAC;

    - good and marketable title to all securities held by each of Kinnard and MIAC;

    - absence of pending or threatened litigation;

    - filing of tax returns and payment of taxes;

    - matters relating to material contracts and commitments;

    - fulfillment of obligations by MIAC under participation agreements;

    - possession of all right, title and interest to intellectual property rights necessary to conduct their respective businesses,

    - compliance with laws relating to employment,

    - matters relating to employee benefit plans;

    - compliance with applicable laws and possession of permits and licenses necessary to conduct their businesses;

    - environmental matters relating to their properties;

    - no pending transactions to acquire or dispose of substantially all of their respective properties and assets;

    - risk management instruments;

    - absence of brokers fees;

    - maintenance of internal accounting controls;

    - material compliance with customer contracts,

    - investment advisory activities;

    - insurance policies;

    - absence of false or misleading information supplied by either party for inclusion in the Registration Statement or the Joint Proxy
      Statement/Prospectus or any other document filed with the SEC or any other governmental authority or self-regulatory organization; and

    - affiliate transactions of MIAC.

CONDUCT OF BUSINESS PENDING THE MERGER

    Pursuant to the merger agreement, Kinnard and MIAC have each agreed that prior to the effective time (and unless the prior written consent of the other shall have been obtained) each of them and their respective subsidiaries will operate their respective businesses in a manner that does not violate any law, rules and regulations and is consistent with their past custom and practice.

    MIAC has also agreed that prior to the effective time, and unless it has obtained the prior written consent of Kinnard, neither it nor any of its subsidiaries will:

    - issue, sell or otherwise permit to become outstanding or authorize the creation of, any additional share of capital stock of MIAC or any of its subsidiaries (other than the issuance of MIAC common stock pursuant to the employee stock options and the director stock options disclosed in the MIAC Disclosure Schedule to the merger agreement) or any options, warrants, conversion privileges or rights of any kind to acquire any additional shares of such capital stock;

    - permit any additional shares of capital stock of MIAC or any of its subsidiaries to become subject to new grants of employee or director stock options, other rights or similar stock-based employee rights.

    - sell, pledge, dispose of or encumber any of its Material assets, except in the ordinary course of business;

    - amend or propose to amend its Articles of Incorporation or Bylaws;

    - directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any shares of capital stock of MIAC or any of its subsidiaries;

    - redeem, purchase or acquire or offer to acquire any shares of its capital stock;

    - acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof;

    - incur any indebtedness for borrowed money or issue any debt securities, except the borrowing of working capital in the ordinary course of business and consistent with past practice;

    - declare or make any distributions or pay any dividends with respect to its capital stock;

    - enter into, amend or terminate any agreements, commitments or contracts that, individually or in the aggregate with related agreements, commitments or contracts, are Material to MIAC (except in the ordinary course of business consistent with past practice); or

    - (A) enter into, modify or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee other than employment or consulting agreements with respect to employees or consultants who earn less than $100,000 per year, (B) grant any salary increases, severance or termination pay to, any employees of MIAC or any of its subsidiaries other than with respect to employees who earn less than $100,000 per year, or (C) grant bonuses except pursuant to existing employment agreements, compensation plans or otherwise in the ordinary course of business consistent with past practice.

    - except as required by law, adopt or amend any bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, severance, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee, officer or director of MIAC or any of its subsidiaries;

    - cancel or terminate their current insurance policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

    - implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles;

    - change its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of federal income tax returns of MIAC for the taxable years ending October 31, 1998 and 1997, except as required by changes in law or regulation;

    - make or rescind any express or deemed election relating to taxes;

    - settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes; or

    - except as required by applicable law or regulation,

       - implement or adopt any change in its risk management policies, procedures or practices, which, individually or in the aggregate with all such other changes, would be material;

       - fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to risk from the general United States securities markets; or

       - materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported.

    Kinnard has also agreed that prior to the effective time, and unless it has obtained the prior written consent of MIAC, neither it nor any of its subsidiaries will:

    - sell, pledge, dispose of or encumber any of its material assets, except in the ordinary course of business;

    - declare or make any distributions or pay any dividends with respect to its capital stock; or

    - authorize any of, or commit or agree to take any of, the actions listed above.

    In addition, each of Kinnard and MIAC has agreed that, among other things, that each will and will cause each of its subsidiaries to:

    - use all commercially reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it;

    - confer on a regular and frequent basis with representatives of the other party to report operational matters and the general status of ongoing operations;

    - not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in the merger agreement untrue at the Closing;

    - cooperate with the other party in finalizing and communicating to its employees severance, retention and transition arrangements; and

    - use its reasonable efforts to cause the merger to qualify for a reorganization under Section 368(a) of the Code.

NO SOLICITATION OF TRANSACTIONS

    The merger agreement provides that MIAC and its subsidiaries will not initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Competing Transaction (as defined below) or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to take any such action. Notwithstanding the foregoing, the Board of Directors of MIAC is not prohibited from furnishing or permitting any of its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives to furnish information to and may engage in such negotiations or discussions with, any person that requests information as to MIAC if the Board of Directors of MIAC, after consultation with independent legal counsel, determines in good faith that such action is reasonably required for the Board of Directors of MIAC to comply with its fiduciary duties imposed by law, and if prior to furnishing such information to such person, MIAC receives from such person an executed confidentiality agreement in reasonably customary form and provides Kinnard seven days' notice of MIAC's intent to furnish such information.

    For purposes of the merger agreement, a "Competing Transaction" means any of the following involving MIAC or any of its subsidiaries:

    - any merger, consolidation, share exchange, or other similar transactions;

    - any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of assets in a single transaction or series of transactions, excluding from the calculation of such percentage any such transactions undertaken in the ordinary course of business and consistent with past practice;

    - any sale of 10% or more of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock);

    - any tender offer or exchange offer for 10% or more of outstanding shares of capital stock;

    - any solicitation of proxies in opposition to approval by MIAC's shareholders of the merger;

    - any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock; or

    - any public announcement of a proposal, plan or intention to take any of the actions listed above.

TERMINATION

    The merger agreement may be terminated at any time prior to the effective time by the applicable Board of Directors, whether before or after approval of the matters presented in connection with the merger by the shareholders of Kinnard or MIAC:

    - by the mutual consent of the Boards of Directors of Kinnard and MIAC; or

    - by Kinnard, on the one hand, or MIAC, on the other hand, at any time after January 31, 2000 if any of the conditions to the terminating party's obligation to consummate the merger have not been met and have not been waived in writing by the terminating party except to the extent that such failure arises or results from the knowing action or inaction of the terminating party; or

    - by Kinnard, on the one hand, or MIAC, on the other hand, at any time after discovery of

       - a material adverse effect with respect to the other party, the effects of which event cannot be or has not been cured within 30 days of giving written notice to the other party; or

       - of the occurrence of an event which would be reasonably likely to result in such a material adverse effect, in either case, the effects of which event cannot be or has not been cured within 30 days of giving written notice to the other party; or

    - at any time prior to the Effective Date, by Kinnard, on the one hand, or MIAC, on the other hand, in the event of a material breach by the other party of any of the covenants or agreements contained in the merger agreement, which breach cannot be or has not been cured within 30 days of giving written notice to the breaching party of such breach; or

    - either Kinnard, on the one hand, or by MIAC, on the other hand, in the event the approval of any governmental authority required for consummation of the merger or the transactions contemplated by the merger agreement shall have been denied by final nonappealable action of such governmental authority; or

    - by Kinnard, if at any time prior to the MIAC Special Meeting, MIAC's Board of Directors fails to make its recommendation of the merger, or withdraws such recommendation or modifies or changes such recommendation in a manner adverse to the interests of Kinnard; or

    - by MIAC, if MIAC shall immediately thereafter enter into a definitive agreement with a third party providing for an Acquisition Transaction (as defined below) on terms determined, in good faith, by the MIAC Board, after consultation with independent counsel and financial advisors to the Board, to be such that termination of the merger agreement and entry into such third-party agreement is required in order to discharge properly the directors' duties in accordance with Minnesota Law; or

    - by MIAC, within ten business days of receipt of written notice from Kinnard that a Change of Control (as described below) has occurred.

    "Acquisition Transaction" means a transaction or series of transactions that, directly or indirectly, in substance constitutes a disposition of all or substantially all of the assets or business of MIAC or its subsidiaries, taken as a whole, whether by means of (1) a merger or consolidation, share exchange or any similar transaction, (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition, or (3) a purchase or other acquisition (including by way of a merger or consolidation, share exchange or otherwise) of securities representing 50% or more of the voting power of MIAC or 50% or more of any of its subsidiaries; provided, however, in each of the situations described in clauses (1), (2) or (3), that the Acquisition Transaction shall represent consideration having an aggregate value (reasonably determined) to MIAC or its shareholders in excess of the consideration to be received in the merger.

    A "Change of Control" shall be deemed to have occurred upon the occurrence of the following: (1) Kinnard shall have entered into a definitive agreement for a share exchange, reorganization, merger or consolidation of Kinnard, other than a share exchange, reorganization, merger or consolidation of Kinnard in which the holders of Kinnard common stock outstanding immediately prior to the share exchange, reorganization, merger or consolidation hold, directly or indirectly, at least 75% of the voting securities of the surviving corporation immediately after such share exchange, reorganization, merger or consolidation; or (2) there has been an acquisition in one or more transactions by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 25% of the then outstanding shares of Kinnard common stock; (3) individuals who at the date of this Agreement constituted the Board of Directors of Kinnard (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Kinnard has been approved by a majority of the directors that are still in office who either were directors at the date of this Agreement or whose election or recommendation for election was previously so approved) cease to constitute a majority of the Board of Directors of Kinnard; or (4) Kinnard shall have entered into a definitive agreement for the sale, exchange, transfer or disposition of all or substantially all of the assets of Kinnard or John G. Kinnard and Company, Incorporated.

    In the event of termination of the merger agreement by either MIAC or Kinnard, other than as a result of a breach by the non-terminating party or as described under "The Merger--Termination Fee" below, each party will pay its own expenses and the merger agreement will become void and there will be no liability or obligation on the part of Kinnard or MIAC other than under certain specified provisions of the merger agreement dealing with confidential treatment of non-public information. In the event of termination of the merger agreement by a material breach, in addition to other remedies at law or equity for breach, the party to have breached will indemnify and reimburse the non-breaching party's expenses under the merger agreement.

TERMINATION FEE

    If the merger agreement is terminated under any of the following circumstances:

    - Kinnard terminates the merger agreement because of the failure of MIAC's Board to recommend the merger or its withdrawal or modification of that recommendation in a manner adverse to the interests of Kinnard,

    - MIAC terminates the merger agreement and immediately after such termination enters into a definitive agreement with a third party for an Acquisition Transaction on terms determined in good faith by the MIAC Board in consultation with legal counsel and other advisors to the Board to be such that the termination of the merger agreement with the third party is necessary to properly discharge the directors' duties under Minnesota law, or

    - the merger agreement is terminated by Kinnard solely due to the failure of the holders of MIAC common stock to approve the merger at the MIAC Special Meeting,

and, prior to or within 12 months after such a termination, MIAC enters into an agreement to engage in an Acquisition Transaction (as described in the preceding section), then MIAC will be obligated to pay Kinnard a fee equal to $1,500,000. If such fee becomes payable under the circumstances described above, MIAC will be obligated to pay the fee to Kinnard within two business days after the date of entering into the agreement for an Acquisition Transaction.

    If MIAC terminates the merger agreement within ten business days of receiving written notice from Kinnard that a Change of Control (as described in the preceding section) has occurred, then Kinnard shall pay to MIAC, within two business days of receiving notice of such termination, a fee equal to $1,500,000.

AMENDMENT AND WAIVER

    At any time prior to the effective time, the merger agreement may be amended by action taken or authorized by the respective Boards of Directors of Kinnard and MIAC, except that after the merger agreement has been approved by the shareholders of MIAC, no amendment may be entered into which would reduce the Merger Consideration or change the consideration into which each share of MIAC common stock is to be converted upon consummation of the merger without further shareholder approval. In addition, at any time prior to the effective time, either of the parties to the merger agreement may extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement and waive compliance with any of the covenants, agreements, conditions, representations or warranties contained in the merger agreement by the other party.

EXPENSES

    Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby shall be paid by the party incurring such expense.

                                 THE COMPANIES

KINNARD

    Kinnard is a holding company, whose subsidiaries have been providing financial products and services for over 50 years. The primary subsidiary, John
G. Kinnard and Company, Incorporated ("JGK") is a regional broker-dealer headquartered in Minneapolis.

    JGK is a full-service broker-dealer engaged in securities brokerage, trading, investment banking, asset management and related financial services to both retail and institutional customers. The focus of the capital markets group is on emerging growth companies with market capitalizations of up to $250 million. Through the fixed income originations group, JGK raises capital for municipalities and other business entities. Other products and services include mutual funds, insurance products, investment management, IRA services, and fixed income securities. NoDakBONDSinc, a wholly-owned subsidiary of JGK, acts as a fiscal agent in the state of North Dakota. JGK is a member of the Chicago Stock Exchange and the National Association of Securities Dealers, Inc. and is registered as an investment adviser under the Investment Advisers Act of 1940.

    As of April 30, 1999, Kinnard employed 286 full-time employees and had 13 branch offices located in Minnesota, North Dakota and South Dakota.

    The principal executive offices of Kinnard are located at 920 Second Avenue South, Minneapolis, Minnesota, 55402 and its telephone number is (612) 370-2700.

MIAC

    MIAC is a holding company that acquired all of the outstanding stock of Miller & Schroeder, Inc. ("MSI") in July 1997. MSI is a Minnesota-based investment banking firm with national experience in specialized debt finance, including commercial loans, public finance, structured finance and gaming finance. Since its inception in 1965, MSI has underwritten transactions in all 50 states with a total aggregate value of nearly $33 billion.

    MSI has a strong municipal bond presence, an active loan participation business, a growing corporate capital business, complete fixed income trading services, a range of mutual funds available to its customers and over 40 sales representatives covering retail and institutional markets. MSI operates through four principal subsidiaries. Miller & Schroeder Financial, Inc. is a broker-dealer which is registered with the SEC and various states and is a member of the NASD. It specializes in the origination, underwriting, sales and trading of securities issued by cities, counties and agencies of state and federal governments. Miller & Schroeder Investments Corporation originates, sells and services commercial loans. Miller & Schroeder Small Business Capital Corporation holds insurance licenses of brokers and is approved as an SBA lender and as a non-bank lender under the BIA loan guaranty program. Miller & Schroeder Asset Management, Inc. is registered under the Investment Advisers Act of 1940 and manages primarily fixed income assets for private accounts.

    As of April 30, 1999, MSI employed 193 full-time employees and had nine offices located in California, Connecticut, Georgia, Illinois, Minnesota, Washington and Wisconsin.

    The principal executive offices of MIAC are located at 220 South Sixth Street, Minneapolis, Minnesota 55402 and MIAC's telephone number is (612) 376-1500.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND FIVE PERCENT SHAREHOLDERS

    KINNARD. For information concerning ownership of Kinnard common stock by Directors, Executive Officers and five percent shareholders of Kinnard, see the 1999 Notice of Annual Meeting and Proxy Statement of Kinnard and the Kinnard Annual Report on Form 10-K for the year ended December 31, 1998. See "Where You Can Find More Information."

    MIAC. The following table sets forth, as of the record date, certain information regarding the beneficial ownership of MIAC common stock by (1) each person who is a beneficial owner of more than 5% of the outstanding MIAC common stock, (2) each director of MIAC, (3) each executive officer of MIAC, and (4) all directors and executive officers as a group. The address of the directors is the executive offices of MIAC. Except as otherwise noted, the named beneficial owner has sole voting and investment power of the shares of MIAC common stock indicated.

NAME                                                                                    NUMBER OF SHARES     PERCENT
--------------------------------------------------------------------------------------  -----------------  -----------
James F. Dlugosch
  Director, President and Chief Executive Officer.....................................         194,138(1)        20.1%
William D. Sexton
  Director............................................................................         157,908(2)        16.8%
James Arias
  Director............................................................................         107,908(3)        11.5%
John E. Peterson
  Director............................................................................          86,676(2)         9.2%
Thomas S. Nelson
  Executive Vice President, Chief Operating
  Officer and Chief Financial Officer.................................................          71,080(4)         7.5%
Kenneth E. Dawkins
  Director and Executive Vice President...............................................          62,100(5)         6.6%
Donald M. Furman
  Director............................................................................          61,750(6)         6.6%
John M. Clarey
  Director and Executive Vice President...............................................          58,387            6.2%
Paul H. Tietz
  Director............................................................................          35,250(7)         3.7%
James L. Morrell
  Director............................................................................          13,350(8)         1.4%

      All directors and officers as a group (10 persons)..............................         848,547(9)        84.4%

------------------------

(1) Includes 28,000 shares currently subject to options and 109,874 shares held by Mr. Dlugosch's IRA account.

(2) Includes 1,750 shares which are currently subject to options for each of Messrs. Sexton and Peterson.

(3) Includes 1,750 shares which are currently subject to options and 106,158 shares beneficially owned by Realco, Inc. Mr. Arias is the Chief Executive Officer and a Director of Realco, Inc. and may be deemed to share voting and dispositive power with respect to such shares. Mr. Arias disclaims beneficial ownership with respect to these shares.

(4) Includes 12,500 shares currently subject to options and 29,290 shares held of record by Mr. Nelson's spouse, Randee Nelson.

(5) Includes 7,500 shares currently subject to options and 54,600 shares held by the Kenneth E. Dawkins Revocable Trust.

(6) Includes 1,750 shares which are currently subject to options and 60,000 shares held by the Donald and Ruth Furman Revocable Trust.

(7) Includes 1,750 shares which are currently subject to options and 17,500 shares held by Mr. Tietz's IRA account.

(8) Includes 8,850 shares currently subject to options.

(9) Includes 65,600 shares currently subject to options.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATION

OVERVIEW

    MIAC is engaged in securities brokerage, trading, investment banking, asset management and related financial services. These activities are highly competitive and sensitive to a variety of market factors, including trading volumes, interest rates, inflation and regional economies, which may result in fluctuating revenues. At the same time, a large portion of MIAC's expenses are fixed, which can result in earnings that vary significantly from period to period.

    In June 1997, MIAC was formed and capitalized with $4,000 representing common stock equity. Operations did not formally commence until July 31, 1997 at which time MIAC acquired all of the issued and outstanding common stock of MSI for $13,930,415. The transaction has been accounted for as a purchase. The cash purchase of outstanding MSI stock was partially financed by $6,500,000 of term debt and the issuance of $6,729,000 of common stock equity. The excess of the purchase price over the fair market value of identified net assets acquired of $4,289,192 was allocated to goodwill. Goodwill is amortized on a straight-line basis over a period of 20 years. During fiscal 1998, MIAC made purchase accounting adjustments resulting in a net reduction to goodwill of $477,283.

    As of August 1, 1997, MIAC commenced operations as a successor entity. The comparability of the operating results of MSI and MIAC is substantially affected by the acquisition.

RESULTS OF OPERATIONS

    The following discussion of MIAC's results of operations is based upon comparisons of (A) the historical results of operations of MIAC for the six month period ended April 30, 1999 with the comparable period ended April 30, 1998, (B) the historical results of MIAC for the fiscal year ended October 31, 1998 with the combined historical results of MIAC and MSI for fiscal 1997 (the year MIAC acquired MSI) and (C) the combined historical results of MIAC and MSI for fiscal 1997 with the historical results of MSI for fiscal 1996.

    The following table sets forth a summary of changes in the major categories of revenues and expenses for the six months ended April 30, 1999 as compared to the six months ended April 30, 1998:

                                                                        PERIODS ENDED APRIL
                                                                                30,
                                                                          1999 VERSUS 1998
                                                                        INCREASE (DECREASE)
                                                                        --------------------
                                                                           (IN THOUSANDS)
Revenues:
  Securities underwriting and sales...................................  $  (1,580)      (16%)
  Loan origination fees...............................................      4,489       139%
  Interest income.....................................................        418        46%
  Other income........................................................        449        47%
                                                                        ---------  ---------
Total revenues........................................................      3,776        25%
                                                                        ---------  ---------
Expenses
  Employee compensation:
    Management and underwriting salaries..............................        170         5%
    Sales commissions.................................................        386        14%
    Bonuses and incentive compensation................................        814        72%
    Office, clerical and support salaries.............................        (19)       (2%)
    Benefits and other personnel costs................................        175        15%
                                                                        ---------  ---------
Total employee compensation...........................................      1,526        16%
General and administrative............................................        750        16%
Interest expense......................................................        (17)       (2%)
                                                                        ---------  ---------
Total expenses........................................................      2,259        15%
                                                                        ---------  ---------
Income before income taxes............................................      1,517         NM
Income tax expense....................................................        600         NM
                                                                        ---------  ---------
Net income............................................................  $     917         NM
                                                                        ---------  ---------
                                                                        ---------  ---------

    The following table sets forth a summary of changes in the major categories of revenues and expenses from the prior years' results:

                                                                               YEARS ENDED OCTOBER 31,
                                                                      ------------------------------------------
                                                                       1998 (MIAC) VERSUS   1997 (MIAC AND MSI)
                                                                      1997 (MIAC AND MSI)    VERSUS 1996 (MSI)
                                                                      INCREASE (DECREASE)   INCREASE (DECREASE)
                                                                      --------------------  --------------------
                                                                                    (IN THOUSANDS)
Revenues:
  Securities underwriting and sales.................................  $   5,952        33%  $  (3,453)      (16%)
  Loan origination fees.............................................      1,730        30%     (2,038)      (26%)
  Interest income...................................................       (390)      (17%)      (450)      (16%)
  Other income......................................................     (1,076)      (34%)     1,217        64%
                                                                      ---------  ---------  ---------  ---------
Total revenues......................................................      6,216        21%     (4,724)      (14%)
                                                                      ---------  ---------  ---------  ---------
Expenses
  Employee compensation:
    Management and underwriting salaries............................         10         0%        456         7%
    Sales commissions...............................................      1,289        28%       (584)      (11%)
    Bonuses and incentive compensation..............................        971        32%     (1,293)      (30%)
    Office, clerical and support salaries...........................        (83)       (3%)       230        11%
    Benefits and other personnel costs..............................        112         6%         95         5%
                                                                      ---------  ---------  ---------  ---------
Total employee compensation.........................................      2,299        12%     (1,096)       (6%)
General and administrative..........................................     (2,207)      (17%)     1,649        15%
Interest expense....................................................       (149)       (7%)      (266)      (11%)
                                                                      ---------  ---------  ---------  ---------
Total expenses......................................................        (57)        0%        287         1%
                                                                      ---------  ---------  ---------  ---------
Income (loss) before income taxes...................................      6,273         NM     (5,011)        NM
Income tax expense (benefit)........................................      2,819         NM     (2,025)        NM
                                                                      ---------  ---------  ---------  ---------
Net income (loss)...................................................  $   3,454         NM  $  (2,986)        NM
                                                                      ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------

    SIX MONTH PERIOD ENDED APRIL 30, 1999 COMPARED TO SIX MONTH PERIOD ENDED
     APRIL 30, 1998.

    For the six months ended April 30, 1999, MIAC earned net income of $526,000 or $.55 per diluted share, on revenues of $18.7 million. This compares to a net loss of $390,000 or ($.44) per diluted share on revenues of $14.9 million for the same period in 1998.

    Securities underwriting and sales decreased $1.6 million or 16% from the prior period as a result of decreased municipal bond offerings and retail transactions.

    Loan origination fees increased by $4.5 million or 139% from 1998 due to an increase in the number of loan closings.

    Interest income increased $418,000 or 46% and other income increased $449,000 or 47% from the prior period as a result of receiving payments on an investment previously written off.

    Management and underwriting salaries increased $170,000 or 5% from the prior period due to the acquisition of Miller & Schroeder Asset Management, Inc.

    Sales commission expense increased by $386,000 or 14% from the prior period, as did incentive compensation by $814,000 or 72%. Variable compensation, such as commissions paid to investment executives and incentive compensation paid to originations employees increased as a result of higher revenues. Benefits and other personnel costs increased $175,000 as expected with the overall increase in employee compensation.

    General and administrative expenses increased $750,000 or 16% from prior period. The increase was also due to the acquisition of Miller & Schroeder Asset Management, Inc. and an increase of direct issue expenses on originated products.

    FISCAL YEAR ENDED OCTOBER 31, 1998 COMPARED TO FISCAL YEAR ENDED OCTOBER 31,
     1997.

    For the twelve months ended October 31, 1998, MIAC earned net income of $1.1 million or $1.22 per share, on revenues of $35.4 million. This compares to a net loss of $2.4 million on revenues of $29.2 million for the same period in 1997.

    Securities underwriting and sales increased $6.0 million or 33% from the prior year as a result of increased municipal bond offerings and retail transactions.

    Loan origination fees increased by $1.7 million or 30% from 1997 due to an increase in the number of loan closings.

    Interest income decreased 17% primarily as a result of declines in securities inventory balances and higher turnover of secondary products. Correspondingly, interest expense was down 7% for the same reasons.

    Other income decreased $1.1 million or 34% from the prior year as rental income declined due to the gain on sale of rental property in 1997.

    Sales commission expense increased by $1.3 million or 28% from the prior year, as did incentive compensation by $971,000 or 32%. Variable compensation, such as commissions paid to investment executives and incentive compensation paid to originations employees increased as a result of higher revenues. Benefits and other personnel costs increased $112,000 as expected with the overall increase in employee compensation.

    General and administrative expenses decreased $2.2 million or 17% from prior year. MIAC closed several offices and enacted more stringent expense controls after the acquisition of MSI, all of which resulted in the positive expense variance.

    FISCAL YEAR ENDED OCTOBER 31, 1997 COMPARED TO FISCAL YEAR ENDED OCTOBER 31,
     1996.

    For the twelve months ended October 31, 1997, MIAC lost $2.4 million on revenues of $29.2 million. This compares to earnings of $628,000 on revenues of $33.9 million for the same period in 1996.

    Securities underwriting and sales decreased $3.5 million or 16% from the prior year as a result of decreased municipal bond offerings and retail transactions.

    Loan origination fees decreased $2.0 million or 26% from 1996 due to a lower volume of loan closings.

    Interest income decreased 16% as a result of an overall decrease in amount of securities underwritings and inventory balances. Correspondingly, interest expense decreased 11%.

    Other income increased $1.2 million or 64% from prior year due to a gain on sale of rental property.

    Salaries for management and underwriting increased $456,000 or 7% along with salaries for office support by $230,000 or 11%. MIAC made severance payments to various employees after MIAC acquired MSI on July 31, 1997. Benefits and other personnel costs increased along with the salary increases and additional employees.

    Sales commission expense decreased $584,000 or 11% from the prior year as did incentive compensation by $1.3 million or 30%. Variable compensation, such as commissions paid to investment executives and incentive compensation decreased as a result of lower revenues.

    General and administrative expenses increased $1.6 million or 15% from 1996 primarily due to the write off of various notes receivable.

LIQUIDITY AND CAPITAL RESOURCES

    OPERATING ACTIVITIES. A large portion of MIAC's assets are cash and assets readily convertible to cash. The portion of MIAC's security investments and inventory that are readily marketable are stated at quoted market values.

    Inventories are generally maintained to facilitate customer transactions rather than for market speculation. For 1998 and the first six months of 1999, investment securities decreased by $21.6 million and increased by $210,000, respectively. Based on MIAC's current liquidity position, available bank line, and operating plans, MIAC anticipates that it has sufficient resources to meet the cash requirements of its operations in the foreseeable future.

    As a securities broker-dealer, MIAC's subsidiary, Miller & Schroeder Financial, Inc. ("MSF"), is required by SEC regulations to meet certain liquidity and capital standards. As of April 30, 1999, MIAC has been in compliance with these regulations.

    FINANCING ACTIVITIES. MSF has financing arrangements with several financial institutions and may borrow up to an aggregate of $51 million. MSF's trading securities and certain assets are pledged as collateral under these arrangements. Amounts borrowed under these arrangements fluctuate daily based on the timing of customer and broker-dealer trades and issues underwritten by MSF. The terms and expiration dates of these facilities are periodically renegotiated. At April 30, 1999, $1,600,000 was outstanding and $49,400,000 was available on these facilities. MSF is expected to maintain agreed-upon compensating balances with the financial institutions. MSF's interest rates on these borrowings fluctuate with the daily federal funds rate.

    MIAC's subsidiary, Miller & Schroeder Investments Corporation ("MSIC"), has a $5 million credit facility with a financial institution and may draw up to $10 million on MSF's credit facility. At April 30, 1999, MSIC had $1,100,000 outstanding on these credit facilities. MSIC may borrow funds under terms of the demand note to finance loan participation notes up to predefined amounts, with the underlying notes pledged as collateral.

    Another MIAC subsidiary has a $1 million credit facility with a financial institution which is secured by notes receivable, and may draw up to $4 million on MSF's credit facility. At April 30, 1999, $1,344,000 was outstanding on these facilities.

    MIAC has a revolving line of credit with a financial institution which requires quarterly installments. At April 30, 1999, MIAC had $1,960,000 outstanding. Also, MIAC has a note payable with the same financial institution which is collateralized by marketable securities. The outstanding balance was $2,000,000 as of April 30, 1999.

    EFFECTS OF INFLATION. Because MIAC's assets are to a large extent liquid in nature, they are not significantly affected by inflation. Increases in certain MIAC expenses due to inflation, such as employee compensation, rent and communications, may not be readily recoverable in the price of its services. In addition, to the extent that inflation results in rising interest rates or has other adverse effects on the securities markets, it may adversely affect MIAC's financial position and results of operations.

YEAR 2000 READINESS DISCLOSURE

    The term Y2K is used to describe general problems that may result from improper processing of dates and date-sensitive calculations by computers or other machinery as the Year 2000 is approached and reached. This problem stems from the fact that many of the world's computer hardware and software applications have historically used only the last two digits to refer to a year. As a result, many of these computer programs do not or will not properly recognize a year that begins with "20" instead of the familiar "19". If not corrected, many computer applications could fail or create erroneous results. The following information was prepared to comply with the guidelines for Y2K disclosure that the SEC issued in an Interpretative Release, effective August 3, 1998.

    STATE OF READINESS. Y2K readiness presents corporate-wide challenges for all companies. MIAC recognizes the importance of the Y2K issue and its impact on information technology and non-information technology systems. As a result, MIAC is actively managing efforts to plan, allocate resources, and monitor progress to achieve Y2K readiness. MIAC relies on third parties for information services and depends on the Y2K readiness of such parties.

    MIAC has defined mission critical systems as those systems whose loss would cause an immediate stoppage or significant impairment to core business areas. Systems identified as mission critical include back office data, quote delivery, trading, communication and accounting systems. During the assessment stage, all internal and external systems with a Y2K problem were identified. In fiscal 1997 and 1998 all non-compliant systems and software were upgraded or replaced. In addition, MIAC is self-clearing and relies on a third-party service bureau to provide computer systems for booking all customer and broker-dealer securities-related transactions. The third-party service bureau completed its systems upgrade to be Y2K compliant in June 1998. MIAC has been informed by all of its third party information service providers that they are Y2K compliant.

    In conjunction with the Securities Industry Association, MIAC participated in industry-wide testing of system interdependencies in 1999. MIAC's third-party service bureau reported that its industry-wide testing passed with no material exceptions.

    COSTS TO ADDRESS Y2K ISSUES. MIAC's capital budget does not specifically identify expenditures related to the Y2K, although many items in the capital budget relate to upgrading or replacing applications that are not Y2K compliant. During fiscal 1998, MIAC's technology budget was $745,000, with $335,000 related to Y2K issues. The budget for fiscal 1999 is $50,000 with the major expense being the required audit for the BD-Y2K filing with the SEC. The budget for fiscal 2000 is less than $10,000.

    RISKS OF Y2K NON-COMPLIANCE. MIAC recognizes that Y2K issues constitute a material known uncertainty. MIAC also recognizes the importance of ensuring that Y2K issues will not adversely affect its operations. MIAC believes that the processes described above will be effective to manage the risks associated with the problem. However, there can be no assurance that MIAC's Y2K remediation efforts will be fully effective.

    The failure of MIAC's technology systems relating to a Y2K problem would likely have a material adverse effect on MIAC's business, results of operations, and financial condition. This effect could include disruption of normal business transactions, such as the settlement, execution, processing, and recording of trades in securities, commodities, currencies, and other assets. The Y2K problem could also increase MIAC's exposure to risk and its need for liquidity. Additionally, the failure of securities exchanges, clearing agencies and other financial institutions to resolve their own processing issues in a timely manner could have a material adverse effect on MIAC's business, results of operations, and financial condition.

    CONTINGENCY PLANS. MIAC recognizes the need for Y2K contingency plans in the event that remediation is not fully successful or that the remediation efforts of critical third parties are not completed. MIAC's contingency plans may include selection of alternate vendors or service providers and changing business practices so that a particular system is not needed. In the case of securities exchanges and clearinghouses, risk mitigation could include the re-routing of business. MIAC has developed a written contingency plan to provide for continuity under various scenarios. The contingency plan will be updated and modified during 1999 as MIAC takes additional progress in addressing the Y2K issue.

MARKET RISKS

    The primary market risk exposure of MIAC is the impact that market and interest rate volatility may have on the value of financial securities and underwriting commitments. MIAC manages this risk exposure through a process of internal controls, due diligence and management review. Position limits for trading and inventory controls are established and monitored on an ongoing basis. The trading inventory is turned over frequently throughout the year. Current and proposed underwriting and other banking commitments are subject to due diligence reviews by the appropriate business unit as well as by senior management.

           DESCRIPTION OF KINNARD COMMON STOCK ISSUABLE IN THE MERGER

    THE FOLLOWING DESCRIPTION OF KINNARD COMMON STOCK ISSUABLE IN THE MERGER IS A SUMMARY AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TERMS OF SUCH SECURITY, WHICH IS INCORPORATED BY REFERENCE HEREIN AND IS SET FORTH IN FULL IN
ARTICLE 3 OF KINNARD'S ARTICLES OF INCORPORATION. THE DESCRIPTION CONTAINED IN THIS DOCUMENT IS SUBJECT IN ALL RESPECTS TO THE MBCA AND KINNARD'S ARTICLES OF INCORPORATION.

    THE FOLLOWING DESCRIPTION OF KINNARD COMMON STOCK SHOULD BE READ CAREFULLY BY MIAC SHAREHOLDERS SINCE, AT THE EFFECTIVE TIME, MIAC SHAREHOLDERS MAY RECEIVE PART OR ALL OF THE MERGER CONSIDERATION IN THE FORM OF SHARES OF KINNARD COMMON STOCK.

    GENERAL.  Kinnard has one class of common stock, the Kinnard common stock.
Of the 12,000,000 shares of Kinnard common stock authorized,       shares were
outstanding as of             , 1999. Of the 1,000,000 shares of Kinnard
preferred stock with a par value of $      per share authorized, none were
issued and outstanding as of             , 1999.

    DIVIDEND RIGHTS. Dividends on Kinnard common stock will be payable out of the assets of Kinnard legally available therefor as, if and when declared by the Kinnard Board of Directors. No share of Kinnard common stock is entitled to any preferential treatment with respect to dividends.

    VOTING RIGHTS. Each holder of Kinnard common stock will be entitled at each shareholders' meeting of Kinnard, as to each matter to be voted upon, to cast one vote, in person or by proxy, for each share of Kinnard common stock registered in his or her name on the stock transfer books of Kinnard. Such voting rights are not cumulative.

    RIGHTS UPON LIQUIDATION. Subject to the rights of holders of any Kinnard preferred stock which may be issued from time to time, in the event of liquidation, dissolution or winding up of Kinnard, whether voluntary or involuntary, the holders of Kinnard common stock will be entitled to receive all assets of Kinnard remaining for distribution to its shareholders, on a pro rata basis.

    MISCELLANEOUS. Shares of Kinnard common stock are not convertible into shares of any other class of capital stock. Shares of Kinnard common stock are not and will not be entitled to any preemptive or subscription rights. The issued and outstanding shares of Kinnard common stock are fully paid and nonassessable (except as otherwise provided under the MBCA).

                        COMPARISON OF SHAREHOLDER RIGHTS

    The following is a summary of the material differences between the rights of MIAC shareholders on the one hand, and the rights of Kinnard shareholders, on the other. As Kinnard and MIAC are both incorporated under the laws of the State of Minnesota, differences in the rights of shareholders of Kinnard and MIAC arise from differences between the provisions of Kinnard's Articles of Incorporation and Bylaws and those of MIAC. Shareholders of MIAC, whose rights are governed by MIAC's Articles of Incorporation, Bylaws and the MBCA will, on consummation of the merger, become shareholders of Kinnard. Their rights as Kinnard shareholders will then be governed by Kinnard's Articles of Incorporation and Bylaws and by the MBCA. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the Kinnard Articles of Incorporation, the Kinnard Bylaws, the MIAC Articles of Incorporation, the MIAC Bylaws and the MBCA.

AUTHORIZED CAPITAL STOCK

    MIAC. Under MIAC's Articles of Incorporation, MIAC is authorized to issue up to 90,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. The holders of common stock have one vote per share on all matters to come before the shareholders. The Board of Directors may divide the preferred stock into series and establish the relative rights and preferences of preferred stock issued in the future as specified in MIAC's Articles of

Incorporation without shareholder action and issue such stock in series. As of the date hereof, no shares of any series of MIAC preferred stock are issued and outstanding.

    KINNARD. Under Kinnard's Articles of Incorporation, Kinnard is authorized to issue 12,000,000 shares of common stock, par value $0.02 per share and 1,000,000 shares of preferred stock, without par value, and 12,000,000 undesignated shares. All shares of Kinnard common stock are identical in rights and have one vote. For a description of Kinnard common stock, see "Description of Kinnard Common Stock Issuable in the Merger." The Board of Directors may divide the preferred stock into series and establish the relative rights and preferences of preferred stock issued in the future as specified in Kinnard's Articles of Incorporation without shareholder action and issue such stock in series. As of the date hereof, no shares of any series of Kinnard preferred stock are issued and outstanding.

DISSENTERS' RIGHTS

    MIAC. Under the MBCA, shareholders have the right, in some circumstances, to dissent from certain corporate transactions by demanding payment in cash for their shares equal to the fair value of the shares as determined by agreement with the corporation or by a court. The MBCA, in general, affords dissenters' rights in the event of certain amendments to the articles of incorporation that materially and adversely affect the rights or preferences of the shares of the dissenting shareholder, the sale or other disposition of substantially all corporate assets, or certain mergers and statutory share exchanges involving the corporation, regardless of whether the shares of the corporation are listed on a national securities exchange or widely held. Shareholders of MIAC have the right to dissent from the merger. See "The Merger--Dissenters' Rights."

    KINNARD. Shareholders of Kinnard have the same dissenters' rights under the MCBA as described in the preceding paragraph. Shareholders of Kinnard do not have the right to dissent from the merger.

REQUIRED VOTE

    MIAC. Under the MBCA, MIAC's Articles of Incorporation generally can be amended if the proposed amendment is approved by MIAC's Board of Directors and by holders of a majority of the voting power of the shares of MIAC common stock present and entitled to vote at a meeting. Under the MBCA, the affirmative vote of a majority of the voting power of all shares of MIAC common stock is required to approve mergers and certain other extraordinary transactions.

    KINNARD. Under the MBCA, Kinnard's Articles of Incorporation generally can be amended if the proposed amendment is approved by Kinnard's Board of Directors and by holders of a majority of the voting power of the shares of Kinnard common stock present and entitled to vote at a meeting. Under the MBCA, the affirmative vote of a majority of the voting power of all shares of Kinnard common stock is required to approve mergers and certain other extraordinary transactions.

DIRECTORS

    MIAC. MIAC's Board of Directors consists of a single class of directors, each of whom serves for one year or until his or her successor is elected and qualified. MIAC's Board of Directors consists of nine directors.

    KINNARD. The Board of Directors of Kinnard is divided into three classes as nearly equal in number as possible, with the directors in each class serving for staggered three-year terms. At each annual meeting of Kinnard's shareholders, the successors to the class of directors whose term expires at the time of such meeting are elected by a majority of the votes cast, assuming a quorum is present. Kinnard's Board of Directors consists of eight directors.

REMOVAL OF DIRECTORS

    MIAC. Under the MBCA, a director may be removed, with or without cause, by the shareholders, or by a majority of the remaining directors if the director was named by the board to fill a vacancy and the shareholders have not elected directors in the interval between the time of appointment to fill a vacancy and the time of the removal.

    KINNARD. Under the MBCA, a director may be removed, with or without cause, by the shareholders, or by a majority of the remaining directors if the director was named by the board to fill a vacancy and the shareholders have not elected directors in the interval between the time of appointment to fill a vacancy and the time of the removal. Under Kinnard's Bylaws, if, in an election of directors by the shareholders, a current director does not receive sufficient votes in the election to fill the position, the current director is automatically removed as a director at the conclusion of the meeting in which the election occurred and the directorship remains vacant until otherwise filled.

NEWLY CREATED DIRECTORSHIPS AND VACANCIES ON THE BOARD OF DIRECTORS

    MIAC. Under the MBCA, unless a corporation's articles of incorporation or by-laws provide otherwise, (i) a vacancy on a corporation's board of directors resulting from the death, resignation, removal or disqualification of a director may be filled by the vote of a majority of directors then in office, although less than a quorum, (ii) a newly created directorship resulting from an increase in the number of directors may be filled by the vote of a majority of the directors serving at the time of the increase and (iii) in either case, any director so elected shall hold office only until a qualified successor is elected at the next regular or special meeting of shareholders. MIAC's Articles of Incorporation and Bylaws follow these provisions.

    KINNARD. The Kinnard Bylaws provide that vacancies on the Kinnard Board may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum, except that vacancies on the board resulting from newly created directorships may only be filled by the affirmative vote of two-thirds of the directors serving at the time of the increase. The Kinnard Bylaws further provide that any director so elected shall only hold office until a qualified successor is elected at the next regular or special meeting of shareholders.

CERTAIN BUSINESS COMBINATIONS

    MIAC. MIAC's Articles of Incorporation and Bylaws do not contain any supermajority voting provisions relating to the approval by holders of MIAC common stock of mergers or other business combinations. Minnesota has enacted legislation aimed at regulating takeovers of certain corporations and protecting shareholders of such corporations in connection with certain business combinations. The two primary provisions of this nature, namely, the business combination provision and the control share acquisition provision, are not applicable to MIAC.

    KINNARD. Kinnard's Articles of Incorporation and Bylaws do not contain any supermajority voting provisions relating to the approval by holders of Kinnard common stock of mergers or other business combinations. Minnesota has enacted legislation aimed at regulating takeovers of certain corporations and protecting shareholders of such corporations in connection with certain business combinations. The Kinnard Articles provide that the Control Share Acquisition statute of the MBCA does not apply to Kinnard.

INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

    MIAC. Unless limited by the articles of incorporation or bylaws of a corporation, the MBCA provides for mandatory indemnification of a director, officer, employee or committee member against certain liabilities and expenses if such person (i) acted in good faith; (ii) received no improper personal benefit; (iii) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (iv) depending upon the capacity in which such person was serving, either believed the conduct was in the best interests of the corporation or believed that the conduct was not opposed to the best interests of the corporation. MIAC's Articles and Bylaws authorize indemnification consistent with the requirements under the MBCA.

    KINNARD. Kinnard's Articles authorize the indemnification of executive officers and directors of Kinnard consistent with the description of the indemnification provisions in the MBCA as described in the preceding paragraph. The Kinnard Bylaws limit indemnification of other employees and agents to the extent determined by an officer of Kinnard who is charged with the responsibility of monitoring litigation and other disputes whose final determination is subject to review by the Kinnard Board upon petition by the employee or agent seeking indemnification.

BUY-SELL PROVISIONS

    MIAC. MIAC's Bylaws contain buy-sell provisions which require each shareholder to offer to MIAC and its other shareholders the right to purchase shares owned by such person to any voluntary or involuntary transfer of shares by such person.

    KINNARD.  Kinnard shareholders are not subject to any similar provision.

                                    EXPERTS

    The consolidated financial statements of Kinnard as of December 31, 1998 and 1997 and for each of the years in the two-year period then ended, included in Kinnard's 1998 Annual Report on Form 10-K and incorporated by reference in this Joint Proxy Statement/Prospectus, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their report and incorporated by reference herein. Such consolidated financial statements are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated statements of operations, shareholders' equity and cash flows of Kinnard for the year ended December 31, 1996 included in Kinnard's 1998 Annual Report on Form 10-K and incorporated by reference in this Joint Proxy Statement/Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of MIAC as of October 31, 1998 and for the year then ended, as of October 31, 1997 and for the periods from August 1, 1997 to October 31, 1997 (successor period) and November 1, 1996 to July 31, 1997 (predecessor period), have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their report included herein. Such consolidated financial statements are included in this Joint Proxy Statement/Prospectus in reliance upon the authority of such firm as experts in accounting and auditing.

    The financial statements for the year ended October 31, 1996 for MSI included in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

    Kinnard and MIAC have retained KPMG Peat Marwick LLP to render an opinion on the federal income tax consequences of the merger and in connection therewith, KPMG reviewed the discussion herein entitled "The Merger--Certain Material Federal Income Tax Consequences." Such opinion has been included in the registration statement in reliance upon the authority of said firm as experts in tax matters.

                                 LEGAL MATTERS

    The validity of the shares issued in connection with the merger and certain other matters will be passed upon for Kinnard by Kaplan, Strangis and Kaplan, P.A., Minneapolis, Minnesota. Certain legal matters will be passed upon for MIAC by Briggs and Morgan, Professional Association, Minneapolis, Minnesota.

                             SHAREHOLDER PROPOSALS

    If the merger is consummated, shareholders of MIAC will become shareholders of Kinnard. Pursuant to Rule 14a-8 promulgated under the Exchange Act, Kinnard shareholders may present proper proposals for inclusion in Kinnard's proxy statement for consideration at the next annual meeting of its shareholders by submitting their proposals to Kinnard in a timely manner. Shareholders proposals intended for inclusion in Kinnard's proxy statement for its 2000 Annual Meeting of Shareholders must be received by the Secretary of Kinnard not later than December 17, 1999 for inclusion in the proxy statement for such meeting. If Kinnard receives notice of a shareholder proposal after March 2, 2000, persons named as proxies for its 2000 Annual Meeting of Shareholders will have the discretionary authority to vote on such proposal.

    As of the date of this document, the Kinnard and MIAC Boards of Directors each know of no matters that will be represented for consideration at the Kinnard special meeting of shareholders or the MIAC special meeting of shareholders, other than as described in this document. If any other matters properly come before either of such special meetings or any adjournments or postponements thereof and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the respective managements of Kinnard and MIAC.

                         INDEX TO FINANCIAL STATEMENTS

                                UNAUDITED PRO FORMA INFORMATION

Unaudited Pro Forma Combined Financial Data--Narrative Overview......................        F-2
Unaudited Pro Forma Combined Balance Sheet as of March 31, 1999......................        F-3
Unaudited Pro Forma Combined Statement of Operations for the three months ended March
  31, 1999...........................................................................        F-4
Unaudited Pro Forma Combined Statement of Operations for the year ended December 31,
  1998...............................................................................        F-5
Notes to Unaudited Pro Forma Combined Financial Statements...........................        F-6

                                        MIAC INFORMATION

Unaudited Consolidated Financial Statements:

    Consolidated Balance Sheets as of April 30, 1999 (unaudited) and December 31,
     1998............................................................................        F-7
    Consolidated Statements of Operations for the six months ended April 30, 1999 and
     1998 (unaudited)................................................................        F-8
    Consolidated Statements of Cash Flows for the six months ended April 30, 1999 and
     1998 (unaudited)................................................................        F-9
    Notes to Consolidated Financial Statements for the six months ended April 30,
     1999 and 1998 (unaudited).......................................................       F-10

Audited Consolidated Financial Statements:

    Independent Auditors' Reports....................................................       F-11
    Consolidated Balance Sheets as of October 31, 1998 and 1997......................       F-13
    Consolidated Statements of Operations for the year ended October 31, 1998, the period from August 1, 1997 to October 31, 1997 (successor period), November 1,
     1996 to July 31, 1997 (predecessor period) and the year ended October 31,
     1996............................................................................       F-14
    Consolidated Statements of Shareholders' Equity for the year ended October 31,
     1998, the period from August 1, 1997 to October 31, 1997 (successor period),
     November 1, 1996 to July 31, 1997 (predecessor period) and the year ended
     October 31, 1996................................................................       F-15
    Consolidated Statements of Cash Flows for the year ended October 31, 1998, the period from August 1, 1997 to October 31, 1997 (successor period), November 1,
     1996 to July 31, 1997 (predecessor period) and the year ended October 31,
     1996............................................................................       F-16
    Notes to Consolidated Financial Statements.......................................       F-17

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

    The following unaudited pro forma combined balance sheet as of March 31, 1999 combines historical consolidated balance sheets of Kinnard and MIAC as if the merger had been effective on Kinnard's first fiscal quarter-end of March 31, 1999, after giving effect to certain adjustments described in the accompanying notes to the unaudited pro forma consolidated financial information. The MIAC balance sheet information used in the pro forma presentation is as of MIAC's fiscal quarter-end of January 31, 1999.

    The unaudited pro forma combined statements of operations for the three months ended March 31, 1999 and for the year ended December 31, 1998, present the combined results of operations of Kinnard and MIAC as if the merger had been effective at the beginning of each period presented. The MIAC statement of operations information presented is for its' fiscal quarter ended January 31, 1999 and its fiscal year ended October 31, 1998.

    The unaudited pro forma combined financial information and accompanying notes reflect the application of the purchase method of accounting for the merger. The total cost of the acquisition is estimated to be approximately $21.2 million, of which approximately $14.9 million represents goodwill. Under this method of accounting, Kinnard records at fair value the acquired assets less liabilities assumed of MIAC. The difference between the cost of the enterprise and the sum of the fair value of assets less liabilities assumed is recorded as goodwill which will be amortized over 25 years. The reported pro forma results of operations of Kinnard includes the operations of MIAC after acquisition, based on the cost to Kinnard. The pro forma results of operations include direct costs and the other restructuring expenses associated with the acquisition which are estimated to approximate $2.8 million ($1.8 million after-tax). The terms of the merger agreement allow MIAC shareholders to elect to receive either cash or Kinnard stock. The merger agreement provides that the total cash consideration will not be less than $5 million or greater than $8.0 million. For purposes of the pro forma combined financial statement presentation, Kinnard has assumed that the maximum cash consideration of $8.0 million will be paid and that 1,830,000 common shares of Kinnard will be issued with a value of approximately $8.9 million. Included in the cost of the acquisition and reflected in the pro forma combined balance sheet is an amount of $1.5 million which represents the approximate fair value of Kinnard vested stock options that will be issued under the merger agreement in exchange for vested MIAC stock options outstanding.

    Concurrent with the closing date of the acquisition, Kinnard anticipates recording a nonrecurring after-tax charge against income of approximately $900,000. The anticipated charge, which is reflected in the pro forma combined balance sheet, relates to costs resulting from the transaction.

    The unaudited pro forma combined financial statements are based on the historical financial statements of Kinnard and MIAC and are qualified in their entirety by, and should be read in conjunction with, these financial statements and the notes thereto. The unaudited pro forma combined financial statements are not necessarily indicative of the results of operations or the combined financial position that would have resulted had the Merger been consummated at the beginning of the period indicated, nor are they necessarily indicative of future results of operations or financial position.

                   KINNARD INVESTMENTS, INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                 MARCH 31, 1999

                                 (IN THOUSANDS)

                                                                                              PRO FORMA
                                                              KINNARD  MIAC(1)  ADJUSTMENTS   COMBINED
                                                              -------  -------  -----------   ---------
Cash and cash equivalents...................................  $   839  $ 1,286                $  2,125
Receivables from brokers....................................    1,524       12                   1,536
Receivable from customers...................................             2,897                   2,897
Miscellaneous receivables...................................    3,363    3,486                   6,849
Trading securities..........................................    8,923   21,025                  29,948
Loan participation notes held for sale......................            48,525                  48,525
Fixed assets, net...........................................    1,674    1,259                   2,933
Investment in securities....................................   14,973             (13,000)(2)    1,973
Other assets................................................      304    1,209                   1,513
Income tax receivable.......................................    1,165      685                   1,850
Deferred tax asset..........................................      260      500        940(4)     1,700
Goodwill....................................................             4,260     10,688(6)    14,948
                                                              -------  -------  -----------   ---------
TOTAL ASSETS................................................  $33,025  $85,144     (1,372)    $116,797
                                                              -------  -------  -----------   ---------
                                                              -------  -------  -----------   ---------
Short-term borrowings.......................................            40,322                $ 40,322
Due to broker-dealers.......................................               532                     532
Payable to customers........................................             1,556                   1,556
Securities sold not yet purchased...........................      368       83                     451
Accounts payable and accrued expenses.......................    4,493   25,702      2,750(8)    32,945
Term debt...................................................             7,443     (5,000)(2)    2,443
Merger provision payable....................................                          900(11)      900
                                                              -------  -------  -----------   ---------
TOTAL LIABILITIES...........................................    4,861   75,638     (1,350)      79,149
                                                              -------  -------  -----------   ---------
Common stock................................................      103        9         27(10)      139
Paid-in-capital.............................................    7,577    8,537      1,811(10)   17,925
Retained earnings...........................................   20,484      960       (960)(10)   19,584
                                                                                     (900)(11)
                                                              -------  -------  -----------   ---------
TOTAL STOCKHOLDERS' EQUITY..................................   28,164    9,506        (22)      37,648
                                                              -------  -------  -----------   ---------
TOTAL LIABILITIES AND EQUITY................................  $33,025  $85,144     (1,372)    $116,797
                                                              -------  -------  -----------   ---------
                                                              -------  -------  -----------   ---------

The accompanying notes are an integral part of the unaudited pro forma combined financial statements

                   KINNARD INVESTMENTS, INC. AND SUBSIDIARIES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1999

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                              PRO FORMA
                                                                     KINNARD     MIAC(1)      ADJUSTMENTS     COMBINED
                                                                    ---------  -----------  ---------------  -----------
Commission income.................................................  $   4,177   $   3,117                     $   7,294
Principal transactions............................................      5,049          54                         5,103
Investment account................................................        672                                       672
Investment banking................................................        562       1,304                         1,866
Interest income...................................................        393         558            (88)(3)        863
Other income......................................................        965       1,783                         2,748
                                                                    ---------  -----------           ---     -----------
TOTAL REVENUE.....................................................     11,818       6,816            (88)        18,546
                                                                    ---------  -----------           ---     -----------

Employee compensation.............................................      7,630       4,656           (250)(9)     12,036
Floor brokerage and clearance.....................................        965         172                         1,137
Communications....................................................        198         379                           577
Occupancy and equipment...........................................      1,437         490           (116)(9)      1,811
Interest expense..................................................                    471                           471
Goodwill amortization.............................................                     63             88(7)         151
Other operating...................................................      1,001       1,262           (134)(9)      2,129
                                                                    ---------  -----------           ---     -----------
TOTAL EXPENSES....................................................     11,231       7,493           (412)        18,312
                                                                    ---------  -----------           ---     -----------

INCOME (LOSS) BEFORE TAXES........................................        587        (677)                          234

INCOME TAXES (BENEFIT)............................................        234        (296)           130(5)          68
                                                                    ---------  -----------           ---     -----------

NET INCOME (LOSS).................................................  $     353   $    (381)           194      $     166
                                                                    ---------  -----------           ---     -----------
                                                                    ---------  -----------           ---     -----------

Earnings (loss) per share:
    Basic.........................................................  $    0.07   $   (0.41)                    $    0.02
    Diluted.......................................................  $    0.07   $   (0.41)                    $    0.02

Shares:
    Basic.........................................................      5,362         939                         7,194
    Diluted.......................................................      5,381         939                         7,433

The accompanying notes are an integral part of the unaudited pro forma combined financial statements

                   KINNARD INVESTMENTS, INC. AND SUBSIDIARIES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                              PRO FORMA
                                                              KINNARD  MIAC(1)  ADJUSTMENTS   COMBINED
                                                              -------  -------  -----------   ---------
Commission income...........................................  $14,684  $13,112                 $27,796
Principal transactions......................................   16,453    1,279                  17,732
Investment account..........................................     (187)                            (187)
Investment banking..........................................    5,640   12,970                  18,610
Interest income.............................................    1,422    1,958      (351)(3)     3,029
Other income................................................    2,932    6,096                   9,028
                                                              -------  -------  -----------   ---------
TOTAL REVENUE...............................................   40,944   35,415      (351)       76,008
                                                              -------  -------  -----------   ---------

Employee compensation.......................................   31,360   20,983    (1,000)(9)    51,343
Floor brokerage and clearance...............................    3,413      637                   4,050
Communications..............................................      910    1,673                   2,583
Occupancy and equipment.....................................    5,554    2,091      (463)(9)     7,182
Interest expense............................................             2,022                   2,022
Goodwill amortization.......................................               248       403(7)        651
Other operating.............................................    5,336    5,761      (537)(9)    10,560
                                                              -------  -------  -----------   ---------
TOTAL EXPENSES..............................................   46,573   33,415    (1,597)       78,391
                                                              -------  -------  -----------   ---------

INCOME (LOSS) BEFORE TAXES..................................   (5,629)   2,000                  (2,383)

INCOME TAXES (BENEFIT)......................................   (2,253)     904       499(5)       (850)
                                                              -------  -------  -----------   ---------

NET INCOME (LOSS)...........................................  $(3,376) $ 1,096       747       $(1,533)
                                                              -------  -------  -----------   ---------
                                                              -------  -------  -----------   ---------

Earnings (loss) per share:
    Basic...................................................  $ (0.58) $  1.22                 $ (0.20)
    Diluted.................................................  $ (0.58) $  1.22                 $ (0.20)

Shares:
    Basic...................................................    5,825      899                   7,657
    Diluted.................................................    5,825      899                   7,657

The accompanying notes are an integral part of the unaudited pro forma combined financial statements

                   KINNARD INVESTMENTS, INC. AND SUBSIDIARIES

                     NOTES TO UNAUDITED PRO FORMA COMBINED

                              FINANCIAL STATEMENTS

NOTE 1.     The MIAC financial information included herein is as of and for its fiscal quarter ended January 31, 1999 and for its fiscal year ended October 31,
              1998.

NOTE 2.     Investment in securities are assumed to be reduced by $13,000,000, comprised of $8,000,000 for cash paid to MIAC shareholders and retirement of
              $5,000,000 in term debt. Kinnard has assumed that MIAC shareholders will elect the maximum cash consideration amount under the terms of the merger agreement.

NOTE 3.     Interest income is reduced in the pro forma combined statement of operations to reflect the reduction of investment in securities used to pay MIAC shareholders, net of interest expense from reduction of term debt.

NOTE 4.     Deferred taxes receivable has been increased to reflect the tax effects of certain acquisition related expenses.

NOTE 5.     Income tax expense adjustments reflect the tax effects of anticipated cost savings from the merger.

NOTE 6.     Adjustments to the goodwill balance represent the estimated amount of goodwill to be recorded from the merger net of the elimination of the existing goodwill previously recorded by MIAC.

NOTE 7.     Adjustment represents amortization of goodwill amount from the merger over 25 years net of the elimination of the prior MIAC goodwill amortization.

NOTE 8.     Accounts payable and accrued expenses have been increased to reflect direct acquisition and other capitalizable merger costs.

NOTE 9.     Reductions of expenses due to anticipated costs savings from the merger.

NOTE 10.    Adjustments to shareholders' equity reflect the issuance of Kinnard shares to effect the merger; the elimination of the MIAC equity balances upon completion of the merger; and the fair value of vested Kinnard options issued in exchange for MIAC vested options outstanding.

NOTE 11.    Adjustment to accrue merger costs which reflects the anticipated after-tax nonrecurring charge for costs resulting from the merger.

                   MI ACQUSITION CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                               APRIL 30,    OCTOBER 31,
                                                                  1999          1998
                                                              ------------  ------------
                                                              (UNAUDITED)
                                         ASSETS

Cash and cash equivalents...................................     1,121,6$00    2,016,691
Receivables:
  Customers.................................................     2,086,549     1,114,183
  Brokers, dealers and clearing organizations...............     1,939,040        68,617
  Officers' and employees' notes and advances...............       166,183       128,944
  Notes receivable..........................................     2,082,473     1,906,634
  Other receivables.........................................     1,442,753     2,278,984
                                                              ------------  ------------
Total receivables...........................................     7,716,998     5,497,362

Securities inventory........................................    17,103,477    17,712,874
Loan participation notes held for sale......................     2,871,901     4,948,907
Office equipment and leasehold improvements, at cost, less
  accumulated depreciation and amortization of $4,744,300 in
  1999 and $4,681,390 in 1998...............................     1,201,827     1,291,618
Deferred taxes..............................................       397,406       548,230
Goodwill, net of amortization...............................     4,196,881     4,323,473
Other.......................................................     1,502,472     1,061,855
                                                              ------------  ------------
Total assets................................................    36,112,5$62   37,401,010
                                                              ------------  ------------
                                                              ------------  ------------

                          LIABILITIES AND SHAREHOLDERS' EQUITY

Demand notes payable........................................     4,403,8$13   10,463,755
Accounts payable:
  Customers.................................................       764,120     1,134,376
  Brokers, dealers and clearing organizations...............     3,483,162       883,543
  Operating.................................................     6,043,602     2,634,092
                                                              ------------  ------------
Total accounts payable......................................    10,290,884     4,652,011

Securities sold not purchased...............................        86,607            --
Accrued liabilities.........................................     3,462,521     4,751,366
Income taxes................................................            --       140,548
Term debt...................................................     7,455,373     8,006,229
                                                              ------------  ------------
Total liabilities...........................................    25,699,198    28,013,909
                                                              ------------  ------------

Commitments and contingencies

Shareholders' equity:
  Common stock, $.01 par value, 90,000,000 shares
    authorized; 938,950 issued and outstanding in 1999 and
    1998....................................................         9,390         9,390
  Preferred stock, $.01 par value, 10,000,000 shares
    authorized; none issued and outstanding in 1999 and
    1998....................................................            --            --
  Additional paid-in capital................................     8,537,053     8,537,053
  Retained earnings.........................................     1,866,921     1,340,658
    Less: Note receivable from shareholder..................            --      (500,000)
                                                              ------------  ------------
Total shareholders' equity..................................    10,413,364     9,387,101
                                                              ------------  ------------
Total liabilities and shareholders' equity..................    36,112,5$62   37,401,010
                                                              ------------  ------------
                                                              ------------  ------------

          See accompanying notes to consolidated financial statements.

                  MI ACQUISITION CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                        SIX MONTHS ENDED APRIL
                                                                                  30,
                                                                        -----------------------
                                                                           1999         1998
                                                                        -----------  ----------
                                                                              (UNAUDITED)
Revenues:
  Securities underwriting and sales...................................  $ 8,209,408   9,789,200
  Loan origination fees...............................................    7,726,095   3,237,586
  Interest income.....................................................    1,331,554     913,403
  Other income........................................................    1,401,832     952,565
                                                                        -----------  ----------

Total revenues........................................................   18,668,889  14,892,754
                                                                        -----------  ----------

Expenses:
  Employee compensation:
    Management and underwriting salaries..............................    3,482,659   3,312,628
    Sales commissions.................................................    3,240,483   2,854,176
    Bonuses and incentive compensation................................    1,940,306   1,126,343
    Office, clerical and support salaries.............................    1,157,127   1,176,016
    Benefits and other personnel costs................................    1,309,064   1,134,480
                                                                        -----------  ----------

Total employee compensation...........................................   11,129,639   9,603,643

General and administrative............................................    5,585,700   4,835,245
Interest expense......................................................    1,005,687   1,022,930
                                                                        -----------  ----------

Total expenses........................................................   17,721,026  15,461,818
                                                                        -----------  ----------

Income (loss) before income taxes.....................................      947,863    (569,064)

Income tax expense (benefit)..........................................      421,600    (178,600)
                                                                        -----------  ----------

Net income............................................................  $   526,263    (390,464)
                                                                        -----------  ----------

Earnings (loss) per share:
  Basic...............................................................  $      0.56       (0.44)
  Diluted.............................................................  $      0.55       (0.44)

          See accompanying notes to consolidated financial statements.

                  MI ACQUISITION CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     SIX MONTHS ENDED APRIL
                                                                              30,
                                                                     ----------------------
                                                                        1999        1998
                                                                     ----------  ----------
                                                                          (UNAUDITED)
Operating activities:
Net income (loss)..................................................  $  526,263    (390,464)
Adjustments to reconcile net income (loss) to net cash provided for operating activities:
    Depreciation...................................................     211,611     173,926
    Amortization of goodwill.......................................     126,592     116,911
    Receivables....................................................  (2,219,636)  4,196,467
    Securities inventory...........................................     609,397  22,400,845
    Loan participation notes held for sale.........................   2,077,006   5,755,237
    Deferred taxes.................................................     150,824          --
    Other assets...................................................    (440,617)   (258,895)
    Accounts payable...............................................   5,638,873   2,938,705
    Accrued liabilities............................................  (1,288,845)   (596,362)
    Income taxes...................................................    (140,548)   (192,237)
    Securities purchased under agreement to resell.................          --  (1,003,750)
    Securities sold, not yet purchased.............................      86,607   1,182,639
                                                                     ----------  ----------

Net cash provided for operating activities.........................   5,337,527  34,323,022

Investing activities:
  Purchase of CHB..................................................          --    (774,395)
  Payments for office equipment and leasehold improvements, net....    (121,820)   (309,788)
                                                                     ----------  ----------

Net cash used for investing activities.............................    (121,820) (1,084,183)
                                                                     ----------  ----------

Financing activities:
  Repayments under demand notes payable, net.......................  (6,059,942) (30,421,056)
  Net payments of term debt........................................    (550,856) (1,565,146)
  Stock issued in connection with purchase of CHB..................          --     235,000
  Repurchase of shares.............................................     (60,500)         --
  Proceeds for stock issued........................................     560,500          --
                                                                     ----------  ----------

Net cash used for financing activities.............................  (6,110,798) (31,751,202)
                                                                     ----------  ----------

Net (decrease) increase in cash and cash equivalents...............    (895,091)  1,487,637

Cash and cash equivalents, beginning of period.....................   2,016,691   2,531,179
                                                                     ----------  ----------

Cash and cash equivalents, end of period...........................   1,121,600   4,018,816
                                                                     ----------  ----------

Supplemental disclosures of cash flow information:
  Cash paid during the period for:
    Interest.......................................................  $  965,089   1,051,654
    Income taxes...................................................     481,526       2,935

          See accompanying notes to consolidated financial statements.

                  MI ACQUISITION CORPORATION AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(1) CONSOLIDATED FINANCIAL STATEMENTS

    The accompanying unaudited interim consolidated financial statements have been prepared in accordance with the instructions for Form S-4 and do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements and should be read in conjunction with the consolidated financial statements and related notes for the year ended October 31, 1998 which are also included in the Form S-4 filing. In the opinion of management, all adjustments necessary for a fair presentation of such interim consolidated financial statements have been included. All such adjustments are of a normal recurring nature. The results of operations for the six-month period ended April 30, 1999, are not necessarily indicative of results for subsequent periods.

(2) COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                                                                            SIX MONTHS ENDED APRIL
                                                                                                     30,
                                                                                            ----------------------
                                                                                               1999        1998
                                                                                            ----------  ----------
                                                                                                 (UNAUDITED)
Basic earnings (loss) per share:
    Net earnings (loss)...................................................................  $  526,263    (390,464)
                                                                                            ----------  ----------
Average number of common and common equivalent shares outstanding:
    Average common shares outstanding.....................................................     938,950     883,225
                                                                                            ----------  ----------
Basic earnings (loss) per share...........................................................  $     0.56       (0.44)
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Diluted earnings (loss) per share:
    Net earnings (loss)...................................................................  $  526,263    (390,464)
                                                                                            ----------  ----------
Average number of common and common equivalent shares outstanding:
    Average common shares outstanding.....................................................     938,950     883,225
    Stock options.........................................................................      17,695         n/a
                                                                                            ----------  ----------
                                                                                               956,645     883,225
                                                                                            ----------  ----------
Diluted earnings (loss) per share.........................................................  $     0.55       (0.44)
                                                                                            ----------  ----------

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
MI Acquisition Corporation:

We have audited the accompanying consolidated balance sheets of MI Acquisition Corporation and subsidiaries as of October 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended October 31, 1998, and the period from August 1, 1997 to October 31, 1997 (successor period). We have also audited the consolidated statements of operations, shareholders' equity and cash flows of Miller & Schroeder, Inc. and subsidiaries (predecessor) for the period from November 1, 1996 to July 31, 1997 (predecessor period). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MI Acquisition Corporation and subsidiaries as of October 31, 1998 and 1997, and the results of their operations and their cash flows for the year ended October 31, 1998, the successor period from August 1, 1997 to October 31, 1997 and the predecessor period from November 1, 1996 to July 31, 1997, in conformity with generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, effective July 31, 1997, an investor group acquired all of the outstanding stock of Miller & Schroeder, Inc. in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

                                          /s/ KPMG Peat Marwick LLP
                                          KPMG Peat Marwick LLP

Minneapolis, Minnesota
December 30, 1998

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
Miller & Schroeder, Inc.:

We have audited the accompanying consolidated statements of operations and shareholders' equity and cash flows of Miller & Schroeder, Inc. (a Minnesota corporation) and Subsidiaries for the year ended October 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of their operations and their cash flows of Miller & Schroeder, Inc. and Subsidiaries for the year ended October 31, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

                                          /s/ Arthur Andersen LLP

Minneapolis, Minnesota,
December 20, 1996

                  MI ACQUISITION CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           OCTOBER 31, 1998 AND 1997

                                                                                           1998           1997
                                                                                       -------------  ------------
                                                      ASSETS
Cash and cash equivalents............................................................  $   2,016,691     2,531,179
Receivables:
  Customers..........................................................................      1,114,183     3,233,956
  Brokers, dealers and clearing organizations........................................         68,617       779,829
  Officers' and employees' notes and advances........................................        128,944       159,661
  Income tax receivable..............................................................             --       336,288
  Notes receivable...................................................................      1,906,634     2,971,825
  Receivable from prior ownership group..............................................             --     1,241,000
  Other receivables..................................................................      2,278,984     1,258,551
                                                                                       -------------  ------------
Total receivables....................................................................      5,497,362     9,981,110
Securities inventory.................................................................     17,712,874    39,293,882
Loan participation notes held for sale...............................................      4,948,907     8,917,141
Office equipment and leasehold improvements, at cost, less accumulated depreciation
  and amortization of $4,681,390 in 1998 and $4,168,876 in 1997......................      1,291,618       833,555
Deferred taxes.......................................................................        548,230       825,220
Goodwill, net of amortization........................................................      4,323,473     4,235,576
Other................................................................................      1,061,855     1,158,801
                                                                                       -------------  ------------
Total assets.........................................................................  $  37,401,010    67,776,464
                                                                                       -------------  ------------
                                                                                       -------------  ------------

                                       LIABILITIES AND SHAREHOLDERS' EQUITY
Demand notes payable.................................................................  $  10,463,755    42,543,000
Accounts payable:
  Customers..........................................................................      1,134,376       722,939
  Brokers, dealers and clearing organizations........................................        883,543        87,659
  Operating..........................................................................      2,634,092     2,098,350
                                                                                       -------------  ------------
Total accounts payable...............................................................      4,652,011     2,908,948
Accrued liabilities..................................................................      1,826,531     2,041,868
Accrued compensation and benefits....................................................      2,924,835     2,403,292
Income taxes.........................................................................        140,548            --
Term debt............................................................................      8,006,229     9,719,605
                                                                                       -------------  ------------
Total liabilities....................................................................     28,013,909    59,616,713
                                                                                       -------------  ------------
Commitments and contingencies (note 9)
Shareholders' equity:
  Common stock, $.01 par value, 90,000,000 shares authorized; 938,950 and 875,850 issued and outstanding in 1998 and 1997, respectively; preferred stock, $.01 par
    value, 10,000,000 shares.........................................................          9,390         8,759
  Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued and
    outstanding in 1998 and 1997.....................................................             --            --
  Additional paid-in capital.........................................................      8,537,053     7,906,684
  Retained earnings..................................................................      1,340,658       244,308
    Less: Note receivable from shareholder (note 11).................................       (500,000)           --
                                                                                       -------------  ------------
Total shareholders' equity...........................................................      9,387,101     8,159,751
                                                                                       -------------  ------------
Total liabilities and shareholders' equity...........................................  $  37,401,010    67,776,464
                                                                                       -------------  ------------
                                                                                       -------------  ------------

          See accompanying notes to consolidated financial statements.

                  MI ACQUISITION CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                         FOR THE
                                                                                         PERIOD
                                                                      FOR THE PERIOD      FROM
                                                                      FROM AUGUST 1,   NOVEMBER 1,     FOR THE
                                                          FOR THE        1997 TO         1996 TO      YEAR ENDED
                                                        YEAR ENDED     OCTOBER 31,      JULY 31,     OCTOBER 31,
                                                        OCTOBER 31,        1997           1997           1996
                                                           1998        (SUCCESSOR)    (PREDECESSOR)  (PREDECESSOR)
                                                       -------------  --------------  -------------  ------------
Revenues:
  Securities underwriting and sales..................  $  23,821,848      6,186,578     11,683,310    21,323,083
  Loan origination fees..............................      7,585,732      1,275,489      4,580,194     7,893,354
  Interest income....................................      1,957,519        513,718      1,833,815     2,797,980
  Other income.......................................      2,050,089        393,517      2,732,970     1,909,234
                                                       -------------  --------------  -------------  ------------
Total revenues.......................................     35,415,188      8,369,302     20,830,289    33,923,651
                                                       -------------  --------------  -------------  ------------
Expenses:
  Employee compensation:
    Management and underwriting salaries.............      6,582,929      1,527,193      5,045,824     6,117,265
    Sales commissions................................      5,959,824      1,208,095      3,463,082     5,255,519
    Bonuses and incentive compensation...............      4,003,277      1,340,000      1,692,084     4,325,000
    Office, clerical and support salaries............      2,307,778        594,250      1,796,909     2,160,784
    Benefits and other personnel costs...............      2,129,441        436,052      1,581,147     1,922,274
                                                       -------------  --------------  -------------  ------------
Total employee compensation..........................     20,983,249      5,105,590     13,579,046    19,780,842
General and administrative...........................     10,409,470      2,369,013     10,247,110    10,967,051
Interest expense.....................................      2,021,719        477,091      1,693,665     2,437,138
                                                       -------------  --------------  -------------  ------------
Total expenses.......................................     33,414,438      7,951,694     25,519,821    33,185,031
                                                       -------------  --------------  -------------  ------------
Income (loss) before income taxes....................      2,000,750        417,608     (4,689,532)      738,620
Income tax expense (benefit).........................        904,400        173,300     (2,087,500)      111,000
                                                       -------------  --------------  -------------  ------------
Net income (loss)....................................  $   1,096,350        244,308     (2,602,032)      627,620
                                                       -------------  --------------  -------------  ------------
                                                       -------------  --------------  -------------  ------------
Earnings (loss) per share:
Basic................................................  $        1.22           0.31             NM            NM
Diluted..............................................           1.22           0.31             NM            NM

          See accompanying notes to consolidated financial statements.

                  MI ACQUISITION CORPORATION AND SUBSIDIARIES

                       STATEMENTS OF SHAREHOLDERS' EQUITY

     FOR YEAR ENDED OCTOBER 31, 1998, FOR THE PERIOD FROM AUGUST 1, 1997 TO OCTOBER 31, 1997 (SUCCESS OR PERIOD), FOR THE PERIOD FROM NOVEMBER 1, 1996 TO
   JULY 31, 1997 (PREDECESSOR PERIOD AND FOR THE YEAR ENDED OCTOBER 31 , 1996

                                                                 ADDITIONAL                LESS: NOTE      TOTAL
                                                       COMMON      PAID-IN     RETAINED    RECEIVABLE   SHAREHOLDER'S
                                           SHARES      STOCK       CAPITAL     EARNINGS     (NOTE 11)      EQUITY
                                         ----------  ----------  -----------  -----------  -----------  ------------
Balances, October 31, 1995.............     990,625  $   99,063    6,000,000    5,516,406          --    11,615,469
  Net income...........................          --          --           --      627,620          --       627,620
                                         ----------  ----------  -----------  -----------  -----------  ------------
Balances, October 31, 1996.............     990,625      99,063    6,000,000    6,144,026          --    12,243,089
  Net loss-predecessor.................          --          --           --   (2,602,032)         --    (2,602,032)
  Elimination of equity balances.......    (990,625)    (99,063)  (6,000,000)  (3,541,994)         --    (9,641,057)
  Issuance of stock of successor*......     752,500       7,525    6,721,475           --          --     6,729,000
                                         ----------  ----------  -----------  -----------  -----------  ------------
Balances, July 31,1997.................     752,500       7,525    6,721,475           --          --     6,729,000
  Stock issued.........................     123,350       1,234    1,185,209           --          --     1,186,443
  Net income--successor................          --          --           --      244,308          --       244,308
                                         ----------  ----------  -----------  -----------  -----------  ------------
Balances, October 31, 1997.............     875,850       8,759    7,906,684      244,308          --     8,159,751
  Stock issued.........................      73,500         735      734,265           --    (500,000)      235,000
  Stock redeemed.......................     (10,400)       (104)    (103,896)          --          --      (104,000)
  Net income...........................          --          --           --    1,096,350          --     1,096,350
                                         ----------  ----------  -----------  -----------  -----------  ------------
Balances, October 31, 1998.............     938,950  $    9,390    8,537,053    1,340,658    (500,000)    9,387,101
                                         ----------  ----------  -----------  -----------  -----------  ------------
                                         ----------  ----------  -----------  -----------  -----------  ------------

------------------------

 * Issuance of stock occurred on closing date of acquisition but prior to the commencement of successor operations.

          See accompanying notes to consolidated financial statements.

                  MI ACQUISITION CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                             FOR THE PERIOD
                                                                            FOR THE PERIOD        FROM
                                                                            FROM AUGUST 1,    NOVEMBER 1,        FOR THE
                                                                FOR THE        1997 TO          1996 TO        YEAR ENDED
                                                               YEAR ENDED    OCTOBER 31,        JULY 31,       OCTOBER 31,
                                                              OCTOBER 31,        1997             1997            1996
                                                                  1998       (SUCCESSOR)     (PREDECESSOR)    (PREDECESSOR)
                                                              ------------  --------------   --------------   -------------
Operating activities:
Net income (loss)...........................................  $  1,096,350       244,308       (2,602,032)         627,620
Adjustments to reconcile net income (loss) to net cash
  provided (used) for operating activities:
  Depreciation..............................................       404,742        25,500          392,803          504,769
  Amortization of goodwill..................................       248,151        53,616               --               --
  Receivables...............................................     3,242,748    (1,073,885)       1,550,917          844,495
  Securities inventory......................................    21,581,008   (21,017,439)       3,901,176       24,962,557
  Loan participation notes held for sale....................     3,968,234      (659,527)      (3,447,535)      (1,679,774)
  Deferred taxes............................................       276,990            --       (1,306,500)              --
  Other assets..............................................        96,946     1,636,760          185,393          236,933
  Accounts payable..........................................     1,743,063    (2,222,017)      (1,520,838)       2,274,714
  Accrued liabilities.......................................       306,206      (411,493)         596,345          190,976
  Income taxes..............................................       140,548            --               --               --
  Securities sold, not yet purchased........................            --       (11,565)      (3,416,982)       2,137,793
                                                              ------------  --------------   --------------   -------------
Net cash provided (used) for operating activities...........    33,104,986   (23,435,742)      (5,667,253)      30,100,083

Investing activities:
  Purchase of CHB...........................................      (813,331)           --               --               --
  Payments for office equipment and leasehold improvements,
    net.....................................................      (862,805)      (32,809)         (89,526)        (260,459)
  Sale of rental property...................................            --            --        3,752,709               --
  Additions to rental property..............................            --            --          (12,500)         (31,356)
  Goodwill adjustments (note 2).............................       477,283            --               --               --
  Acquisition of Predecessor, net...........................     1,241,000            --      (15,171,415)*             --
                                                              ------------  --------------   --------------   -------------
Net cash (used) provided for investing activities...........        42,147       (32,809)     (11,520,732)        (291,815)
                                                              ------------  --------------   --------------   -------------
Financing activities:
  (Repayments) borrowings under demand notes payable, net...   (32,079,245)   20,966,842        7,710,738      (27,991,180)
  Net borrowings (payments) of term debt....................    (1,713,376)     (487,756)      (4,937,658)         332,005
  Stock issued in connection with purchase of CHB...........       235,000            --               --               --
  Proceeds (payments) for stock issued (redeemed)...........      (104,000)    1,186,443        6,729,000*              --
  Issuance of long-term debt in connection with acquisition
    of Predecessor..........................................            --            --        6,500,000*              --
  (Decrease) increase in securities sold under agreements to
    repurchase..............................................            --            --       (6,119,626)       5,367,826
  Decrease (increase) in securities purchased under
    agreement to resell.....................................            --            --        9,213,802       (7,467,002)
                                                              ------------  --------------   --------------   -------------
Net cash (used) provided for financing activities...........   (33,661,621)   21,665,529       19,096,256      (29,758,351)
                                                              ------------  --------------   --------------   -------------

Net increase (decrease) in cash and cash equivalents........      (514,488)   (1,803,022)       1,908,271           49,917

Cash and cash equivalents, beginning of period..............     2,531,179     4,334,201        2,425,930        2,376,013
                                                              ------------  --------------   --------------   -------------
Cash and cash equivalents, end of period....................  $  2,016,691     2,531,179        4,334,201        2,425,930
                                                              ------------  --------------   --------------   -------------
                                                              ------------  --------------   --------------   -------------
Supplemental disclosures of cash flow information:
  Cash paid (received) during the period for:
    Interest................................................  $  2,105,641       472,000        1,752,119        2,562,921
    Income taxes............................................  $    702,887    (1,228,329)          46,788        1,318,217

------------------------------

 * Occurred on closing date of acquisition but prior to the commencement of successor operations.

          See accompanying notes to consolidated financial statements.

                  MI ACQUISITION CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    MI Acquisition Corporation (MIAC and successor) and subsidiaries (the Company) is a closely-held entity that provides investment banking and advisory services; securities sales, trading, and underwriting services; and services pertaining to the origination, financing, and sales of loan participation notes. MIAC is the parent company of Miller and Schroeder, Inc. (MSI and predecessor) which in turn is the parent company of: Miller & Schroeder Financial, Inc.
(MSF), Miller & Schroeder Investments Corporation (MSIC), Miller & Schroeder Small Business Capital Corporation (SBCC), Pooled Loan Marketing Corporation
(PLMC), Miller & Schroeder Capital Corporation (MSCC), Miller & Schroeder Mortgage Corporation (MSMC), and C.H. Brown (CHB).

    In June 1997, MIAC was formed and capitalized with $4,000 representing common stock equity. Operations of MIAC did not commence until after July 31, 1997 at which time MIAC acquired all of the issued and outstanding common stock of MSI (see note 2). The acquisition of MSI was accounted for using the purchase method of accounting. The accompanying consolidated statements of operations for the period from November 1, 1996 to July 31, 1997 and for the year ended October 31, 1996 were prepared on a historical cost basis in accordance with generally accepted accounting principles and have been labeled, "predecessor". The accompanying consolidated financial statements of the Company as of October 31, 1998 and 1997, and for the year ended October 31, 1998 and for the period from August 1, 1997 to October 31, 1997 have been prepared in conformity with the purchase method of accounting. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

    MSF is a registered broker-dealer in securities under the Securities Exchange Act of 1934 and underwrites municipal and corporate securities. MSF also markets and trades fixed income and equity securities.

    The primary business of MSIC is the origination, financing, and sale of loan participation notes and lease transactions which are collateralized by real estate and/or equipment. These transactions are sold through arrangements made by MSF in the form of nonrecourse loan participation notes. These sales are made to unaffiliated institutional and other investors. MSIC is also the servicing agent for loan participation notes of $639 million and $488 million at October 31, 1998 and 1997, respectively.

    All material intercompany balances and transactions have been eliminated in consolidation. Certain 1997 and 1996 amounts have been reclassified to conform with the 1998 presentation.

    The following is a summary of significant accounting policies followed by the Company:

    (a)  CASH AND CASH EQUIVALENTS

    For financial reporting purposes, the Company considers all investments with original maturities of three months or less to be cash equivalents. Included in cash at October 31, 1998 and 1997 is $1,200,000 and $400,155, respectively, segregated in a special bank account for the exclusive benefit of customers under Rule 15c3-3 of the Securities and Exchange Commission. Amounts required to be segregated, however, at October 31, 1998 and 1997, were $810,712 and none, respectively.

    (b)  REPURCHASE AND RESALE TRANSACTIONS

    Transactions involving purchases of securities under agreements to resell (reverse repurchase agreements) or sales of securities under agreements to repurchase (repurchase agreements) are accounted for as

                  MI ACQUISITION CORPORATION AND SUBSIDIARIES

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) financing transactions and are recorded at the contract amount plus accrued interest at which the securities will be subsequently resold or reacquired.

    (c)  SECURITIES TRANSACTIONS AND LOAN PARTICIPATION NOTES HELD FOR SALE

    Securities inventories are carried at estimated current market values. The difference between cost and market value is included in revenues from profits on securities trading.

    Loan participation notes held for sale are carried at the lower of aggregate cost or market value. These loan participation notes were sold subsequent to October 31, 1998 and 1997 at prices that approximated their carrying values.

    Purchases and sales of securities (including sales of loan participations) are recorded on a settlement date basis. The difference between trade date basis and settlement date basis accounting did not have a material effect on the Company's financial position or results of operations.

    (d)  OFFICE EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    Office equipment and leasehold improvements are stated at net book value. Equipment is depreciated on a straight-line or accelerated basis over estimated useful lives of five to seven years. Leasehold improvements are amortized using the straight-line method over the lesser of the respective lease term or estimated useful life of the improvements.

    (e)  USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (f)  STOCK-BASED COMPENSATION

    The Company accounts for stock option grants using APB Opinion No. 25 (APB No. 25) and, accordingly, does not recognize compensation expense related to option grants. The Company, however, applies the disclosure provisions of Statement of Financial Accounting Standards No. 123 (SFAS No. 123), ACCOUNTING FOR STOCK-BASED COMPENSATION.

    (g)  EARNINGS PER SHARE

    Basic earnings per share is based upon the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share takes into account the effect of potentially dilutive securities using the treasury stock method. Given the differing capital structure and basis of accounting of the predecessor company, the Company believes that presentation of historical earnings per share for the predecessor periods prior to July 31, 1997 would not be meaningful.

                  MI ACQUISITION CORPORATION AND SUBSIDIARIES

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The components of earnings per share are:

                                                                               AUGUST 1, 1997
                                                                                     TO
                                                                    1998      OCTOBER 31, 1997
                                                                ------------  ----------------
Net income....................................................  $  1,096,350    $    244,308
                                                                ------------        --------
                                                                ------------        --------
Weighted average common shares outstanding....................       899,193         785,003
                                                                ------------        --------
                                                                ------------        --------
Basic earnings per share......................................  $       1.22    $        .31
                                                                ------------        --------
                                                                ------------        --------
Diluted earnings per share....................................  $       1.22    $        .31
                                                                ------------        --------
                                                                ------------        --------

(2) ACQUISITIONS

    As of the close of business on July 31, 1997 MIAC acquired all of the issued and outstanding common stock of MSI for $13,930,415. The transaction has been accounted for as a purchase. The cash purchase of outstanding MSI stock was partially financed by $6,500,000 of term debt and the issuance of $6,729,000 of common stock equity. The excess of the purchase price over the fair market value of identified net assets acquired of $4,289,192 was allocated to goodwill. Goodwill is amortized on a straight-line basis over a period of 20 years. During fiscal 1998, the Company made purchase accounting adjustments resulting in a net reduction to goodwill of $477,283.

    In February 1998, MIAC acquired all of the issued and outstanding common stock of CHB for $813,331 including the assumption of net liabilities of $542,864. The purchase was partially financed by the issuance of $235,000 of common stock. The excess of the purchase price over the fair market value of identified net assets acquired of $813,331 was allocated to goodwill. Goodwill is amortized on a straight-line basis over a period of 20 years.

(3) SECURITIES INVENTORY AND LOAN PARTICIPATION NOTES HELD FOR SALE

    Securities positions at October 31 are summarized as follows:

                                                                       1998           1997
                                                                   -------------  ------------
Municipal securities.............................................  $  16,189,420    35,928,422
U.S. Government and Government agency securities.................          3,021     1,996,487
Other............................................................      1,520,433     1,368,973
                                                                   -------------  ------------
Total............................................................  $  17,712,874    39,293,882
                                                                   -------------  ------------
                                                                   -------------  ------------

    Loan participation notes held for sale at October 31, 1998 and 1997 totaling $4,948,907 and $8,917,141, respectively, represent the unsold portions of real estate mortgage and equipment loan financings with interest rates ranging from 7.28% to 10.5%.

(4) NOTES RECEIVABLE

    Notes receivable at October 31, 1998 and 1997, consist of $102,233 and $667,155, respectively, of short-term notes and $1,804,401 and $2,304,670 of long-term notes, respectively. The long-term notes are

                  MI ACQUISITION CORPORATION AND SUBSIDIARIES

(4) NOTES RECEIVABLE (CONTINUED)
collateralized by real estate, have maturity dates ranging from 2001 through 2005 and have interest rates ranging from 9.414% to 12.43%. The short-term notes relate to temporary advances to issuers.

(5) FUNDS HELD IN ESCROW

    In connection with MSIC acting as a loan servicing agent, funds for real estate taxes, insurance, and certain reserve accounts, including amounts for construction participations, are collected and held in escrow in accordance with loan documents. Funds held in escrow as of October 31, 1998 and 1997 were $20,231,657 and $10,287,231, respectively. These funds are not included in the Company's balance sheets.

(6) FINANCING ARRANGEMENTS

    (a)  DEMAND NOTES PAYABLE

    MSF has financing arrangements with several financial institutions and may borrow up to an aggregate of $51 million. MSF's trading securities and certain assets are pledged as collateral under these arrangements. Amounts borrowed under these arrangements fluctuate daily based on the timing of customer and broker-dealer trades and issues underwritten by MSF. The terms and expiration dates of these facilities are periodically renegotiated. At October 31, 1998 and 1997, $5,875,000 and $34,215,000 were outstanding and $45,125,000 and
$12,785,000 were available on these facilities, respectively. MSF is expected to maintain agreed-upon compensating balances with the financial institutions. MSF's interest rates on these borrowings fluctuate with the daily federal funds rate. The rates in effect at October 31, 1998 and October 31, 1997, ranged from 6.925% to 7.0% and 6.9875% to 7.38%, respectively.

    MSIC has a $5 million credit facility with a financial institution, and may draw up to $10 million on MSF's credit facility. At October 31, 1998 and 1997, MSIC had $4,500,000 and $6,838,000 outstanding on these credit facilities, respectively. MSIC may borrow funds under terms of the demand note to finance loan participation notes up to predefined amounts, with the underlying notes pledged as collateral. Interest accrues at the financial institution's base rate plus 1% (9.0% at October 31, 1998 and 9.5% at October 31, 1997).

    SBCC has a $1 million credit facility with a financial institution which is secured by notes receivable, and may draw up to $4 million on MSF's credit facility. At October 31, 1998, there was no outstanding balance on these facilities and at October 31, 1997, $1,490,000 was outstanding. Interest accrues at the financial institution's federal funds rate plus 1.5% (7.0% at October 31, 1998 and 7.38% at October 31, 1997).

    MSCC has a note payable to a limited partnership of $88,755 at October 31, 1998 that is payable on demand. Interest accrues on this note at 7.25%.

                  MI ACQUISITION CORPORATION AND SUBSIDIARIES

(6) FINANCING ARRANGEMENTS (CONTINUED)
    (b)  TERM DEBT

    Term debt outstanding as of October 31 consisted of:

                                                                                             1998         1997
                                                                                         ------------  ----------
Pollution Control Financing Certificates collateralized by certain notes receivable guaranteed by the Small Business Administration:

  9%, due in annual installments through October 2001..................................  $  1,575,000   2,015,000
  12.25%, due in March 2005............................................................       182,000     182,000

Notes payable, 8.5%, due in monthly installments through February 2000, collateralized
  by equipment.........................................................................        14,789      24,835

Notes payable, (8.45% to 9.20% & 10.375% at 10/31/98 & 10/31/97, respectively), due in monthly installments through June 2003, collateralized by certain furniture and
  office equipment.....................................................................     1,105,192     197,774

Notes payable, prime rate plus 1% (9.0% and 9.5% at October 31, 1998 and 1997, respectively), due in monthly installments through October 2001, collateralized by
  note receivable......................................................................       599,992     799,996

Note payable to shareholder of the Company, 6.5%, due in annual installments through
  January 2003.........................................................................       289,256          --

Revolving line of credit, prime rate plus 1% (9.0% and 9.5% at October 31, 1998 and
  1997, respectively), due in quarterly installments through September 2002............     2,240,000   4,500,000

Notes payable, federal funds rate plus 1.5% (7.0% and 7.38% at October 31, 1998 and
  1997, respectively), due September 2002 or on demand, collateralized by marketable
  securities...........................................................................     2,000,000   2,000,000
                                                                                         ------------  ----------
                                                                                         $  8,006,229   9,719,605
                                                                                         ------------  ----------
                                                                                         ------------  ----------

    The revolving line of credit is collateralized by all assets of the Company. The Company is required to meet certain operating, capital, coverage, and debt related covenants under these agreements.

    Maturities of term debt outstanding at October 31, 1998 are as follows:

1999............................................................  $  1,824,272
2000............................................................     1,663,075
2001............................................................     1,479,573
2002............................................................     2,520,904
2003............................................................       336,405
Thereafter......................................................       182,000
                                                                  ------------
                                                                  $  8,006,229
                                                                  ------------
                                                                  ------------

                  MI ACQUISITION CORPORATION AND SUBSIDIARIES

(7) INCOME TAXES

    The Company files combined state income tax returns, except in certain states where separate returns are filed, and files a consolidated federal income tax return.

    The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are determined based on the estimated future tax effects or differences between the financial statement basis and tax basis of assets and liabilities using the provisions of enacted laws.

    The income tax provision reflected in the accompanying consolidated statements of operations consists of:

                                                                     1998       1997*       1997**       1996**
                                                                  ----------  ----------  -----------  ----------
Current:
  Federal.......................................................  $  897,000    (266,000)  (2,259,401)    184,000
  State.........................................................      32,000     (35,700)     (95,000)    215,000
Deferred........................................................     (24,600)    475,000      266,901    (288,000)
                                                                  ----------  ----------  -----------  ----------
                                                                  $  904,400     173,300   (2,087,500)    111,000
                                                                  ----------  ----------  -----------  ----------
                                                                  ----------  ----------  -----------  ----------

------------------------

 *  Successor period (August 1, 1997 to October 31, 1997)

**  Predecessor period (November 1, 1995 to July 31, 1997).

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the deferred tax asset, the Company will need to generate sufficient future taxable income. Based upon the levels of historical taxable income, projections of future taxable income, and the ability to carry losses back, management believes it is more likely than not that the Company will realize the benefits of the deferred tax asset as of October 31, 1998 and 1997.

    The effective tax rate is calculated using the provision for income taxes. The difference between the U.S. Federal Statutory rate and the effective tax rate is as follows:

                                                                              1998       1997*     1997**     1996**
                                                                            ---------  ---------  ---------  ---------
Statutory tax rate........................................................      34.00%     34.00%    (34.00)%     34.00%
Effect of items on tax rate and provision amounts:
  Tax exempt income.......................................................      (5.87)%     (8.44)%     (1.63)%    (24.61)%
  Non deductible goodwill.................................................       4.22%      4.37%      0.00%      0.00%
  Other...................................................................       5.13%      3.42%     (3.51)%     (3.90)%
  State taxes.............................................................       7.72%      8.14%     (5.38)%      9.55%
                                                                            ---------  ---------  ---------  ---------
Effective tax rate........................................................      45.20%     41.49%    (44.52)%     15.04%
                                                                            ---------  ---------  ---------  ---------
                                                                            ---------  ---------  ---------  ---------

------------------------

 *  Successor period (August 1, 1997 to October 31, 1997)

**  Predecessor period (November 1, 1995 to July 31, 1997).

                  MI ACQUISITION CORPORATION AND SUBSIDIARIES

(8) NET CAPITAL REQUIREMENTS

    As a broker-dealer, MSF is subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1), which requires the maintenance of minimum net capital. MSF has elected to use the alternative method, permitted by the Rule, which requires that MSF maintain minimum net capital, as defined, equal to the greater of $250,000 or 2% of aggregate debit balances arising from customer transactions, as defined. At October 31, 1998 and 1997, MSF's net capital, as defined, of $6,896,998 and $5,578,565, respectively, was 588% and 168% of aggregate debit balances and was $6,646,998 and $5,328,565, respectively, in excess of the minimum net capital required.

(9) COMMITMENTS AND CONTINGENCIES

    (a)  UNDERWRITING COMMITMENTS

    In the ordinary course of business, MSF enters into underwriting commitments. Transactions relating to such underwriting commitments that were open at October 31, 1998 and 1997, have subsequently settled and had no material affect on the financial statements.

    (b)  OPERATING LEASES

    The Company has operating lease commitments expiring at various dates for its offices and certain equipment. Rental expense was $1,292,821 and $346,328 for fiscal 1998 and for the period from August 1, 1997 to October 31, 1997 (successor periods) and $934,953 and $1,226,000 for the period from November 1, 1996 to July 31, 1997 and for the year ended October 31, 1996 (predecessor periods), respectively. Future minimum payments under operating leases are as follows:

Fiscal year

1999............................................................  $  1,407,825
2000............................................................       989,537
2001............................................................       865,091
2002............................................................       849,619
2003............................................................       543,445
Thereafter......................................................     2,014,957

    (c)  EMPLOYEE BENEFIT PLAN

    MSF has a 401(k) plan that allows employees to contribute a portion of their compensation. MSF's expense related to this plan was $285,990 and $2,119 for the year ended October 31, 1998 and for the period from August 1, 1997 to October 31, 1997 (successor periods) and $127,000 and $167,000 for the period from November 1, 1996 to July 31, 1997 and for the year ended October 31, 1996 (predecessor periods), respectively.

    (d)  CONTINGENCIES

    In the normal course of business, the Company, from time to time, becomes involved in claims and litigation that may ultimately result in a liability to the Company. It is the opinion of management that facts known at the present time do not indicate that the ultimate resolution of any such claims or litigation would have a material effect on the Company's operations or its financial position.

                  MI ACQUISITION CORPORATION AND SUBSIDIARIES

(9) COMMITMENTS AND CONTINGENCIES (CONTINUED)
    (e)  OTHER

    As of October 31, 1998 and 1997, MSIC had committed to advance $47,440,244 and $61,274,043, respectively, in construction loans. Concurrent with this commitment, MSIC has entered into commitments to sell these loans in the form of nonrecourse loan participation notes.

(10) FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

    In the ordinary course of business, the Company's securities activities involve execution, settlement, and financing of various securities transactions as principal and agent. These activities may expose the Company to credit and market risks in the event customers, other brokers and dealers, banks, depositories, or clearing organizations are unable to fulfill contractual obligations. Such risks may be increased by volatile trading markets.

    The Company records customer securities transactions on a settlement date basis. The Company is therefore exposed to off-balance-sheet risk of loss on unsettled transactions in the event customers and other counterparties are unable to fulfill contractual obligations.

    The Company also may assume short positions in its inventory. These transactions result in off-balance-sheet market risk as the Company's ultimate obligation to satisfy the short sale may exceed the amount recognized in the balance sheets.

    The Company also may lend money subject to reverse repurchase agreements. All positions are collateralized, primarily with U.S. Government or U.S. Government agency securities. The Company's policy is to take physical possession of securities purchased under agreements to resell. Such transactions may expose the Company to risk in the event such borrowers do not repay the loans and the value of collateral held is less than that of the underlying receivable. These agreements provide the Company with the right to maintain the relationship between market value of the collateral and the receivable.

    The Company does not believe that it has any significant concentrations of credit risk.

(11) STOCK OPTION PLANS

    Effective August 1, 1997, the Company maintains two fixed stock compensation plans, the MI Acquisition Corporation Stock Option Plan and the Director Stock Option Plan, which are used to provide stock incentives to key employees and outside directors of the Company. Each Plan authorizes the grant of incentive and/or non-qualified options with an exercise price equal to the fair value of the common stock as of the grant date. Vesting periods for the options range from immediately to five years and expire ten years from the date of grant. At October 31, 1998 and 1997, 158,912 and 300,000 shares of common stock, respectively, were available for grant under the Stock Option Plan and 47,000 and 0 shares were available for grant under the Director Stock Option Plan.

    The Company applies APB No. 25 and related Interpretations in accounting for its stock option plan. Accordingly, no compensation expense has been recognized in the consolidated financial statements for stock option grants. Had compensation expense been determined based on the fair value of the options at grant date consistent with SFAS No. 123, the Company's consolidated net income of $1,096,350 for the year ended October 31, 1998 and $244,308 for the period from August 1, 1997 to October 31, 1997, would have been $985,921 and $228,708, respectively.

                  MI ACQUISITION CORPORATION AND SUBSIDIARIES

(11) STOCK OPTION PLANS (CONTINUED)
    The company granted 50,000 options during the year ended October 31, 1997 to a director of the company in connection with the MSI acquisition. These options were exercised effective August 1, 1998 and 50,000 shares were issued at a price of $10 per share. The Company recorded a loan to the director for this subscription. At October 31, 1998 the outstanding balance of this note receivable was $500,000.

    The weighted average per-share fair value of options granted during fiscal 1998 and 1997 was $1.87 and $.52, respectively. The fair value of each option granted is estimated on the date of grant using the Minimum Value Method with the following weighted average assumptions used for grants in 1998 and 1997; dividend yields of 0%; expected volatility of 0%; risk-free interest rate of 4.22% in 1998 and 5.46% in 1997; and expected life of 5 years in 1998 and 1 year in 1997. Pro forma amounts may not be indicative of future results.

    The following table summarizes the activity related to the Company's stock options for the year ended October 31, 1998 and for the period from August 1, 1997 to October 31, 1997:

                                                                                   1998                    1997
                                                                          ----------------------  ----------------------
                                                                                      WEIGHTED                WEIGHTED
                                                                                       AVERAGE                 AVERAGE
                                                                                      EXERCISE                EXERCISE
                                                                           SHARES       PRICE      SHARES       PRICE
                                                                          ---------  -----------  ---------  -----------
Options outstanding at beginning of period..............................     50,000   $   10.00          --   $      --
  Granted...............................................................    144,088       10.00      50,000       10.00
  Exercised.............................................................    (50,000)      10.00          --          --
  Canceled, forfeited or expired........................................         --          --          --          --
                                                                          ---------  -----------  ---------  -----------
Options outstanding at end of period....................................    144,088       10.00      50,000       10.00
                                                                          ---------  -----------  ---------  -----------
                                                                          ---------  -----------  ---------  -----------

    The options outstanding at October 31, 1998 and 1997 have a weighted average remaining contractual life of nine and three years, respectively.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                          MI ACQUISITION CORPORATION,
                           KINNARD INVESTMENTS, INC.
                                      AND
                          PEACHTREE ACQUISITION, INC.
                                  MAY 16, 1999

                               TABLE OF CONTENTS

ARTICLE I THE MERGER.....................................................................        A-1

1.1        The Merger....................................................................        A-1
1.2        Effect of the Merger..........................................................        A-1
1.3        Effective Time................................................................        A-1
1.4        Articles of Incorporation.....................................................        A-1
1.5        Bylaws........................................................................        A-1
1.6        Directors.....................................................................        A-2
1.7        Officers......................................................................        A-2
1.8        Taking of Necessary Action; Further Action....................................        A-2
1.9        Closing.......................................................................        A-2
1.10       Reservation of Right to Revise Structure......................................        A-2

ARTICLE II MERGER CONSIDERATION; EXCHANGE................................................        A-2

2.1        Conversion of Securities......................................................        A-2
2.2        Elections by Holders of Company Common Stock..................................        A-3
2.3        Proration.....................................................................        A-4
2.4        Procedure for Exchange........................................................        A-5
2.5        Dissenting Shares.............................................................        A-6
2.6        No Fractional Shares..........................................................        A-6
2.7        Distributions with Respect to Unexchanged Shares..............................        A-6
2.8        No Liability..................................................................        A-7
2.9        Lost Certificates.............................................................        A-7
2.10       Closing of Stock Transfer Books; Rights as Shareholders.......................        A-7
2.11       Anti-Dilution Provisions......................................................        A-7
2.12       Stock Options.................................................................        A-7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY................................        A-8

3.1        Corporation Organization and Authority........................................        A-8
3.2        Capitalization................................................................        A-9
3.3        Subsidiaries..................................................................       A-10
3.4        Corporate Power...............................................................       A-11
3.5        Corporate Authority; Vote Required............................................       A-11
3.6        Noncontravention..............................................................       A-11
3.7        Regulatory Filings and Consents...............................................       A-12
3.8        Registrations.................................................................       A-12
3.9        Reports; Financial Statements.................................................       A-12
3.10       Absence of Undisclosed Material Liabilities...................................       A-13
3.11       No Material Adverse Effect....................................................       A-13
3.12       Securities....................................................................       A-13
3.13       Litigation....................................................................       A-13
3.14       Tax Matters...................................................................       A-14
3.15       Contracts and Commitments.....................................................       A-15
3.16       Participation Agreements......................................................       A-16
3.17       Title to Property.............................................................       A-17
3.18       Intellectual Property Rights..................................................       A-17
3.19       Employees.....................................................................       A-17
3.20       Employee Benefit Plans........................................................       A-17
3.21       Compliance with Laws, Permits and Licenses....................................       A-19
3.22       Environmental Matters.........................................................       A-20

3.23       No Pending Transactions.......................................................       A-20
3.24       Risk Management Instruments...................................................       A-21
3.25       Brokerage.....................................................................       A-21
3.26       Accounting Controls...........................................................       A-21
3.27       Contracts with Clients........................................................       A-21
3.28       Investment Advisory Activities................................................       A-21
3.29       Insurance Policies............................................................       A-21
3.30       Registration Statement........................................................       A-22
3.31       Affiliate Transactions........................................................       A-22

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT......................................       A-22

4.1        Organization and Qualification................................................       A-22
4.2        Capitalization................................................................       A-22
4.3        Subsidiaries..................................................................       A-23
4.4        Corporate Power...............................................................       A-24
4.5        Corporate Authority; Vote Required............................................       A-24
4.6        Noncontravention..............................................................       A-24
4.7        Regulatory Filings and Consents...............................................       A-24
4.8        Registrations.................................................................       A-24
4.9        SEC Reports...................................................................       A-25
4.10       No Material Adverse Effect....................................................       A-26
4.11       Securities....................................................................       A-26
4.12       Litigation....................................................................       A-26
4.13       Tax Matters...................................................................       A-26
4.14       Parent Material Contracts.....................................................       A-27
4.15       Intellectual Property Rights..................................................       A-28
4.16       Employees.....................................................................       A-28
4.17       Employee Benefit Plans........................................................       A-28
4.18       Compliance with Laws, Permits and Licenses....................................       A-29
4.19       Environmental Matters.........................................................       A-30
4.20       Risk Management Instruments...................................................       A-30
4.21       Brokerage.....................................................................       A-31
4.22       Accounting Controls...........................................................       A-31
4.23       Investment Advisory Activities................................................       A-31
4.24       Insurance Policies............................................................       A-31
4.25       Registration Statement........................................................       A-31
4.26       No Pending Transactions.......................................................       A-31
4.27       Contracts with Clients........................................................       A-31

ARTICLE V COVENANTS OF THE COMPANY.......................................................       A-32

5.1        Conduct of the Business.......................................................       A-32
5.2        Regulatory Filings............................................................       A-34
5.3        Conditions....................................................................       A-34
5.4        No Solicitation...............................................................       A-34
5.5        Notice of Certain Matters.....................................................       A-34
5.6        Affiliates; Tax Treatment.....................................................       A-35
5.7        Delivery of Shareholder List..................................................       A-35
5.8        Satisfaction of Related Party Agreements......................................       A-35

ARTICLE VI COVENANTS OF PARENT...........................................................       A-35

6.1        Conduct of the Business.......................................................       A-35
6.2        Regulatory Filings............................................................       A-36

6.3        Conditions....................................................................       A-36
6.4        Notice of Certain Matters.....................................................       A-36
6.5        Funds.........................................................................       A-37

ARTICLE VII ADDITIONAL COVENANTS.........................................................       A-37

7.1        Joint Proxy Statement/Prospectus; Registration Statement; Listing on Nasdaq;
           Shareholder Meetings..........................................................       A-37
7.2        Benefit Plans.................................................................       A-38
7.3        Agreement to Defend...........................................................       A-38
7.4        Access to Books and Records...................................................       A-38
7.5        Satisfaction of Conditions....................................................       A-39
7.6        Expenses......................................................................       A-39
7.7        Certain Director Positions....................................................       A-39

ARTICLE VIII CONDITIONS OF MERGER........................................................       A-39

8.1        Conditions to Obligation of Each Party to Effect the Merger...................       A-39
8.2        Additional Conditions to Obligations of Parent................................       A-40
8.3        Additional Conditions to Obligations of the Company...........................       A-41

ARTICLE IX TERMINATION...................................................................       A-43

9.1        Reasons for Termination.......................................................       A-43
9.2        Effects of Termination........................................................       A-44
9.3        Prompt Notice.................................................................       A-45

ARTICLE X OTHER PROVISIONS...............................................................       A-45

10.1       Survival......................................................................       A-45
10.2       Governing Law.................................................................       A-45
10.3       Assignment....................................................................       A-45
10.4       Amendment and Waiver..........................................................       A-45
10.5       Notices.......................................................................       A-45
10.6       Counterparts..................................................................       A-46
10.7       Headings......................................................................       A-46
10.8       Entire Agreement..............................................................       A-46
10.9       Public Announcements..........................................................       A-46
10.10      No Third Party Beneficiary....................................................       A-46

EXHIBIT INDEX
---------------
Exhibit 5.6      Form of Affiliate Letter
Exhibit 5.8      Related Party Agreements to be Satisfied
Exhibit 8.2(f)   Matters to be Addressed in Opinion of Company's Counsel
Exhibit 8.3(f)   Matters to be Addressed in Opinion of Parent's Counsel

                          AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated May 16, 1999, is by and among MI Acquisition Corporation (the "Company"), Kinnard Investments, Inc. (the "Parent") and Peachtree Acquisition, Inc. ("Merger Subsidiary").

RECITALS

    A. The Company is a Minnesota corporation, having its principal place of business in Minneapolis, Minnesota.

    B. Parent is a Minnesota corporation, having its principal place of business in Minneapolis, Minnesota.

    C. The Merger Subsidiary is a Minnesota corporation, having its principal place of business in Minneapolis, Minnesota. The Merger Subsidiary is a wholly-owned subsidiary of Parent that has been organized for the purpose of effecting the Merger in accordance with this Agreement.

    D. Subject to the terms and conditions contained in this Agreement, the parties to this Agreement intend to effect the Merger of the Company with and into the Merger Subsidiary, with the Merger Subsidiary being the corporation surviving the Merger.

    NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and subject to the conditions contained herein, and in order to set forth the terms and conditions of the Merger, the manner of effecting the Merger, and certain other provisions relating thereto, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1 THE MERGER. At the Effective Time (as defined in Section 1.3), the Company shall merge with and into the Merger Subsidiary, and the separate corporate existence of the Company shall thereupon cease (the "Merger"). The Merger Subsidiary shall be the surviving corporation in the Merger (sometimes referred to herein as the "Surviving Corporation").

    1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in the Minnesota Business Corporation Act ("MBCA"). Without limiting the generality of the foregoing, the Surviving Corporation shall succeed to and possess all of the properties, interests, rights, privileges, powers, franchises, immunities and purposes, and become subject to all the debts, liabilities, obligations, restrictions, disabilities, penalties and duties, of the Company.

    1.3 EFFECTIVE TIME. The consummation of the Merger shall be effected as promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VIII, and the parties hereto will cause articles of merger relating to the Merger (the "Articles of Merger") to be executed, delivered, filed and recorded with the Secretary of State of the State of Minnesota in accordance with the MBCA. The Merger shall become effective immediately upon the date and time of the filing of such Articles of Merger with the Secretary of State of the State of Minnesota or on such later date or time as specified in the Articles of Merger (the "Effective Time").

    1.4 ARTICLES OF INCORPORATION. The articles of incorporation of the Surviving Corporation (the "Articles of Incorporation") shall be the articles of incorporation of the Merger Subsidiary as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and the MBCA.

    1.5 BYLAWS. The Bylaws of the Surviving Corporation shall be the bylaws of the Merger Subsidiary as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and the aforementioned Articles of Incorporation.

    1.6 DIRECTORS. The directors of the Surviving Corporation shall be the directors of the Merger Subsidiary immediately prior to the Effective Time, and such directors, together with any additional directors as may thereafter be elected, shall hold such office until such time as their successors shall be duly elected and qualified.

    1.7 OFFICERS. The officers of the Surviving Corporation shall be the officers of the Merger Subsidiary immediately prior to the Effective Time, together with any additional officers as may be agreed upon prior to the Effective Time by Parent and the Company or as may be appointed thereafter.

    1.8 TAKING OF NECESSARY ACTION; FURTHER ACTION. If at any time after the Effective Time the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to
(i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, the Company and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company or otherwise to take any and all such action.

    1.9 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Kaplan, Strangis and Kaplan, P.A., 5500 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota, or at such other location as the parties shall mutually agree, and will be effective at the Effective Time. The date on which the Closing occurs shall be referred to herein as the "Closing Date."

    1.10 RESERVATION OF RIGHT TO REVISE STRUCTURE. At Parent's election, the acquisition of the Company as contemplated by this Agreement may be alternatively structured in any form of reorganization as Parent may direct; provided, that (i) there is no adverse change in the federal income tax consequences to Parent, the Merger Subsidiary, the Company, the Surviving Corporation or any other relevant entities or to the shareholders of the Company, the Merger Subsidiary or the Surviving Corporation as a result of such modification, (ii) the consideration to be received by the shareholders of the Company is not changed or altered, and (iii) such modification will not delay or impede the consummation of the transactions contemplated by this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

                                   ARTICLE II
                         MERGER CONSIDERATION; EXCHANGE

    2.1 CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any further action on the part of any shareholder:

        (a) each share, if any, of the common stock, $.01 par value of the Company (the "Company Common Stock") that is owned by the Company, any subsidiary of the Company, the Parent or any subsidiary of the Parent or Dissenting Shares (as defined in Section 2.5) shall automatically be cancelled and retired and shall cease to exist, and, except as set forth in
    Section 2.5 with respect to Dissenting Shares, no exchange or payment shall be made with respect thereto; and

        (b) each share of the Company Common Stock (other than shares of the Company Common Stock cancelled as set forth in Section 2.1(a)) issued and outstanding immediately prior to the

    Effective Time shall be converted into, at the election of the holder thereof, one of the following (as adjusted pursuant to this Article II) (the "Merger Consideration"):

           (i) the right to receive $19.25 in cash, without interest (the "Cash Consideration"), or

           (ii) the right to receive 3.5 shares (the "Exchange Ratio") of the common stock, $.02 par value of Parent (the "Parent Common Stock") (such shares of Parent Common Stock are hereinafter referred to as the "Stock Consideration").

    2.2  ELECTIONS BY HOLDERS OF COMPANY COMMON STOCK.

        (a) ELECTIONS. Each person who, at the Effective Time, is a record holder of shares of Company Common Stock (other than holders of shares of MI Acquisition Common Stock cancelled as set forth in Section 2.1(a)) shall be entitled, with respect to the Merger Consideration to be received for each share of Company Common Stock held by such holder, to (i) elect to receive the Stock Consideration (a "Stock Election") with respect to such holder's Company Common Stock ("Stock Election Shares"), (ii) elect to receive the Cash Consideration (a "Cash Election") with respect to such holder's Company Common Stock ("Cash Election Shares"), or (iii) make no election (a "No Election") with respect to such holder's Company Common Stock ("No-Election Shares").

        (b) METHOD OF ELECTION. Prior to the mailing of the Joint Proxy Statement/Prospectus (as defined in Section 7.1) Parent shall appoint a bank or trust company designated by Parent and reasonably acceptable to the Company to act as the exchange agent (the "Exchange Agent") for the payment of the Merger Consideration. Parent shall mail, with the Joint Proxy Statement/Prospectus, the following to each holder of record of shares of Company Common Stock as of the record date for the Company Meeting (excluding any shares of Company Common Stock (other than Dissenting Shares) cancelled pursuant to Section 2.1(a)):

            (i) a letter of transmittal (the "Letter of Transmittal") which shall specify that delivery shall be effected and risk of loss and title shall pass with respect to certificates formerly representing Company Common Stock (the "Company Certificates") only upon delivery of such Company Certificates to the Exchange Agent and shall be in such form as and have such other provisions as Parent shall specify,

            (ii) instructions for use in effecting the surrender of Company Certificates (the "Surrender Instructions"), and

           (iii) an election form (the "Election Form") permitting holders to make a Cash Election, a Stock Election or No Election with respect to such shares.

        (c) ELECTION CHANGES OR REVOCATIONS. Any Cash Election, Stock Election or No Election shall have been validly made only if the Exchange Agent shall have actually received a properly completed and executed Election Form (with the signature or signatures thereof guaranteed to the extent required therein) together with Company Certificates covered by the Election Form by the Election Deadline described in Section 2.2(d). A Dissenting Shareholder (as defined in Section 2.5(d)) may not make a valid election. An Election Form will be properly completed only if accompanied by all Company Certificates representing the shares of Company Common Stock covered thereby or in the event of a lost Company Certificate, the holder has complied with the lost certificate procedure specified in the Letter of Transmittal. Any holder of Company Common Stock that has made an election by submitting an Election Form to the Exchange Agent may at any time prior to the Election Deadline change such holder's election by submitting a revised Election Form properly completed and signed that is received by the Exchange Agent prior to the Election Deadline. Any holder of Company Common Stock may at any time prior to the Election Deadline revoke such holder's election by written notice to the Exchange Agent received by the close of business on the day prior to the Election Deadline. Any shares of Company Common Stock with respect to which the holder shall not, as of the

    Election Deadline, have made such an election by submission to and receipt by the Exchange Agent of an effective, properly completed Election Form or with respect to which the holder shall have revoked an election shall be deemed to be No-Election Shares.

        (d) ELECTION DEADLINE. The Election Deadline shall be 5:00 p.m., local Minneapolis, Minnesota time on the last business day prior to the date of the Company Meeting.

        (e) RULES GOVERNING ELECTIONS, PRORATIONS AND ALLOCATIONS. Parent shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity of the Election Forms, the manner and extent to which Cash Elections, Stock Elections and No Elections are to be taken into account for the determinations prescribed in this Article II, the issuance and delivery of Parent Certificates (as defined in Section 2.4(b)) in payment of the Stock Consideration, and the payment of Cash Consideration for shares of Company Common Stock converted into the right to receive cash as a result of the Merger. Subject to the terms of this Agreement and the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been timely and properly made and to disregard immaterial defects in an Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

    2.3  PRORATION.

        (a) The Merger Consideration shall include cash of not less than $5,000,000 and not more than (i) $8,000,000 minus (ii) cash paid to extinguish certain stock options and on account of the Dissenting Shares. As more fully set forth below, the aggregate amount of cash to be paid to holders of shares of Company Common Stock (other than shares of Company Common Stock cancelled as set forth in Section 2.1(a)) (i) shall not be less than $5,000,000 (the "Minimum Aggregate Cash Merger Consideration") and (ii) shall not exceed $8,000,000, minus the sum of (A) the aggregate amount payable with respect to Director Stock Options (as defined in Section 2.10) outstanding at the Effective Time, and (B) the product of the number of Dissenting Shares multiplied by $19.25 (the "Maximum Aggregate Cash Merger Consideration").

        (b) In the event that the product of the total number of Cash Election Shares multiplied by $19.25 (such product shall be referred to hereinafter as the "Cash Election Amount") is less than the Minimum Aggregate Cash Merger Consideration, then:

            (i) all Cash Election Shares shall be converted into the right to receive Cash Consideration,

            (ii) the Exchange Agent will select, on a pro rata basis, first from among the No-Election Shares and then, if necessary, from among the Stock Election Shares, a sufficient number of such shares ("Cash Designee Shares") such that the product of (A) the sum of the number of Cash Election Shares plus the number of Cash Designee Shares, multiplied by
       (B) $19.25 equals as closely as practicable the Minimum Aggregate Cash Merger Consideration and the Cash Designee Shares shall be converted into the right to receive Cash Consideration, and

           (iii) the No-Election Shares and the Stock Election Shares not so selected as Cash Designee Shares shall be converted into the right to receive Stock Consideration.

        (c) In the event that the Cash Election Amount is greater than the Maximum Aggregate Cash Merger Consideration, then:

            (i) all Stock Election Shares and all No-Election Shares shall be converted into the right to receive Stock Consideration,

            (ii) the Exchange Agent will select, on a pro rata basis, from among the Cash Election Shares, a sufficient number of such shares ("Stock Designee Shares") such that the product of (A) the number of Cash Election Shares minus the number of Stock Designee Shares, multiplied by (B) $19.25 equals as closely as practicable the Maximum Aggregate Cash Merger Consideration and the Stock Designee Shares shall be converted into the right to receive Stock Consideration, and

           (iii) any Cash Election Shares not so selected as Stock Designee Shares shall be converted into the right to receive Cash Consideration.

        (d) In the event that the Cash Election Amount is greater than the Minimum Aggregate Cash Merger Consideration but less than the Maximum Aggregate Cash Merger Consideration, then:

            (i) all Cash Election Shares shall be converted into the right to receive Cash Consideration,

            (ii) the Exchange Agent will select, on a pro rata basis, from among the No-Election Shares, a sufficient number of Cash Designee Shares such that the product of (A) the sum of the number of Cash Election Shares plus the number of Cash Designee Shares, multiplied by (B) $19.25 equals as closely as practicable the Maximum Aggregate Cash Merger Consideration and the Cash Designee Shares shall be converted into the right to receive Cash Consideration, and

           (iii) any No-Election Shares not so selected as Cash Designee Shares and all Stock Election Shares shall be converted into the right to receive Stock Consideration.

    2.4  PROCEDURE FOR EXCHANGE.

        (a) ALLOCATION DETERMINATION. As soon as practicable after the Election Deadline (but in no event later than five business days after the Election Deadline) the Exchange Agent shall determine the allocation of the cash portion and the stock portion of the Merger Consideration in accordance with Section 2.3 above and shall notify Parent of its determined allocation (the "Allocation Determination").

        (b) DEPOSIT OF EXCHANGE FUND. Promptly after the Allocation Determination, Parent shall deposit (or cause to be deposited) with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, (i) cash in an amount sufficient to pay the aggregate Cash Consideration in accordance with this Article II (other than in respect of Dissenting Shares) and (ii) certificates representing shares of Parent Common Stock (the "Parent Certificates") for exchange in accordance with this Article II) (the cash and certificates deposited pursuant to clauses (i) and (ii) being hereinafter referred to as the "Exchange Fund"). To the extent not immediately required for payment on surrendered shares of Company Common Stock, cash in the Exchange Fund shall be invested by the Exchange Agent, as directed by Parent (as long as such directions do not impair the rights of holders of Company Common Stock) in direct obligations of the United States of America, obligations for which the faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest investment quality by Moody's Investors Service, Inc. or Standard & Poor's Ratings Group, or certificates of deposit issued by a commercial bank having at least $5 billion in assets, and any net earnings with respect thereto shall be paid to Parent as and when requested by Parent.

        (c) SURRENDER OF CERTIFICATES; EXCHANGE. As soon as practicable after the Effective Time, the Exchange Agent will mail a Letter of Transmittal and Surrender Instructions to each holder of record of shares of Company Common Stock immediately prior to the Effective Time (excluding any shares of Company Common Stock cancelled pursuant to Section 2.1(a)) that did not previously submit the Company Certificates representing such shares to the Exchange Agent with a properly completed Letter of Transmittal. From and after the Effective Time, each holder of a Company Certificate shall, upon surrender of such certificate for cancellation to the Exchange Agent, together with the Letter of Transmittal, duly executed, and such other documents as Parent or the Exchange Agent shall reasonably request, be entitled to receive promptly after the Allocation Determination has been made in exchange therefor (A) a check in the amount equal to the cash, if any, which such holder has the right to receive pursuant to the provisions of this Article II (including any cash in lieu of fractional shares of Parent Common Stock), and (B) a Parent Certificate representing that number of shares of Parent Common Stock, if any, which such holder has the right to receive pursuant to this Article II (in each case less the amount of any required withholding taxes), and Company Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.2(c), each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby in accordance with this Article II. If any Parent Certificate is to be issued in a name other than that in which Company Certificate surrendered in exchange therefor is registered, it shall be a condition of such issuance that the person requesting such issuance shall pay any transfer or other tax required by reason of the issuance of a Parent Certificate in a name other than that of the registered holder of Company Certificate surrendered, or shall establish to the satisfaction of Parent or its agent that such tax has been paid or is not applicable.

        (d) TERMINATION OF EXCHANGE FUND Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Parent Common Stock) that remains unclaimed by the former shareholders of the Company for six months after the Effective Time shall be delivered to Parent. Any former shareholder of the Company who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Parent for payment of the applicable Merger Consideration, cash in lieu of fractional shares and unpaid dividends and distributions on Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon.

    2.5 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, holders of Company Common Stock that have, prior to any vote on the Merger, delivered a written demand for the fair value of their shares of Company Common Stock in the manner provided in Section 302A.473 of the MBCA, shall have such rights, if any, as they may have pursuant to Section 302A.471 of the MBCA and such shares of Company Common Stock shall not be converted or exchangeable as provided in Section 2.2 (all such shares of Company Common Stock are hereinafter called "Dissenting Shares"). The Company shall give Parent prompt notice upon receipt by the Company of any written notice from any shareholder of the Company asserting dissenters' rights (each a "Dissenting Shareholder"). The Company agrees that prior to the Effective Time, it will not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any demand for fair value under Section 302A.473 of the MBCA. Each Dissenting Shareholder who becomes entitled, pursuant to the provisions of applicable law, to payment for his or her shares of Company Common Stock pursuant to Sections 302A.471 and 302A.473 of the MBCA shall receive payment therefor from Parent (but only after the amount thereof shall be agreed upon or finally determined pursuant to the provisions of applicable law). If any Dissenting Shareholder shall fail to perfect or shall effectively withdraw or lose his or her right to appraisal and payment of his or her shares of Company Common Stock, such Dissenting Shareholder shall forfeit the right to appraisal of such shares and, at the Effective Time, such shares shall thereupon be deemed converted into No-Election Shares.

    2.6 NO FRACTIONAL SHARES. No fractional shares of Parent Common Stock, and no certificates representing such fractional shares, shall be issued pursuant to the Merger. In lieu of the issuance of any fractional share of Parent Common Stock pursuant to the Merger, cash adjustments shall be paid to holders in respect of any fractional share of Parent Common Stock that would otherwise be issuable, and the amount of such cash adjustment, without interest, shall be equal to the product obtained by multiplying such fractional share interest of such holder (after taking into account all fractional share interests then held by such holder) by $19.25.

    2.7 DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the

Effective Time shall be paid to the holder of any unsurrendered certificate with respect to the shares of Company Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to this Agreement, until the holder of such certificate shall surrender such certificate in accordance with this Agreement. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to this Agreement and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and
(ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

    2.8 NO LIABILITY. None of the Parent, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to any abandoned or unclaimed property, escheat or similar laws.

    2.9 LOST CERTIFICATES. In the event any Company Certificate shall have been lost, stolen or destroyed upon the making of an affidavit of that fact by the person to the Exchange Agent claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificate the applicable Merger Consideration, cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock, as provided in this Article II, deliverable in respect thereof pursuant to this Agreement.

    2.10 CLOSING OF STOCK TRANSFER BOOKS; RIGHTS AS SHAREHOLDERS. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records for the Company. From and after the Effective Time, the holders of certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by law. On or after the Effective Time, any Company Certificates presented to the Exchange Agent or Parent for any reason shall be converted in accordance with this Article II.

    2.11 ANTI-DILUTION PROVISIONS. In the event that Parent changes (or establishes a record date for changing) the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Parent Common Stock and the record date therefore shall be prior to the Effective Time, the Exchange Ratio for the Stock Consideration shall be proportionately adjusted.

    2.12  STOCK OPTIONS.

        (a) At the Effective Time, all employee stock options (the "Employee Options") to purchase shares of Company Common Stock under the Company's 1997 Stock Option Plan (the "Employee Option Plan"), which are then outstanding and unexercised, shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into options to purchase shares of Parent Common Stock, and Parent shall assume each such Employee Option subject to the terms thereof, including but not limited to the accelerated vesting of such options which shall occur in connection with or by virtue of the Merger as and to the extent required by the Employee Option Plan and agreements governing such Employee Options; provided, however, that from and after the Effective Time, (i) the number of shares of Parent Common Stock purchasable upon exercise of such Employee Option shall be equal to the number of shares of Company Common Stock that were purchasable under such Employee Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and rounding to the nearest whole share, and (ii) the per share exercise price under each such Employee Option shall be adjusted by dividing the per share exercise price of each such Employee Option by the Exchange Ratio, and rounding down to the nearest cent. The terms of each Employee Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to Parent Common Stock on or subsequent to the Effective Time. Notwithstanding the foregoing, each Employee Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Internal Revenue Code, as amended (the "Code")) shall be adjusted in accordance with the requirements of Section 424 of the Code. Accordingly, with respect to any incentive stock options, fractional shares shall be rounded down to the nearest whole number of shares and where necessary the per share exercise price shall be rounded down to the nearest cent.

        (b) At the Effective Time, all director stock options (the "Director Options") to purchase shares of Company Common Stock under the Company's 1998 Director Stock Option Plan (the "Director Option Plan"), which are then outstanding and unexercised, whether vested or unvested, shall automatically become immediately vested and each holder of a Director Option shall receive within five business days after the Closing Date from the Surviving Corporation a cash payment (less applicable withholding taxes) in an aggregate amount equal to the difference between $19.25 less the applicable exercise price per share with respect to such Director Option as expressly stated in the applicable stock option agreement or agreements (the "Option Consideration"). The Company shall take such other actions (including, without limitation, giving requisite notices to holders of Director Options advising them of such accelerated vesting and rights pursuant to this
    Section 2.12(b) and obtaining any requisite consents from the holders of such Director Options) as are necessary to fully advise holders of Directors Options of the rights under this Agreement and the Director Options, to facilitate their timely exercise of such rights and to effectuate the provisions of this Section 2.12(b). From and after the Effective Time, other than as expressly set forth in this Section 2.12(b), no holder of a Director Option shall have any other rights in respect thereof other than to receive payment for his or her Director Options equal to the Option Consideration, and the Company shall take all necessary actions to terminate effective as of the Effective Time the Director Option Plan and any agreements or similar arrangements with respect thereto.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Merger Subsidiary that, except as set forth in the Disclosure Schedule delivered by the Company to Parent and Merger Subsidiary on or prior to the execution of this Agreement, which identifies exceptions by specific section references (the "Company Disclosure Schedule"):

    3.1  CORPORATION ORGANIZATION AND AUTHORITY.

        (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.

        (b) (i) The Company has all requisite governmental authorizations, certificates, licenses, consents and approvals required to carry on its business as presently conducted, except where the failure to possess such authorizations, certificates, licenses, consents and approvals does not or would not reasonably be expected to have a Material Adverse Effect (as defined in Section 3.1(b)(ii)) on the Company. The Company is licensed or qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so licensed or qualified except where the failure to be so licensed or qualified does not or would not reasonably be expected to have a Material Adverse Effect on the Company. The copies of the Articles of Incorporation and Bylaws of the Company, as amended to date, previously furnished by the Company to the Parent, are complete and correct and such instruments, as so amended, are in full force and effect as of the date hereof.

            (ii) For purposes of this Agreement, "Material Adverse Effect" means any change, effect or event that individually or in the aggregate when taken together with all related changes, effects or events (A) is, with respect to Parent or the Company (or, in the case of the Company, the Surviving Corporation after the Merger), as the case may be, materially adverse to the business, financial condition, assets, properties, operations or results of operations, of such entity and its Subsidiaries (as defined in Section 3.3(f)) in each case taken as a whole, (B) does or is reasonably likely to impair materially the ability of the Company, Parent or the Merger Subsidiary, respectively, to timely perform its obligations under this Agreement or otherwise to threaten materially or to impede materially the consummation of the Merger and the transactions contemplated by this Agreement, or (C) in the case of the Company, is materially adverse to the ability of the Surviving Corporation to conduct the business of the Company or the Company Subsidiaries to conduct their respective businesses, in each case as presently conducted, after the Closing Date; provided, however, that "Material Adverse Effect" shall not be deemed to include any effects of (i) changes in laws, regulations or interpretations thereof by any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality ("Governmental Authority"), (ii) changes in generally accepted accounting principles, (iii) events or conditions generally affecting the securities industry or rising from changes in general business or economic conditions that do not have a disproportionate effect on such entity, (iv) the resignation or other termination of employment, after the date of this Agreement, of any employees of (A) the Company or Company Subsidiaries responsible for the production of, individually or in the aggregate, less than $3.5 million of gross revenues of the Company and its Subsidiaries for fiscal year 1998 on a consolidated basis or (B) the Parent or Parent Subsidiaries responsible for the production of, individually or in the aggregate, less than $3.5 million of gross revenues of the Parent and its Subsidiaries for fiscal year 1998 on a consolidated basis, and (v) actions or omissions to act required by this Agreement or having the prior written consent of the other parties hereto.

           (iii) For purposes of this Agreement, "Material" means, with respect to any fact, circumstance, event or thing relating to Parent, the Company or the Surviving Corporation, as the case may be, that such fact, circumstance, event or thing is material to (A) the business, financial condition, assets, properties, operations or results of operations of such entity and its Subsidiaries, in each case taken as a whole, (B) the ability of the Company, Parent, or the Merger Subsidiary to timely perform its obligations under this Agreement or otherwise to consummate the transactions contemplated under this Agreement, or (C) the ability of the Surviving Corporation to conduct the business of the Company or the Company Subsidiaries to conduct their respective businesses, in each case as presently conducted, after the Closing Date.

    3.2 CAPITALIZATION. The authorized capital stock of the Company consists of (i) 3,000,000 shares of Company Common Stock, and (ii) 100,000 shares of preferred stock, par value $.01 per share (the "Company Preferred Stock"). As of the date of this Agreement, (a) 938,950 shares of Company Common Stock were issued and outstanding, (b) no shares of Company Preferred Stock were issued and outstanding, (c) 300,000 shares of Company Common Stock were reserved for issuance pursuant to outstanding Employee Options heretofore granted under the Employee Option Plan, and (d) 50,000 shares of Company Common Stock were reserved for issuance pursuant to outstanding Director Options heretofore granted under the Directors Option Plan. Section 3.2 of the Company Disclosure Schedule sets forth a schedule showing (i) each outstanding Employee Option and Director Option and the date it was granted, (ii) the number of shares of Company Common Stock subject thereto, and (iii) the exercise price thereof.

All of the outstanding shares of Company Common Stock are, and all shares of Company Common Stock which may be issued pursuant to the exercise of outstanding Employee Options or outstanding Director Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable, issued in material compliance with all applicable federal and state securities laws and not issued in violation of any preemptive or similar rights. Except as provided in this Section 3.2, no shares of the capital stock of the Company are reserved for issuance for any purpose. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible and the securities having such rights)("Voting Debt") of the Company issued and outstanding. There are no other shares of capital stock or other equity securities, instruments or other rights of the Company authorized, issued or outstanding and no other options, warrants, rights to subscribe (including any preemptive rights), calls, agreements, arrangements or commitments of any character whatsoever to which the Company is a party or may be bound requiring the issuance, transfer or sale of any shares of capital stock, Voting Debt or other equity interests of the Company or any securities or rights convertible into or exchangeable or exercisable for any such shares or equity interests, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of its capital stock, options, warrants or rights or to purchase, redeem or acquire any shares of its capital stock or securities convertible into or exchangeable or exercisable for any such shares or other securities.

    3.3  SUBSIDIARIES.

        (a) The Company has fully and accurately disclosed in Schedule 3.3 of the Company Disclosure Schedule all the Company's Subsidiaries and the states in which such Subsidiaries are organized. Each of the Company's Subsidiaries has been duly organized and is validly existing and in good standing under the laws of the state in which it is organized, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it or the conduct of its business requires it to be so licensed or qualified except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

        (b) No capital stock of any of the Company Subsidiaries are or may become required to be issued (other than to the Company or a wholly owned Subsidiary of the Company) by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock of any of such Subsidiaries and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may be bound to issue, redeem, purchase or sell shares of any Subsidiary capital stock or securities convertible into or exchangeable or exercisable for any such shares or interests.

        (c) The copies of the organizational documents, as amended to date, of all Subsidiaries of the Company previously furnished to Parent are complete and correct and such instruments, as so amended, are in full force and effect as of the date hereof.

        (d) All of the outstanding shares of capital stock of each of the Company's Subsidiaries have been duly authorized and validly issued, were not issued in violation of any subscription or preemptive right, are fully paid and nonassessable and subject to no preemptive or other similar rights, and are owned by the Company or a Subsidiary of the Company free and clear of any lien, charge, mortgage, pledge, security interest, restriction, claim or encumbrance of any nature whatsoever ("Liens"), other than any restriction on transfer under any applicable securities laws.

        (e) Except for the stock of the Company Subsidiaries directly or indirectly owned by the Company, warrants received in the ordinary course of business as an underwriter or as otherwise disclosed in Schedule 3.3 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns any stock, partnership interest, joint venture interest or any other security issued by any other corporation, organization or entity, except readily marketable securities owned by the Company or a Company Subsidiary in the ordinary course of business.

        (f) As used in this Agreement, the word "Subsidiary," with respect to any party to this Agreement, means any corporation, partnership, joint venture or other organization, whether incorporated or unincorporated, of which: (i) such party or any other Subsidiary of such party is a general partner; (ii) voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation, partnership, joint venture or other organization is held by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries.

    3.4 CORPORATE POWER. The Company and each of its Subsidiaries has all requisite corporate power and authority to carry on their respective business as it is now being conducted and to own, lease and operate their respective properties and assets.

    3.5  CORPORATE AUTHORITY; VOTE REQUIRED.

        (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the voting power of all the outstanding shares of Company Common Stock (the "Requisite Company Shareholder Vote") in accordance with the MBCA and the Company's Articles of Incorporation and Bylaws and the filing of the appropriate merger documents required by the MBCA). This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

        (b) The Company has taken all action necessary, if any, in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium," "control share," "fair price" or other anti-takeover laws and regulations (collective, "Takeover Laws") of the State of Minnesota.

    3.6  NONCONTRAVENTION.

        (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not conflict with or violate the Articles of Incorporation, Bylaws or equivalent organizational documents of the Company or any of its Subsidiaries.

        (b) Subject to the approval by the shareholders of the outstanding Company Common Stock, receipt of the required regulatory approvals, the required filings under federal and state securities and insurance laws and approvals of NYSE and any other applicable exchange of the Merger and the other transactions contemplated hereby and except as do not or would not reasonably be expected to have a Material Adverse Effect on the Company, the execution, delivery and performance of this Agreement and the consummation of the Merger do not and will not constitute a breach of or a default under, or give rise to rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected.

    3.7 REGULATORY FILINGS AND CONSENTS. Except for the consents, approvals, notifications, filings and registration set forth in Section 3.7 of the Company Disclosure Schedule or where the failure to obtain such consents and approvals or make such filings or registration does not or would not reasonably be expected to have a Material Adverse Effect on the Company, no consents or approvals of, notifications to, or filings or registrations with, (i) any court, administrative agency or commission or any other federal, state or local authority or instrumentality, domestic or foreign (collectively, "Governmental Authority"), (ii)(A) the National Association of Securities Dealers, Inc. ("NASD"), New York Stock Exchange ("NYSE"), the American Stock Exchange ("AMEX"), Chicago Board of Trade ("CBOT"), the Securities Investor Protection Corporation ("SIPC"), the Municipal Securities Rulemaking Board (the "MSRB") or
(B) other commission, board, bureau, agency, or body that is not a Governmental Authority but is charged with the regulation and supervision or regulation of brokers, dealers, investment advisors, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies, investment advisors or lending or gaming activities and to the jurisdiction of which the Company or any of its Subsidiaries are subject (collectively, "Self-Regulatory Agencies") or (iii) pursuant to any applicable laws, regulation or orders are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement or to consummate the Merger.

    3.8  REGISTRATIONS.

        (a) Except as does not or would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and any Company Subsidiary required to be registered as a broker dealer, investment adviser or insurance agency, with the Securities and Exchange Commission (the "SEC"), any securities commission or similar authority or insurance authority of any state or foreign jurisdiction or any Self Regulatory Organization are duly registered as such and such registrations are in full force and effect. All such registrations as currently filed, and all periodic reports required to be filed with respect thereto, are accurate and complete in all material respects.

        (b) Except as does not or would not reasonably be expected to have a Material Adverse Effect on the Company, all of the Company and the Company's Subsidiaries' respective officers and employees who are required to be licensed or registered to conduct the business of the Company or such Subsidiary as presently conducted are duly licensed or registered in each state or foreign jurisdiction in which such licensing or regulation is so required (collectively, the "Company Registered Representatives"). To the knowledge of the Company, none of the Company Registered Representatives is or has been, since August 1, 1997, subject to any disciplinary or other regulatory compliance proceeding.

    3.9  REPORTS; FINANCIAL STATEMENTS.

        (a) Since August 1, 1997 the Company and each Company Subsidiary has (i) filed all forms, reports, statements and other documents required to be filed with the SEC including, without limitation, all FOCUS reports and all amendments and supplements to all such reports (the "Company SEC Reports"),
    (ii) filed all forms, reports, statements and other documents required to be filed with any Governmental Authorities including, without limitation, state authorities regulating the purchase and sale of securities, and (iii) filed all trade reports, filings, amendments to forms and other documents required by any Self Regulatory Organization (all such forms, reports, statements and other documents in clauses (i), (ii) and (iii) of this Section 3.9(a) being collectively referred to as the "Company Reports") except where the failure to file such Company Reports has not had or would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has made available to Parent copies of each of the Company Reports and will promptly provide copies of each Company Report filed after the date of this Agreement. The Company Reports previously filed did not at the time they were filed (after giving effect to any amendments filed before the date hereof) and the Company Reports filed in the future will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or will be made, not misleading.

        (b) The Company has delivered to Parent (i) copies of its audited consolidated balance sheets as at October 31, 1998 and 1997 and the related consolidated statements of operations, cash flows and shareholders' equity for the fiscal year ended October 31, 1998 and the period from August 1, 1997 to October 31, 1997 (including the related notes and schedules thereto and reports of independent auditors) (the "Audited Reports"), (ii) an unaudited consolidated balance sheet of the Company as at March 31, 1999 (the "Latest Balance Sheet") and the related consolidated statements of operations, cash flows and shareholder equity for the five months then ended (the "Interim Financial Reports"), and (iii) copies of the reports of the Company and its Subsidiaries filed with the SEC (the "SEC Reports") pursuant to Section 17 of the Exchange Act and Rule 17a-5 thereunder for the fiscal years ended October 31, 1998 and October 31, 1997 and the quarter ended January 31, 1999 (collectively and with all future Audited Reports, Interim Financial Reports and SEC Reports, the "Company Financial Statements"). The Company will promptly provide Parent with copies of the Company Financial Statements with respect to periods after the dates set forth above when available. The Company Financial Statements (as of the dates thereof and for the periods covered thereby) are or, if delivered in the future, will be in accordance with the books and records of the Company, which books and records are complete and accurate in all material respects and fairly present in all material respects the financial position of the entity or entities to which they relate as of the date and for the periods presented, in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, as to the Audited Reports and the Interim Financial Reports, and in accordance with regulatory accounting principles, as to the SEC Reports and subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

    3.10 ABSENCE OF UNDISCLOSED MATERIAL LIABILITIES. All of the obligations or liabilities, claims or expenses of any nature (whether absolute, accrued, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, including Taxes (as defined in Section 3.14) with respect to or based upon transactions or events heretofore occurring that are required to be reflected, disclosed or reserved against in audited consolidated financial statements in accordance with GAAP ("Liabilities") have, in the case of the Company and its Subsidiaries, been so reflected, disclosed or reserved against in the Latest Balance Sheet, and the Company and its Subsidiaries have no other Liabilities except: (a) Liabilities incurred since the date of the Latest Balance Sheet (the "Latest Balance Sheet Date") in the normal and ordinary course of business consistent with past practices (none of which is an uninsured Liability for breach of contract, breach of warranty, tort, or other claim or lawsuit), (b) as otherwise disclosed in the Company Disclosure Schedule, or (c) Liabilities incurred pursuant to this Agreement or in connection with the transactions contemplated under this Agreement.

    3.11 NO MATERIAL ADVERSE EFFECT. Since October 31, 1998, the business of the Company and its Subsidiaries has been conducted in the ordinary and usual course, consistent with past practice, and there has been no event, occurrence, development or state of circumstances or facts which has had or would reasonably be expected to have a Material Adverse Effect on the Company.

    3.12 SECURITIES. Each of the Company and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure the obligations of each of the Company or its Subsidiaries.

    3.13  LITIGATION.

        (a) No action, suit, proceeding, order, investigation, claim or arbitration proceeding is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or their respective properties, businesses, employees or agents, at law or in equity, or before or by any court, arbitrator, mediator or Self Regulatory Organization or Governmental Authority except for those that would not have or would not reasonably be expected to have a Material Adverse Effect on the Company.

        (b) Neither the Company nor any of its Subsidiaries or their respective properties, businesses, employees or agents is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement restriction with, or a commitment letter or similar submission to, any Self Regulatory Organization or Governmental Authority except for those that do not or would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has been advised by any such Self Regulatory Organization or Governmental Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.

        (c) Section 3.13 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all claims, actions, suits or proceedings by private parties against the Company or the Company Subsidiaries (i) arising out of any state of facts relating to the origination or sale of investment products or services by the Company, its Subsidiaries or any employees thereof (including, without limitation, equity or debt securities, mutual funds, insurance contracts, annuities, partnership and limited partnership interests, interests in real estate, debt origination, loan participations, investment banking services, securities underwritings, or investment advisory services in which the Company or any of its Subsidiaries participated in any manner), or (ii) that could reasonably be expected to involve individually an amount in excess of $50,000 or collectively an aggregate amount in excess of $100,000.

    3.14  TAX MATTERS.

        (a) Each of the Company and any Subsidiary and any affiliated, combined or unitary group of which the Company or any Subsidiary is or was a member, and any Company Employee Plans (as defined in Section 3.20 hereof), as the case may be (each, a "Company Tax Affiliate" and, collectively, the "Company Tax Affiliates"), has: (i) timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements ("Tax Returns") required to be filed or sent by it in respect of any "Taxes" (as defined in subsection (f) below) or required to be filed or sent by it by any taxing authority having jurisdiction and such Tax Returns are true, correct and complete in all material respects; (ii) timely and properly paid (or has had paid on its behalf) all Taxes shown to be due and payable on such Tax Returns; (iii) paid or arranged for payment by or on behalf of it or reflected on its books as an accrued Tax liability, either current or deferred all Material Taxes of the Company or any Subsidiary which will be due and payable, whether now or hereafter, for any period ending on, ending on and including, or ending prior to the Closing Date;
    (iv) complied in all material respects with all applicable laws, rules, and regulations relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code or similar provisions under any foreign laws), and timely and properly withheld from individual employee wages or payments to any independent contractor, creditor, shareholder or other third party and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

        (b) There are no Liens for Taxes upon any assets of the Company, any Company Subsidiary or of any Company Tax Affiliate, except Liens for Taxes not yet due.

        (c) No deficiency for any Taxes has been proposed, asserted or assessed against the Company, its Subsidiaries or the Company Tax Affiliates that has not been resolved and paid in full. No waiver, extension or comparable consent given by the Company, the Subsidiaries or the Company Tax Affiliates regarding the application of the statute of limitations with respect to any Taxes or Tax Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Company Tax Returns for the Company's 1995, 1996 or 1997 tax years, nor is the Company or any Subsidiary under Tax audit or other proceeding, nor has there been any notice to the Company or any Subsidiary by any taxing authority regarding any such Tax, audit or other such proceeding, or, to the knowledge of the Company or any Company Subsidiary, is any such Tax audit or other proceeding threatened with regard to any Taxes or Company Tax Returns. Neither the Company nor any Subsidiary has any knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of the Company, the Subsidiaries or the Company Tax Affiliates which would exceed the estimated reserves established on its books and records. The Company Tax Returns for all taxable years of the Company or any Company Subsidiary are closed by the applicable statute of limitations for all taxable years prior to the Company's 1995 tax year.

        (d) Neither the Company, any Subsidiary nor any Company Tax Affiliate is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by the Company, any Company Subsidiary, any Company Tax Affiliate or the Surviving Corporation that are not deductible (in whole or in part) under Section 280G of the Code.

        (e) Except as disclosed in Schedule 3.14 of the Disclosure Schedule, neither the Company nor any Company Subsidiary (i) is a party to any agreement providing for the allocation or sharing of taxes or (ii) is required to include in income any adjustment by reason of a voluntary change in accounting method initiated by the Company or any Company Subsidiary (nor does the Company or any Company Subsidiary have any knowledge that any taxing authority has proposed any such adjustment or change of accounting method).

        (f) For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies, or other assessments, however denominated and whether imposed by a taxing authority within or without the United States, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, together with all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

    3.15  CONTRACTS AND COMMITMENTS.

        (a) Except as disclosed in Section 3.15, Section 3.16, Section 3.17 or
    Section 3.20 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any of the following contracts, agreements or arrangements, whether written or oral (the "Company Material Agreements"):

            (i) pension, profit-sharing, retirement, hospitalization, group insurance, medical expense reimbursement, death benefit, disability, deferred compensation, fringe benefit, stock option, stock purchase, stock bonus, incentive compensation, bonus, or any other employee benefit plan;

            (ii) collective bargaining agreement or other contract with any labor union, or any contract, whether written or oral (excluding any oral contract that is terminable-at-will under the laws of the relevant jurisdiction), for the employment of any officer, individual employee, or other person or entity on a full-time, part-time, consulting or other basis, or any agreement relating to loans to officers, directors or affiliates;

           (iii) contract or agreement related to the voting of the shares of the Company or any of its Subsidiaries or the election of directors of the Company or any Company Subsidiary;

            (iv) agreement or indenture relating to the borrowing of money or to the mortgaging, pledging or otherwise placing a lien on any asset or group of assets of the Company or any Company Subsidiary other than in the ordinary course of business and consistent with past practice;

            (v) guarantee of any obligation, except for guarantees of the obligations of wholly owned Subsidiaries, other than in the ordinary course of business and consistent with past practice;

            (vi) contract or agreement (A) prohibiting it from freely engaging or competing in any business anywhere in the world, or (B) entered into, other than in the ordinary course of business and consistent with past practice, restricting the right of the Company or any Company Subsidiary to use or disclose any information in its possession;

           (vii) partnership, joint venture, or other similar contract arrangement;

          (viii) underwriting, agency, dealer, sales representative or other similar agreements relating to public offerings or private placements of partnership interests or insurance products, in each case, other than in the ordinary course of business;

            (ix) any contract relating to the acquisition or disposition of any business of the Company or a Company Subsidiary (whether by merger, sale of stock, sale of assets or otherwise) entered into after August 1, 1997;

            (x) any other contract which creates future payment obligations in excess of $100,000 in the aggregate and which by its terms does not terminate or is not terminable without penalty upon notice of 90 days or less other than loan commitments made in the ordinary course of business which the Company reasonably anticipates will be funded through loan participations under which third parties other than the Company or any Company Subsidiary would fulfill such future payment obligations; or

            (xi) any other contract not entered into in the ordinary course of business that is Material to the Company.

        (b) The Company has furnished to Parent true and complete copies of each of the Company Material Agreements (or, if oral, a written summary of such Company Material Agreements).

        (c) Except as disclosed in Section 3.15 of the Company Disclosure
    Schedule:

            (i) The Company and each of its Subsidiaries have performed all material obligations required to be performed by them and are not in material default under or in material breach of nor in receipt of any claim of material default or breach under any Company Material Agreement to which either is a party or is bound thereby;

            (ii) to the knowledge of the Company, no event has occurred which with the passage of time or the giving of notice or both would result in such a material default or breach under any Company Material Agreement.

        (d) To the knowledge of the Company, no employee of the Company or any Company Subsidiary is a party to a contract other than with the Company or a Company Subsidiary (A) prohibiting him or her from freely engaging or competing in any business anywhere in the world, or (B) entered into other than in the ordinary course of business and consistent with past practice, restricting his or her right to use or disclose any information in his or her possession.

    3.16  PARTICIPATION AGREEMENTS.

        (a) All issued and outstanding participation agreements, loan participation notes or similar arrangements to which the Company or any Company Subsidiary is a party or under which the Company or any Company Subsidiary has any liability (the "Participation Agreements") were entered into in the ordinary course of business of the Company or the Company Subsidiary which is a party to or liable under such Participation Agreements.

        (b) The Company and the Company Subsidiaries have performed all material obligations required to be performed by them and are not in material default under or material breach of nor in receipt of any claim of any material breach or default under any Participation Agreements.

        (c) The Company has no knowledge of any breach by any third party of any material obligation to be required to be performed by it or any material default under any Participation Agreement.

        (d) Each agreement evidencing a Participation Agreement provides that neither the Company nor any Company Subsidiary has made any guaranty of payment of the debt that is the subject of the Participation Agreement and that the participant shall not have recourse to the Company or any Company Subsidiary for repayment of such debt. Neither the Company nor any Company Subsidiary has waived any material provision thereof in a manner that would increase the liability of the Company or any Company Subsidiary thereunder.

    3.17  TITLE TO PROPERTY.

        (a) The Company does not own any real property. The real property demised by the leases (the "Leases") described under the caption "Leases" in
    Section 3.17 of the Company Disclosure Schedule together constitute all of the real property used or occupied by the Company (collectively, the "Real Property").

        (b) The Leases are in full force and effect, and the lessee therein has valid and existing leasehold interests under each such Lease for the term set forth therein. The Company has delivered to Parent complete and accurate copies of each of the Leases and none of such Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Parent. The lessee under each of the Leases is not in default which would, and no circumstances exist which, if not remedied, would either with or without notice or the passage of time or both, result in a termination, under any of such Leases.

    3.18 INTELLECTUAL PROPERTY RIGHTS. Except as disclosed in Section 3.18 of the Company Disclosure Schedule, there are no Material trademarks, service marks, trade names, corporate names, copyrights, trade secrets or other intellectual property rights owned or licensed by the Company or any of its Subsidiaries or necessary to the conduct of the businesses of the Company or its Subsidiaries as now conducted. The Company or one of its Subsidiaries owns and possesses all right, title and interest, or a valid license, in and to the intellectual property rights set forth in such Section 3.18.

    3.19 EMPLOYEES. The Company and each of its Subsidiaries are in compliance in all material respects with all Material laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity and collective bargaining, and is current in the payment of employee-related obligations. There are no Material workers' compensation claims pending against the Company or any of its Subsidiaries.

    3.20  EMPLOYEE BENEFIT PLANS.

        (a) Section 3.20 of the Company Disclosure Schedule discloses each "employee benefit plan", as defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which (i) is subject to any provision of ERISA, and (ii) is maintained, administered or contributed to by the Company or any Company ERISA Affiliate (as defined below) and covers any employee or former employee of the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate has any liability. Such plans are hereinafter referred to collectively as the "Company Employee Plans." For purposes of this Section 3.20, "Company ERISA Affiliate" means any person which is treated as a single employer with the Company under
    Section 414 of the Code. The only Company Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA (the "Company Pension Plans") are identified as such in Section 3.20 of the Company Disclosure Schedule.

        (b) No Company Employee Plan constitutes a "multiemployer plan", as defined in Section 4001(a)(3) of ERISA (a "Multiemployer Plan"), and no Company Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. No Company Employee Plan is a defined benefit plan or a money purchase pension plan and no Company Employee Plan is subject to Title IV of ERISA. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Company Employee Plan has or would reasonably subject the Company or any Company Subsidiary, or any officer or director of the Company or any Company Subsidiary, to any Material liability under Title I of ERISA or liable for any Material amount of tax pursuant to Section 4972 or Sections 4974 through 4980B, inclusive, of the Code.

        (c) Each Company Pension Plan which is intended to be qualified under
    Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company has furnished to Parent copies of the most recent Internal Revenue Service determination letters with respect to the Company Pension Plans. Except as disclosed in Section 3.20 of the Company Disclosure Schedule, each Company Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plans.

        (d) Section 3.20 of the Company Disclosure Schedule lists each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not a Company Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by the Company or any Company ERISA Affiliates and (iii) covers any employee or former employee of the Company or any Company ERISA Affiliates. Such contracts, plans and arrangements as are described above, copies and descriptions (including descriptions of the number and level of employees covered thereby) of all of which have been furnished previously to Parent, are hereinafter referred to collectively as the "Company Benefit Arrangements." Each Company Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Company Benefit Arrangement. Except as set forth in Section 3.20 of the Company Disclosure Schedule and except as provided by law, the employment of all persons presently employed or retained by the Company or any of its Subsidiary is terminable at will.

        (e) The Company and the Company ERISA Affiliates have no post-retirement health and medical benefits for retired employees. No condition exists that would prevent Parent or any affiliate of Parent from amending or terminating any Company Employee Plan or Company Benefit Arrangement, other than any limitations imposed under ERISA or the Code.

        (f) With respect to all Company Employee Plans, all contributions which are due have either been made or properly accrued.

        (g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of the Company or any of its Subsidiaries under any Company Benefit Arrangement or otherwise from the Company or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Company Benefit Arrangement or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

    3.21  COMPLIANCE WITH LAWS, PERMITS AND LICENSES.  Except as set forth in
Section 3.21 of the Company Disclosure Schedule, each of the Company and its Subsidiaries, and their respective officers and employees:

        (a) in the conduct of its business (including without limitation, its municipal securities and lending activities), is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, and the rules of all Self Regulatory Organizations applicable thereto except where the failure to be in compliance does not have or would not reasonably be expected to have a Material Adverse Effect;

        (b) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Self Regulatory Organizations that are required in order to permit them to own and operate their businesses as presently conducted and that are Material to the business of the Company; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened or reasonably likely; and all such filings, applications and registrations are current;

        (c) Since August 1, 1997, has received no notification or communication from any Governmental Authority or Self Regulatory Organization (i) asserting that any of them is not in compliance with any of the statutes, rules, regulations or ordinances which such Governmental Authority or Self Regulatory Organization enforces, or has otherwise engaged in any unlawful business practice, (ii) threatening to revoke any license, franchise, permit, seat on any stock or commodities exchange, or governmental authorization, (iii) requiring any of them (including any of the Company's or its Subsidiaries' directors or controlling persons) to enter into a cease and desist order, agreement, or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy) or (iv) restricting or disqualifying the activities of the Company or any of its Subsidiaries (except for restrictions generally imposed by rule, regulation, or administrative policy on broker-dealers generally);

        (d) is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Governmental Authority or Self Regulatory Organization against the Company, any of its Subsidiaries or any officer, director or employee thereof;

        (e) other than Miller & Schroeder Asset Management and Miller & Schroeder Small Business Capital Corporation, is not required to be registered as an investment company, investment advisor, commodity trading advisor, commodity pool operator, futures commission merchant, introducing broker, insurance agent, or transfer agent under any United States federal, state, local or foreign statutes, laws, rules or regulations. No broker-dealer Subsidiary acts as the "sponsor" of a "broker-dealer trading program", as such terms are defined in Rule 17a-23 under the Exchange Act.

        (f) is not, nor, to the knowledge of the Company is, any "affiliated person" (as defined in the Investment Company Act of 1940, as amended and the rules and regulations promulgated thereunder (the "Investment Company Act")) thereof, ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment advisor (or in any other capacity contemplated by the Investment Company Act) to an Investment Company (as defined in the Investment Company Act). Neither the Company, nor any "associated person" (as defined in the Investment Advisors Act of 1940, as amended and the rules and regulations promulgated thereunder (the "Investment Advisors Act")) thereof, is ineligible pursuant to Section 203 of the Investment Advisors Act to serve as an investment advisor or as an associated person to a registered investment advisor; and

        (g) is not, nor is any affiliate of any of them, subject to a "statutory disqualification" as defined in Section 3(a)(39) of the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the "Exchange Act").

    3.22  ENVIRONMENTAL MATTERS.

        (a) For purposes of this Agreement:

            (i) "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement with force of law relating to: (a) the protection or restoration of the environment, health or safety as enacted or amended prior to the date hereof (in each case as relating to the environment) or natural resources; or (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance.

            (ii) "Hazardous Substance" means any hazardous or toxic substance, material or waste, including those substances, materials and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR Section 172.101), or by the United States Environmental Protection Agency as hazardous substances (40 CFR Par 302) and amendments thereto, petroleum products or other such substances, materials and wastes that are or become regulated under any applicable local, state or federal law, including petroleum compounds, lead, asbestos and polychlorinated biphenyls.

        (b) Except as set forth in Section 3.22 of the Company Disclosure
    Schedule:

            (i) The Company and its Subsidiaries have complied in all material respects at all times with applicable Environmental Laws.

            (ii) No property (including buildings and any other structures) currently or formerly owned, used or operated (or which the Company or any of its Subsidiaries would be deemed to have owned, used or operated under any Environmental Law) by the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries (whether as fiduciary or otherwise) has a Lien, has been contaminated with, or has had any release of, any Hazardous Substance in such form or substance so as to create any liability for the Company or its Subsidiaries.

           (iii) Neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any other third-party property.

            (iv) Since August 1, 1997, the Company and its Subsidiaries have not received any notice, demand letter, claim or request for information alleging any violation of, or liability of the Company under, any Environmental Law.

            (v) The Company and its Subsidiaries are not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law.

        (c) The Company has made available to Parent copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Company or one of its Subsidiaries or any currently or formerly owned, used or operated property or any property in which the Company or one of its Subsidiaries (whether as fiduciary or otherwise) has held a Lien.

    3.23 NO PENDING TRANSACTIONS. Except for this Agreement, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any agreement, undertaking or commitment (i) to merge or consolidate with, or acquire all or substantially all of the property and assets of, any other corporation or person or (ii) to sell, lease or exchange all or substantially all of its property and assets to any other corporation or person.

    3.24 RISK MANAGEMENT INSTRUMENTS. All interest rate swaps, caps, floors, collars, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for the Company's own accounts, or for the account of one or more of its Subsidiaries or their customers, were entered into in the ordinary course of business (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies in all material respects, and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms and are in full force and effect. Neither the Company nor its Subsidiaries, nor to the Company's knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement. The Company Financial Statements disclose the value of such agreements and arrangements on a mark- to-market basis in accordance with generally accepted accounting principles and since October 31, 1998 there has not been a change in such value that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

    3.25 BROKERAGE. No third party shall be entitled to receive any brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company or any of its Subsidiaries.

    3.26 ACCOUNTING CONTROLS. Each of the Company and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the judgment of the Board of Directors of the Company, that (a) all material transactions are executed in accordance with management's general or specific authorization, (b) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to broker-dealers or any other criteria applicable to such statements, (c) access to the material property and assets of each of the Company and its Subsidiaries is permitted only in accordance with management's general or specific authorization, and (d) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

    3.27 CONTRACTS WITH CLIENTS. The Company and its Subsidiaries are in material compliance with the terms of each contract with any customer to whom the Company or such Subsidiary provides services under any contract ("Company Client"), and each such contract is in full force and effect with respect to the applicable Company Client. Except as disclosed in Section 3.27 of the Company Disclosure Schedule, there are no Material disputes pending or threatened with respect to any former Company Client. The Company has made available to Parent true and complete copies of all advisory, sub-advisory and similar agreements with any Company Client. Except to the extent that it does not or would not reasonably be expected to have a Material Adverse Effect on the Company, each extension of credit by the Company or any of its Subsidiaries to any Company Client (i) is in full compliance with Federal Reserve Board Regulation T or any substantially similar regulation of any Governmental Authority and, (ii) is fully secured, and the Company or such Subsidiary has a first priority perfected security interest in the collateral securing such extension of credit.

    3.28 INVESTMENT ADVISORY ACTIVITIES. Except for Miller & Schroeder Small Business Capital Corporation and Miller and Schroeder Asset Management, Inc., none of the Company or its Subsidiaries is or has been during the past five years an "investment adviser" within the meaning of the Investment Advisers Act required to be registered, licensed or qualified as an investment advisor under the Investment Advisers Act or subject to any liability or disability by reason of any failure to be so registered, licensed or qualified.

    3.29 INSURANCE POLICIES. All of the Company's and its Subsidiaries' insurance and umbrella policies insuring the Company and its Subsidiaries and their directors, officers, agents, properties and businesses, are valid and in full force and effect and without any premium past due, and there are not claims, singly or in the aggregate, under such policies which are in excess of the limitations of coverage set forth in such policies. Except as set forth on
Section 3.29 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received notice of default under, or intended cancellation or non-renewal of, any Material policies of insurance which insure the properties, business or liability of the Company or any Company Subsidiary.

    3.30 REGISTRATION STATEMENT. None of the information supplied or to be supplied by the Company for inclusion in (a) the Registration Statement (as defined in Section 7. 1), (b) the Joint Proxy Statement/ Prospectus (as defined in Section 7.1), or (c) any other document to be filed with the SEC or other Governmental Authority or Self Regulatory Organization in connection with the transactions contemplated hereby, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and at the Effective Time, and with respect to the Prospectus, when mailed and at the time of the Company Meeting (as provided in Section 7.1(b)), shall be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.

    3.31 AFFILIATE TRANSACTIONS. Except as set forth on Section 3.31 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries, nor any directors, officers or employees of the Company or of any Company Subsidiary or any of their spouses or any entity controlled by any one or more of them is presently or has been since October 31, 1998 (i) a party to any transaction or agreement with the Company or any Company Subsidiary (including but not limited to, any contract, agreement, commitment or other arrangement providing for the furnishing of services, or the rental of real or personal property, or any loan agreement, note or borrowing arrangement or other arrangement); (ii) entitled to receive any fee or other payment of consideration in connection with this Agreement or the consummation of the transactions contemplated hereby; or (iii) the direct or indirect owner of any interest (other than an investment in a publicly-held corporation, not exceeding 1% of the outstanding capital stock of such corporation) in any corporation, firm, association or business organization which is a present or potential competitor of, customer of or supplier of products or services to the Company or any Company Subsidiary, nor does any such person receive income from any source other than the Company or any Company Subsidiary which relates to the business of, or should properly accrue to, the Company or any Company Subsidiary.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF PARENT

    Parent represents and warrants to the Company that, except as set forth in the Disclosure Schedule delivered by Parent to the Company on or prior to the execution of this Agreement, which identifies exceptions by specific section reference (the "Parent Disclosure Schedule"):

    4.1 ORGANIZATION AND QUALIFICATION. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Parent has all requisite governmental authorizations, certificates, licenses, consents and approvals required to carry on its business as presently conducted, except where the failure to possess such authorizations, certificates, licenses, consents and approvals does not or would not reasonably be expected to have a Material Adverse Effect on Parent. Parent is licensed or qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be licensed or qualified except where the failure to be so licensed or qualified has not had or would not reasonably be expected to have a Material Adverse Effect on Parent.

    4.2 CAPITALIZATION. The authorized capital stock of Parent consists of (i) 7,500,000 shares of Parent Common Stock, (ii) 1,000,000 shares of preferred stock (the "Parent Preferred Stock"), and (iii) 16,500,000 shares of undesignated stock (the "Parent Undesignated Stock"). As of April 23, 1999, (a) 5,127,915 shares of Parent Common Stock were issued and outstanding, (b) no shares of Parent Preferred Stock were issued and outstanding, (c) no shares of Parent Undesignated Stock were issued and outstanding and (d) 689,351 shares of Parent Common Stock were reserved for issuance under Parent's Employee Stock Purchase Plan,

(e) 1,205,583 shares of Parent Common Stock were reserved for issuance under Parent's 1990 and 1997 Stock Option Plan and (f) 364,104 shares of Parent Common Stock were reserved for issuance under outstanding warrants to purchase shares of Parent Common Stock. All of the outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable, issued in material compliance with all applicable federal and state securities laws and not issued in violation of any preemptive or similar rights. Except as provided in this Section 4.2, no shares of the capital stock of Parent are reserved for issuance for any purpose. Parent has no Voting Debt issued and outstanding. There are no other shares of capital stock or other equity securities, instruments or other rights of Parent authorized, issued or outstanding and no other options, warrants, rights to subscribe (including any preemptive rights), calls, agreements, arrangements or commitments of any character whatsoever to which Parent is a party or may be bound requiring the issuance, transfer or sale of any shares of capital stock, Voting Debt or other equity interests of Parent or any securities or rights convertible into or exchangeable or exercisable for any such shares or equity interests, and there are no contracts, commitments, understandings or arrangements by which Parent is or may become bound to issue additional shares of its capital stock, options, warrants or rights or to purchase, redeem or acquire any shares of its capital stock or securities convertible into or exchangeable or exercisable for any such shares or other securities. The shares of Parent Common Stock to be issued in exchange for Company Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

    4.3  SUBSIDIARIES.

        (a) Parent has fully and accurately disclosed in Schedule 4.3 of the Parent Disclosure Schedule all Parent's Subsidiaries and the states in which such Subsidiaries are organized. Each of Parent's Subsidiaries has been duly organized and is validly existing and in good standing under the laws of the state in which it is organized, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or licensed by it or the nature of the business transacted by it or the conduct of its business requires it to be so licensed or qualified except where the failure to be so licensed or qualified has not had or would not reasonably be expected to have a Material Adverse Effect on Parent.

        (b) No capital stock of any of Parent's Subsidiaries are or may become required to be issued (other than to Parent or a wholly owned Subsidiary of Parent) by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock of any of such Subsidiaries and there are no contracts, commitments, understandings or arrangements by which Parent or any of its Subsidiaries is or may be bound to issue, redeem, purchase or sell shares of any Subsidiary capital stock or securities convertible into or exchangeable or exercisable for any such shares or interests.

        (c) The copies of the organizational documents, as amended to date, of all Subsidiaries of Parent previously furnished to Parent are complete and correct and such instruments, as so amended, are in full force and effect as of the date hereof.

        (d) All of the outstanding shares of capital stock of each of Parent's Subsidiaries have been duly authorized and validly issued, were not issued in violation of any subscription or preemptive right, are fully paid and nonassessable and subject to no preemptive or other similar rights, and are owned by Parent or a Subsidiary of the Company free and clear of any Lien, other than any restriction on transfer under any applicable securities laws.

        (e) Except for the stock of the Parent's Subsidiaries directly or indirectly owned by the Parent, warrants received in the ordinary course of business as an underwriter or as otherwise disclosed in Schedule 4.3 of the Parent Disclosure Schedule, neither the Parent nor any Parent Subsidiary owns any stock, partnership interest, joint venture interest or any other security issued by any other corporation, organization or entity, except readily marketable securities owned by the Parent or a Parent Subsidiary in the ordinary course of business.

    4.4 CORPORATE POWER. Parent and each of its Subsidiaries has all requisite corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets.

    4.5  CORPORATE AUTHORITY; VOTE REQUIRED.

        (a) Each of Parent and Merger Subsidiary has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Subsidiary and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Subsidiary are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby (other than the approval of the issuance of Parent Common Stock as Stock Consideration by the holders of a majority of the voting power of all the outstanding shares of Parent Common Stock (the "Requisite Parent Shareholder Vote") and the filing of the appropriate merger documents required by the MBCA). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Subsidiary and constitutes a legal, valid and binding obligation of each of them, enforceable in accordance with its terms.

    4.6  NONCONTRAVENTION.

        (a) The execution and delivery of this Agreement by the Parent does not, and the performance of this Agreement by the Parent will not conflict with or violate the Articles of Incorporation, Bylaws or equivalent organizational documents of the Parent or any of its Subsidiaries.

        (b) Subject to the approval by the shareholders of the outstanding Parent Common Stock, receipt of the required regulatory approvals, the required filings under federal and state securities and insurance laws and approvals of NYSE and any other applicable exchange of the Merger and the other transactions contemplated hereby and except as do not or would not reasonably be expected to have a Material Adverse Effect on the Parent, the delivery and performance of this Agreement and the consummation of the Merger do not and will not constitute a breach of or a default under, or give rise to rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Parent or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Parent or any of its Subsidiaries is a party or by which the Parent or any of its Subsidiaries or any of their respective properties is bound or affected.

    4.7 REGULATORY FILINGS AND CONSENTS. Except for the consents, approvals, notifications, filings and registration set forth in Section 4.7 of the Parent Disclosure Schedule or where the failure to obtain such consents and approvals or make such filings or registration does not or would not reasonably be expected to have a Material Adverse Effect on Parent, no consents or approvals of, notifications to, or filings or registrations with, (i) any Governmental Authority, (ii)(A) the NASD, the NYSE, the AMEX, the CBOT, the SIPC or the MSRB, or (B) any Self Regulatory Agency, or (iii) pursuant to any applicable laws, regulation or orders are required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution, delivery or performance by Parent of this Agreement or to consummate the Merger.

    4.8  REGISTRATIONS.

        (a) Except as does not or would not reasonably be expected to have a Material Adverse Effect on the Parent, the Parent and any Parent Subsidiary required to be registered as a broker dealer, investment adviser or insurance agency, with the SEC, any securities commission or similar authority or insurance authority of any state or foreign jurisdiction or any Self Regulatory Organization are duly registered as such and such registrations are in full force and effect. All such registrations as currently filed, and all periodic reports required to be filed with respect thereto, are accurate and complete in all material respects.

        (b) Except as does not or would not reasonably be expected to have a Material Adverse Effect on the Parent, all of the Parent and the Parent's Subsidiaries' respective officers and employees who are required to be licensed or registered to conduct the business of the Parent or such Subsidiary as presently conducted are duly licensed or registered in each state or foreign jurisdiction in which such licensing or regulation is so required (collectively, the "Parent Registered Representatives"). To the knowledge of the Parent, none of the Parent Registered Representatives is or has been, since August 1, 1997, subject to any disciplinary or other regulatory compliance proceeding.

    4.9  SEC REPORTS.

        (a) Since August 1, 1997, Parent and each Parent Subsidiary has (i) filed all forms, reports, statements and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder along with all amendments and supplements to all such documents, all of which have complied as of their respective filing dates, or in the case of registration statements, their respective effective dates, in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (collectively, the "Parent SEC Reports"), (ii) filed all forms, reports, statements and other documents required to be filed with any Governmental Authorities, including, without limitation, state authorities regulating the purchase and sale of securities, and (iii) filed all trade reports, filings, amendments to forms and other documents required by any Self Regulatory Organization (all such forms, reports, statements and other documents in clauses (i), (ii) and (iii) of this Section 4.9(a) being collectively referred to as the "Parent Reports") except where the failure to file such Parent Reports has not had or would not reasonably be expected to have a Material Adverse Effect on the Parent. Parent has made available to the Company copies of each of the Parent Reports and will promptly provide copies of each Parent Report filed after the date of this Agreement. None of such Parent Reports previously filed, at the time filed, or in the case of registration statements, their respective effective dates (after giving effect to any amendments filed before the date hereof), contained and the Parent Reports filed in the future will not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b) The consolidated balance sheets and related consolidated statements of income, stockholders' equity and cash flows (including the related notes and schedules thereto) of Parent included in Parent SEC Reports complied (or if included in Parent SEC Reports filed after the date of this Agreement, will comply) as to form, at the time filed, in all material respects with the published rules and regulations of the SEC with respect thereto at the time filed (the "Parent Financial Statements"), were prepared (or if included in Parent SEC Reports filed after the date of this Agreement, will be prepared) in accordance with GAAP applied on a consistent basis during the periods involved and include all adjustments consisting of normal recurring accruals necessary (in the case of unaudited interim financial statements) are in accordance with the books and records of Parent, which books and records are complete and accurate in all material respects and present fairly the consolidated financial position of Parent as of their respective dates, and the consolidated income and cash flows for the periods presented therein, all in conformity with GAAP applied on a consistent basis, except as otherwise noted therein or as permitted under the Exchange Act.

        (c) Neither Parent nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in Parent SEC Reports filed prior to the date of this Agreement. Such material contracts are hereinafter referred to as the "Parent Material Contracts."

        (d) Except as and to the extent set forth in the Consolidated Statement of Financial Condition of Parent and its Subsidiaries as of March 31, 1999 (the "Parent Balance Sheet"), neither Parent nor its Subsidiaries have any Liabilities except: (a) liabilities incurred since the date of Parent Balance Sheet in the normal and ordinary course of business consistent with past practices (none of which is an uninsured liability for breach of contract, breach of warranty, tort, or other claim or lawsuit) or (b) as otherwise disclosed in Section 4.9 of the Parent Disclosure Schedule, or (c) Liabilities incurred pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

    4.10 NO MATERIAL ADVERSE EFFECT. Since December 31, 1998, and except as disclosed in the Parent SEC Reports, the business of the Parent and its Subsidiaries has been conducted in the ordinary and usual course, consistent with past practice, and there has been no event, occurrence, development or state of circumstances or facts which has had or would reasonably be expected to have a Material Adverse Effect on the Parent.

    4.11 SECURITIES. Each of the Parent and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure the obligations of each of the Parent or its Subsidiaries.

    4.12  LITIGATION.

        (a) No action, suit, proceeding, order, investigation, claim or arbitration proceeding is pending or, to the knowledge of the Parent, threatened against the Parent or any of its Subsidiaries, or their respective properties, businesses, employees or agents, at law or in equity, or before or by any court, arbitrator, mediator or Self Regulatory Organization or Governmental Authority except for those that would not have or would not reasonably be expected to have a Material Adverse Effect on the Parent.

        (b) Neither the Parent nor any of its Subsidiaries or their respective properties, businesses, employees or agents is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement restriction with, or a commitment letter or similar submission to, any Self Regulatory Organization or Governmental Authority except for those that do not or would not reasonably be expected to have a Material Adverse Effect on the Parent. Neither the Parent nor any of its Subsidiaries has been advised by any such Self Regulatory Organization or Governmental Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.

        (c) Section 4.12 of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all claims, actions, suits or proceedings by private parties against the Parent or the Parent Subsidiaries (i) arising out of any state of facts relating to the origination or sale of investment products or services by the Parent, its Subsidiaries or any employees thereof (including, without limitation, equity or debt securities, mutual funds, insurance contracts, annuities, partnership and limited partnership interests, interests in real estate, debt origination, loan participations, investment banking services, securities underwritings, or investment advisory services in which the Parent or any of its Subsidiaries participated in any manner), or (ii) that could reasonably be expected to involve individually an amount in excess of $50,000 or collectively an aggregate amount in excess of $100,000.

    4.13  TAX MATTERS.

        (a) Each of the Parent and any Subsidiary and any affiliated, combined or unitary group of which the Parent or any Subsidiary is or was a member, and any Parent Employee Plans (as defined in Section 4.17 hereof), as the case may be (each, a "Parent Tax Affiliate" and, collectively, the "Parent Tax Affiliates"), has: (i) timely filed (or has had timely filed on its behalf) all Tax Returns, required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction (the "Parent Tax Returns") and such Tax Returns are true, correct and complete in all material respects; (ii) timely and properly paid (or has had paid on its behalf) all Taxes shown to be due and payable on such Tax Returns; (iii) paid or arranged for payment by or on behalf of it or reflected on its books as an accrued Tax liability, either current or deferred all Material Taxes of the Parent or any Subsidiary which will be due and payable, whether now or hereafter, for any period ending on, ending on and including, or ending prior to the Closing Date; (iv) complied in all material respects with all applicable laws, rules, and regulations relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code or similar provisions under any foreign laws), and timely and properly withheld from individual employee wages or payments to any independent contractor, creditor, shareholder or other third party and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

        (b) There are no Liens for Taxes upon any assets of the Parent, any Parent Subsidiary or of any Parent Tax Affiliate, except Liens for Taxes not yet due.

        (c) No deficiency for any Taxes has been proposed, asserted or assessed against the Parent, its Subsidiaries or the Parent Tax Affiliates that has not been resolved and paid in full. No waiver, extension or comparable consent given by the Parent, the Subsidiaries or the Parent Tax Affiliates regarding the application of the statute of limitations with respect to any Taxes or Parent Tax Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Parent Tax Returns for the Parent's 1996, 1997 or 1998 tax years, nor is the Parent or any Subsidiary under Tax audit or other proceeding, nor has there been any notice to the Parent or any Subsidiary by any taxing authority regarding any such Tax, audit or other such proceeding, or, to the knowledge of the Parent or any Parent Subsidiary, is any such Tax audit or other proceeding threatened with regard to any Taxes or Parent Tax Returns. Neither the Parent nor any Subsidiary has any knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of the Parent, the Subsidiaries or the Tax Affiliates which would exceed the estimated reserves established on its books and records. The Tax Returns for all taxable years of the Parent or any Parent Subsidiary are closed by the applicable statute of limitations for all taxable years prior to the Parent's 1996 tax year.

        (d) Neither the Parent, any Subsidiary nor any Parent Tax Affiliate is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by the Parent, any Parent Subsidiary, any Parent Tax Affiliate or the Surviving Corporation that are not deductible (in whole or in part) under Section 280G of the Code.

        (e) Except as disclosed in Schedule 4.13 of the Parent Disclosure Schedule, neither the Parent nor any Parent Subsidiary (i) is a party to any agreement providing for the allocation or sharing of taxes or (ii) is required to include in income any adjustment by reason of a voluntary change in accounting method initiated by the Parent or any Parent Subsidiary (nor does the Parent or any Parent Subsidiary have any knowledge that any taxing authority has proposed any such adjustment or change of accounting method).

    4.14 PARENT MATERIAL CONTRACTS. Except as disclosed in Section 4.14 of the Parent Disclosure Schedule:

        (a) the Parent and each of its Subsidiaries have performed all material obligations required to be performed by them and are not in material default under or in material breach of nor in receipt of any claim of material default or breach under any Parent Material Contract to which either is a party or is bound thereby; and

        (b) to the knowledge of the Parent, no event has occurred which with the passage of time or the giving of notice or both would result in such a material default or breach under any Parent Material Contract.

    4.15 INTELLECTUAL PROPERTY RIGHTS. The Parent or one of its Subsidiaries owns and possesses all right, title and interest, or a valid license, in and to the intellectual property rights necessary to the conduct of the business of the Parent or its Subsidiaries as now conducted.

    4.16 EMPLOYEES. The Parent and each of its Subsidiaries are in compliance in all material respects with all Material laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity and collective bargaining, and is current in the payment of employee-related obligations. There are no Material workers' compensation claims pending against the Parent or any of its Subsidiaries.

    4.17  EMPLOYEE BENEFIT PLANS.

        (a) For purposes of this Section 4.17, each "employee benefit plan", as defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which (i) is subject to any provision of ERISA, and
    (ii) is maintained, administered or contributed to by the Parent or any Parent ERISA Affiliate (as defined below) and covers any employee or former employee of the Parent or any Parent ERISA Affiliate or under which the Parent or any Parent ERISA Affiliate has any liability is hereinafter referred to collectively as the "Parent Employee Plans." For purposes of this Section 4.17, "Parent ERISA Affiliate" means any person which is treated as a single employer with the Parent under Section 414 of the Code and any Parent Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA are referred to herein as the "Parent Pension Plans".

        (b) No Parent Employee Plan constitutes a Multiemployer Plan, and no Parent Employee Plan is maintained in connection with any trust described in
    Section 501(c)(9) of the Code. No Parent Employee Plan is a defined benefit plan or a money purchase pension plan and no Parent Employee Plan is subject to Title IV of ERISA. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Parent Employee Plan has or would reasonably subject the Parent or any Parent Subsidiary, or any officer or director of the Parent or any Parent Subsidiary, to any Material liability under Title I of ERISA or liable for any Material amount of tax pursuant to Section 4972 or Sections 4974 through 4980B, inclusive, of the Code.

        (c) Each Parent Pension Plan which is intended to be qualified under
    Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Parent has furnished or made available to the Company copies of the most recent Internal Revenue Service determination letters with respect to the Parent Pension Plans. Except as disclosed in Section 4.17 of the Parent Disclosure Schedule, each Parent Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plans.

        (d) Each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Parent Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by the Parent or any Parent ERISA Affiliates and (iii) covers any employee or former employee of the Parent or any Parent ERISA Affiliates are hereinafter referred to collectively as the "Parent Benefit Arrangements." Each Parent Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Parent Benefit Arrangement.

        (e) Parent and the Parent ERISA Affiliates have no post-retirement health and medical benefits for retired employees. No condition exists that would prevent the Company or any affiliate of the Company from amending or terminating any Parent Employee Plan or Parent Benefit Arrangement, other than any limitations imposed under ERISA or the Code.

        (f) With respect to all Parent Employee Plans, all contributions which are due have either been made or properly accrued.

        (g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of the Parent or any of its Subsidiaries under any Parent Benefit Arrangement or otherwise from the Parent or any of its Subsidiaries,
    (ii) increase any benefits otherwise payable under any Parent Benefit Arrangement or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

    4.18  COMPLIANCE WITH LAWS, PERMITS AND LICENSES.  Except as set forth in
Section 4.18 of the Parent Disclosure Schedule, each of the Parent and its Subsidiaries, and their respective officers and employees:

        (a) in the conduct of its business, is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, and the rules of all Self Regulatory Organizations applicable thereto except where the failure to be in compliance does not have or would not reasonably be expected to have a Material Adverse Effect;

        (b) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Self Regulatory Organizations that are required in order to permit them to own and operate their businesses as presently conducted and that are Material to the business of the Parent; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened or reasonably likely; and all such filings, applications and registrations are current;

        (c) Since August 1, 1997, has received no notification or communication from any Governmental Authority or Self Regulatory Organization (i) asserting that any of them is not in compliance with any of the statutes, rules, regulations or ordinances which such Governmental Authority or Self Regulatory Organization enforces, or has otherwise engaged in any unlawful business practice, (ii) threatening to revoke any license, franchise, permit, seat on any stock or commodities exchange, or governmental authorization, (iii) requiring any of them (including any of the Parent's or its Subsidiaries' directors or controlling persons) to enter into a cease and desist order, agreement, or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy) or (iv) restricting or disqualifying the activities of the Parent or any of its Subsidiaries (except for restrictions generally imposed by rule, regulation, or administrative policy on broker-dealers generally);

        (d) is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Governmental Authority or Self Regulatory Organization against the Parent, any of its Subsidiaries or any officer, director or employee thereof;

        (e) other than John G. Kinnard and Company, Incorporated ("JGK"), is not required to be registered as an investment company, investment advisor, commodity trading advisor, commodity pool operator, futures commission merchant, introducing broker, insurance agent, or transfer agent under any United States federal, state, local or foreign statutes, laws, rules or regulations. No broker-dealer Subsidiary acts as the "sponsor" of a "broker-dealer trading program", as such terms are defined in Rule 17a-23 under the Exchange Act.

        (f) is not, nor, to the knowledge of the Parent is, any "affiliated person" (as defined in the Investment Company Act) thereof, ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment advisor (or in any other capacity contemplated by the Investment Company Act) to an Investment Company (as defined in the Investment Company Act). Neither the Parent, nor any "associated person" (as defined in the Investment Advisors Act) thereof, is ineligible pursuant to
    Section 203 of the Investment Advisors Act to serve as an investment advisor or as an associated person to a registered investment advisor; and

        (g) is not, nor is any affiliate of any of them, subject to a "statutory disqualification" as defined in Section 3(a)(39) of the Exchange Act.

    4.19  ENVIRONMENTAL MATTERS.

        (a) Except as set forth in Section 4.19 of the Parent Disclosure
    Schedule:

            (i) The Parent and its Subsidiaries have complied in all material respects at all times with applicable Environmental Laws.

            (ii) No property (including buildings and any other structures) currently or formerly owned, used or operated (or which the Parent or any of its Subsidiaries would be deemed to have owned, used or operated under any Environmental Law) by the Parent or any of its Subsidiaries or in which the Parent or any of its Subsidiaries (whether as fiduciary or otherwise) has a Lien, has been contaminated with, or has had any release of, any Hazardous Substance in such form or substance so as to create any liability for the Parent or its Subsidiaries.

           (iii) Neither the Parent nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any other third-party property.

            (iv) Since August 1, 1997, the Parent and its Subsidiaries have not received any notice, demand letter, claim or request for information alleging any violation of, or liability of the Parent under, any Environmental Law.

            (v) The Parent and its Subsidiaries are not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law.

        (c) The Parent has made available to the Company copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Parent or one of its Subsidiaries or any currently or formerly owned, used or operated property or any property in which the Parent or one of its Subsidiaries (whether as fiduciary or otherwise) has held a Lien.

    4.20 RISK MANAGEMENT INSTRUMENTS. All interest rate swaps, caps, floors, collars, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for the Parent's own accounts, or for the account of one or more of its Subsidiaries or their customers, were entered into in the ordinary course of business (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies in all material respects, and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Parent or one of its Subsidiaries, enforceable in accordance with its terms and are in full force and effect. Neither the Parent nor its Subsidiaries, nor to the Parent's knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement. The Parent Financial Statements disclose the value of such agreements and arrangements on a mark- to-market basis in accordance with generally accepted accounting principles and since December 31, 1998 there has not been a change in such value that, individually or in the aggregate, resulted in or would reasonably be expected to result in a Material Adverse Effect on the Parent.

    4.21 BROKERAGE. No third party shall be entitled to receive any brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Parent or any of its Subsidiaries.

    4.22 ACCOUNTING CONTROLS. Each of the Parent and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the judgment of the Board of Directors of the Parent, that (a) all material transactions are executed in accordance with management's general or specific authorization, (b) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to broker-dealers or any other criteria applicable to such statements, (c) access to the material property and assets of each of the Parent and its Subsidiaries is permitted only in accordance with management's general or specific authorization, and (d) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

    4.23 INVESTMENT ADVISORY ACTIVITIES. Except for JGK, none of the Parent or its Subsidiaries is or has been during the past five years an "investment adviser" within the meaning of the Investment Advisers Act required to be registered, licensed or qualified as an investment advisor under the Investment Advisers Act or subject to any liability or disability by reason of any failure to be so registered, licensed or qualified.

    4.24 INSURANCE POLICIES. All of the Parent's and its Subsidiaries' insurance and umbrella policies insuring the Parent and its Subsidiaries and their directors, officers, agents, properties and businesses, are valid and in full force and effect and without any premium past due, and there are not claims, singly or in the aggregate, under such policies which are in excess of the limitations of coverage set forth in such policies. Neither the Parent nor any Parent Subsidiary has received notice of default under, or intended cancellation or non-renewal of, any Material policies of insurance which insure the properties, business or liability of the Parent or any Parent Subsidiary.

    4.25 REGISTRATION STATEMENT. None of the information supplied or to be supplied by the Parent for inclusion in (a) the Registration Statement (as defined in Section 7.1), (b) the Joint Proxy Statement/ Prospectus (as defined in Section 7.1), or (c) any other document to be filed with the SEC or other Governmental Authority or Self Regulatory Organization in connection with the transactions contemplated hereby, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and at the Effective Time, and with respect to the Prospectus, when mailed and at the time of the Parent Meeting (as provided in Section 7.1(c)), shall be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.

    4.26 NO PENDING TRANSACTIONS. Except for this Agreement, as of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by any agreement, undertaking or commitment (i) to merge or consolidate with, or acquire all or substantially all of the property and assets of, any other corporation or person or (ii) to sell, lease or exchange all or substantially all of its property and assets to any other corporation or person.

    4.27 CONTRACTS WITH CLIENTS. Parent and its Subsidiaries are in material compliance with the terms of each contract with any customer to whom Parent or such Subsidiary provides services under any contract ("Parent Client"), and each such contract is in full force and effect with respect to the applicable Parent Client. There are no Material disputes pending or threatened with respect to any former Parent Client. Except to the extent that it does not or would not reasonably be expected to have a Material Adverse Effect on Parent, each extension of credit by Parent or any of its Subsidiaries to any Parent Client
(i) is in full compliance with Federal Reserve Board Regulation T or any substantially similar regulation of any Governmental Authority and, (ii) is fully secured, and Parent or such Subsidiary has a first priority perfected security interest in the collateral securing such extension of credit.

                                   ARTICLE V
                            COVENANTS OF THE COMPANY

    5.1 CONDUCT OF THE BUSINESS. Except as set forth on Schedule 5.1, hereof, the Company will, and will cause each of its Subsidiaries to, observe each term set forth in this Section 5.1 and agrees that, from the date hereof until the Effective Time, unless otherwise consented to by Parent (which consent shall not be unreasonably withheld or delayed) in writing signed by either William Farley or George Stroebel:

        (a) The business of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of their respective businesses and in accordance in all material respects with all applicable laws, rules and regulations and their past custom and practice;

        (b) The Company and its Subsidiaries shall not, directly or indirectly, do any of the following:

            (i) issue, sell or otherwise permit to become outstanding or authorize the creation of, any additional share of capital stock of the Company or any of its Subsidiaries (other than the issuance of Company Common Stock pursuant to the Employee Options and the Director Options disclosed on Section 3.2 of the Company Disclosure Schedule) or any options, warrants, conversion privileges or rights of any kind to acquire any additional shares of such capital stock;

            (ii) permit any additional shares of capital stock of the Company or any of its Subsidiaries to become subject to new grants of employee or director stock options, other rights or similar stock-based employee rights.

           (iii) sell, pledge, dispose of or encumber any of its Material assets, except in the ordinary course of business;

            (iv) amend or propose to amend its Articles of Incorporation or Bylaws;

            (v) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any shares of capital stock of the Company or any of its Subsidiaries;

            (vi) redeem, purchase or acquire or offer to acquire any shares of its capital stock;

           (vii) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof;

          (viii) incur any indebtedness for borrowed money or issue any debt securities, except the borrowing of working capital in the ordinary course of business and consistent with past practice;

            (ix) declare or make any distributions or pay any dividends with respect to its capital stock;

            (x) enter into, amend or terminate any agreements, commitments or contracts that, individually or in the aggregate with related agreements, commitments or contracts, are Material to the Company (except in the ordinary course of business consistent with past practice); or

            (xi) authorize any of, or commit or agree to take any of, the foregoing actions.

        (c) Neither the Company nor any of its Subsidiaries shall, directly or indirectly, (i) enter into, modify or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee other than employment or consulting agreements with respect to employees or consultants who earn less than $100,000 per year, (ii) grant any salary increases, severance or termination pay to, any employees of the Company or any the Company Subsidiary other than with respect to employees who earn less than $100,000 per year, or (iii) grant bonuses except pursuant to existing employment agreements, compensation plans or otherwise in the ordinary course of business consistent with past practice.

        (d) Except as required by law, neither the Company nor any Subsidiary shall adopt or amend any bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, severance, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee, officer or director of the Company or any Subsidiary;

        (e) Neither the Company nor any Subsidiary shall cancel or terminate their current insurance policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

        (f) The Company will, and will cause each of its Subsidiaries to:

            (i) use all commercially reasonable efforts to preserve intact the business organization and goodwill of the Company and its Subsidiaries, keep available the services of their respective officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with the Company;

            (ii) confer on a regular and frequent basis with representatives of Parent to report operational matters and the general status of ongoing operations;

           (iii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by them in this Agreement untrue at the Closing; and

            (iv) cooperate with Parent in finalizing and communicating to the Company's employees severance, retention and transition arrangements;

        (g) The Company shall not and shall not permit a Company Subsidiary to:

            (i) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles;

            (ii) change its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of federal income tax returns of the Company for the taxable years ending October 31, 1998 and 1997, except as required by changes in law or regulation;

           (iii) make or rescind any express or deemed election relating to Taxes; or

            (iv) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes.

        (h) Except as required by applicable law or regulation, the Company shall not and shall not permit any Company Subsidiary to:

            (i) implement or adopt any change in its risk management policies, procedures or practices, which, individually or in the aggregate with all such other changes, would be material;

            (ii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to risk from the general United States securities markets; or

           (iii) materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported.

    5.2 REGULATORY FILINGS. The Company shall, as promptly as practicable after the execution of this Agreement, make or cause to be made all filings and submissions under the Hart-Scott-Rodino Antitrust Improvements, as amended (the "HSR Act") and any other laws or regulations applicable to the Company whether to a Governmental Authority, Self Regulatory Agency or otherwise for the consummation of the transactions contemplated on its part herein. The Company will coordinate and cooperate with Parent in exchanging such information, will not make any such filing without providing to Parent a final copy thereof for its review and consent at least two full business days in advance of the proposed filing, and will provide such reasonable assistance as Parent may request in connection with all of the foregoing.

    5.3 CONDITIONS. The Company shall take, and shall cause the Company Subsidiaries to take, all commercially reasonable actions necessary or desirable to cause the conditions set forth in Article VIII hereof to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date).

    5.4 NO SOLICITATION. Unless and until this Agreement shall have been terminated pursuant to Section 9.1 hereof, the Company shall not and shall not permit any Subsidiary to initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any Subsidiary to take any such action; provided, however, that the Company's Board of Directors may provide (or authorize the provision of) information to, and may engage in (or authorize) such negotiations or discussions with, any person, directly or through representatives, if (i) the Board of Directors, after having consulted with independent counsel, has determined in good faith that providing such information or engaging in such negotiations or discussions is reasonably required in order to properly discharge the directors' fiduciary duties in accordance with the applicable laws of the State of Minnesota, (ii) prior to furnishing such information to such person or engaging in such negotiations or discussions, the Company provides Parent with at least seven days' notice to the effect that it is furnishing information to, or entering into negotiations or discussions with, such person, and (iii) prior to furnishing such information to such person, the Company has received from such person an executed confidentiality agreement in customary form. For purposes of this Agreement, "Competing Transaction" shall means any of the following involving the Company or its Subsidiaries: (i) any merger, consolidation, share exchange or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of ten percent or more of assets in a single transaction or series of transactions, excluding from the calculation of the percentage hereunder any such transactions undertaken in the ordinary course of business and consistent with past practice; (iii) any sale of ten percent or more of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock); (iv) any tender offer or exchange offer for ten percent or more of outstanding shares of capital stock; (v) any solicitation of proxies in opposition to approval by the Company's shareholders of the Merger; (vi) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the then outstanding capital stock of the Company; or (vii) any public announcement of a proposal, plan or intention to do any of the foregoing.

    5.5 NOTICE OF CERTAIN MATTERS. The Company shall promptly notify Parent in writing:

        (a) of any Material governmental, administrative or Self Regulatory Organization complaints, investigations or hearings (or communications indicating that the same may be contemplated);

        (b) if the Company shall discover that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue in any respect;

        (c) of any notice or other communication from any third party relating to, a material default or event which, with notice or lapse of time or both, would become a material default, received by the Company or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any Material agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party or is subject;

        (d) of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; and

        (e) of any Material Adverse Effect of the Company or the occurrence of an event which, so far as reasonably can be foreseen at the time of its occurrence, does or would reasonably be expected to have any such Material Adverse Effect.

    5.6 AFFILIATES; TAX TREATMENT. Within thirty (30) days after the date of this Agreement, (a) the Company shall deliver to Parent a letter identifying all persons who are then "affiliates" of the Company, including, without limitation, all directors and executive officers of the Company for purposes of Rule 145 promulgated under the Securities Act and (b) the Company shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws, and shall use reasonable efforts to obtain from each person identified in such letter a written agreement, substantially in the form attached hereto as Exhibit 5.6. The Company shall use reasonable efforts to obtain from any person who becomes an affiliate of the Company after the Company's delivery of the letter referred to above, and on or prior to the Effective Time, a written agreement substantially in the form attached hereto as
Exhibit 5.6 as soon as practicable after attaining such status. The Company will use its reasonable best efforts to cause the Merger to qualify for a reorganization under Section 368(c) of the Code.

    5.7 DELIVERY OF SHAREHOLDER LIST. The Company shall deliver to Parent or its designee, from time to time prior to the Effective Time, a true and complete list setting forth the names and addresses of the shareholders of the Company, their holdings of stock as of the latest practicable date, and such other shareholder information as Parent may reasonably request.

    5.8 SATISFACTION OF RELATED PARTY AGREEMENTS. The Company will have terminated or otherwise obtained the release of the Company and the Company Subsidiaries from, without any payment by the Company or a Company Subsidiary, those items listed on Exhibit 5.8.

                                   ARTICLE VI
                              COVENANTS OF PARENT

    6.1 CONDUCT OF THE BUSINESS. Except as set forth on Schedule 6.1, hereof, the Parent will, and will cause each of its Subsidiaries to, observe each term set forth in this Section 6.1 and agrees that, from the date hereof until the Effective Time, unless otherwise consented to by the Company (which consent shall not be unreasonably withheld or delayed):

        (a) The business of the Parent and its Subsidiaries shall be conducted only in, and the Parent and its Subsidiaries shall not take any action except in, the ordinary course of their respective businesses and in accordance in all material respects with all applicable laws, rules and regulations and their past custom and practice;

        (b) The Parent and its Subsidiaries shall not, directly or indirectly, do any of the following:

            (i) sell, pledge, dispose of or encumber any of its Material assets, except in the ordinary course of business;

            (ii) declare or make any distributions or pay any dividends with respect to its capital stock; or

           (iii) authorize any of, or commit or agree to take any of, the foregoing actions.

        (c) The Parent will, and will cause each of its Subsidiaries to:

            (i) use all commercially reasonable efforts to preserve intact the business organization and goodwill of the Parent and its Subsidiaries, keep available the services of their respective officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with the Parent;

            (ii) confer on a regular and frequent basis with representatives of the Company to report operational matters and the general status of ongoing operations;

           (iii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by them in this Agreement untrue at the Closing;

            (iv) cooperate with the Company in finalizing and communicating to the Parent's employees severance, retention and transition arrangements; and

            (v) use its reasonable best efforts to cause the Merger to qualify for a reorganization under Section 368(c) of the Code.

    6.2 REGULATORY FILINGS. Parent shall, as promptly as practicable after the execution of this Agreement, make or cause to be made all filings and submissions under the HSR Act and any other laws or regulations applicable to Parent whether to a Governmental Authority, Self-Regulatory Agency or otherwise for the consummation of the transactions contemplated on its part herein. Parent will coordinate and cooperate with the Company in exchanging such information, will not make any such filing without providing to the Company a final copy thereof for its review and consent at least two full business days in advance of the proposed filing, and will provide such reasonable assistance as the Company may request in connection with all of the foregoing.

    6.3 CONDITIONS. Parent shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Article VIII to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date).

    6.4 NOTICE OF CERTAIN MATTERS. Parent shall promptly notify the Company:

        (a) of any Material governmental, administrative or Self Regulatory Organization complaints, investigations or hearings (or communications indicating that the same may be contemplated);

        (b) if Parent shall discover that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue in any respect;

        (c) of any notice or other communication from any third party relating to, a material default or event which, with notice or lapse of time or both, would become a material default, received by Parent subsequent to the date of this Agreement and prior to the Effective Time, under any material agreement, indenture or instrument to which Parent is a party or is subject,

        (d) of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, and

        (e) of any Material Adverse Effect with respect to Parent as an entirety or the occurrence of an event which, so far as reasonably can be foreseen at the time of its occurrence, does or would reasonably be expected to have in any such Material Adverse Effect.

    6.5 FUNDS. At the Effective Time, the Parent will have the funds necessary to consummate the Merger and to pay the aggregate Cash Consideration in accordance with the terms of this Agreement.

                                  ARTICLE VII
                              ADDITIONAL COVENANTS

    7.1 JOINT PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT; LISTING ON NASDAQ; SHAREHOLDER MEETINGS.

        (a) Parent and the Company will make all commercially reasonable efforts to jointly prepare and file, as soon as practicable, with the Securities and Exchange Commission (the "SEC") under the Exchange Act, a joint proxy statement with respect to the shareholder meetings of Parent and the Company referred to in Sections 7.1(b) and (c) (the "Joint Proxy Statement/Prospectus"). In connection therewith, as soon as practicable after the date hereof, Parent shall file with the SEC, and shall use its best efforts to have declared effective by the SEC, a Registration Statement on Form S-4 (the "Registration Statement") to register under the Securities Act of 1933, as amended (the "Securities Act"), the shares of Parent Common Stock to be issued in the Merger, which Registration Statement shall incorporate the Joint Proxy Statement/Prospectus. Parent does not undertake to file post-effective amendments to Registration Statement or to file a separate registration statement to register the sale of Parent Common Stock by affiliates of the Company pursuant to Rule 145 promulgated under the Securities Act. The Company will furnish to Parent all information concerning the Company and its Subsidiaries required to be set forth in the Registration Statement and Parent will provide the Company and its counsel the opportunity to review and approve such information as set forth in the Registration Statement. Parent and the Company will each render to the other its full cooperation in preparing, filing, prosecuting the filing of, and amending the Registration Statement such that it comports at all times with the requirements of the Securities Act and the Exchange Act. Specifically, but without limitation, each will promptly advise the other if at any time before the Effective Time any information provided by it for inclusion in the Registration Statement appears to have been, or shall have become, incorrect or incomplete and will furnish the information necessary to correct such misstatements or omissions. As promptly as practicable after the effective date of the Registration Statement, the Company will mail to its shareholders (i) a notice of the Company's shareholders meeting described in Section 7.1(b) below and the Joint Proxy Statement/Prospectus, and (ii) as promptly as practicable after approval thereof by the Company, such other supplementary proxy materials as may be necessary to make the Joint Proxy Statement/Prospectus comply with the requirements of the Securities Act and the Exchange Act. Except as provided above and except with the prior written consent of Parent, the Company will not mail or otherwise furnish or publish to shareholders of the Company any proxy solicitation material or other material relating to the Merger that constitute a "prospectus" within the meaning of the Securities Act. As promptly as practicable after the effective date of the Registration Statement, Parent will mail to its shareholders (i) a notice of the Company's shareholders meeting described in Section 7.1(c) below and the Joint Proxy Statement/Prospectus, and (ii) as promptly as practicable such other supplementary proxy materials as may be necessary to make the Joint Proxy Statement/Prospectus comply with the requirements of the Securities Act and the Exchange Act. Parent shall comply, prior to the Effective Time, with all applicable requirements of "Blue Sky" and federal and state securities laws in connection with the Merger and the issuance of Parent Common Stock in connection therewith. In addition, Parent shall promptly file all appropriate applications with the Nasdaq National Market to have Parent Common Stock to be issued in the Merger approved for listing on the Nasdaq Stock Market's National Market upon notice of issuance.

        (b) The Company and its directors in their capacity as directors shall:
    (a) cause the Company's shareholders meeting (the "Company Meeting") to be duly called and held as soon as practicable to consider and vote upon the Merger and any related matters in accordance with the applicable provisions of applicable law, (b) submit this Agreement to the Company's shareholders together with a recommendation for approval by the Board of Directors of the Company, and
    (c) use their best efforts to obtain the approval and adoption of the Merger by the requisite percentage of the Company's shareholders; provided, however, the Company's Board of Directors may fail to make the recommendation or to seek to obtain the requisite shareholder approval or to withdraw, modify or change any such recommendation, if such Board of Directors determines in good faith, after consultation with independent counsel, that such actions are required in order to discharge properly the director's fiduciary duty under the MBCA.

        (c) Parent and its officers and directors shall: (a) cause Parent's shareholders meeting (the "Parent Meeting") to be duly called and held as soon as practicable to consider and vote upon the issuance of the shares of Parent Common Stock to be issued as Stock Consideration in accordance with the Merger Agreement and any related matters in accordance with the applicable provisions of applicable law with the recommendation for approval by the Board of Directors of Parent, and (b) use their best efforts to obtain the approval and adoption of the issuance of such shares by the requisite percentage of Parent's shareholders.

    7.2 BENEFIT PLANS. As of the Effective Time and until the transition to the Parent's benefit plans, Parent will cause the Surviving Corporation and its subsidiaries to maintain for employees of the Company and its Subsidiaries who as of the Effective Time become employed by the Surviving Corporation, Parent or any of its subsidiaries (the "Covered Employees"), for so long as they are so employed employee pension and welfare plans, programs and arrangements, including severance plans (collectively, "Designated Benefits"), that are no less favorable in the aggregate than the Designated Benefits currently enjoyed by such Covered Employees prior to the Effective Time. In addition, to the extent an employee benefit plan, program or arrangement maintained or contributed to by Parent and its subsidiaries is made available to Covered Employees, the prior service with the Company and the Company Subsidiaries of each such Covered Employee will be treated as if it were service rendered to Parent or its subsidiaries, as the case may be, solely for purposes of eligibility to participate and for vesting thereunder, but not for the purpose of benefit accrual. Following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under a plan of the Company and its subsidiaries) and eligibility waiting periods under any health plans to be waived with respect to Covered Employees who, immediately prior to the Effective Time, participated in a health plan maintained by the Company and its subsidiaries, and their eligible dependents and to recognize and credit any amounts incurred towards any deductible, maximum out-of-pocket expenditures or co-payments under such health plans. Parent shall honor, pursuant to the terms of the Employee Plans and Benefit Arrangements, and to the extent consistent with applicable law and the Merger Agreement, all employee benefit obligations to current employees of the Company and its subsidiaries under such plans and arrangements. As soon as reasonably practicable after the Effective Time, Parent shall cause the Company's 401(k) Plan to be merged with Parent's 401(k) Plan.

    7.3 AGREEMENT TO DEFEND. In the event any claim, action, suit or proceeding arising out of the Merger is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto.

    7.4 ACCESS TO BOOKS AND RECORDS.

        (a) Between the date hereof and the Closing Date, each party shall afford to the other party hereto and its authorized representatives full access at all reasonable times and upon reasonable notice to the offices, properties, books, records, officers, employees and other items of such first party, and otherwise provide such assistance as is reasonably requested by the other party hereto.

        (b) In the event that the transactions contemplated by this Agreement are not consummated for any reason, both parties agree to abide by the terms of that certain Confidentiality Agreement, dated March 31, 1999 between Parent and Miller & Schroeder, Inc., with respect to the "Information" (as defined therein) of either party obtained by the other party thereunder.

    7.5 SATISFACTION OF CONDITIONS. Each of the parties hereto will use all commercially reasonable efforts to satisfy those conditions set forth in Article VIII hereof which are to be satisfied by it.

    7.6 EXPENSES.

        (a) Except as provided in Section 9.2 below, all Expenses (as defined below) incurred by Parent and the Company shall be borne solely and entirely by the party which has incurred the same.

        (b) "Expenses" as used in this Agreement shall include all out-of-pocket expenses (including without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby.

    7.7 CERTAIN DIRECTOR POSITIONS. Parent agrees to cause James Dlugosch to be elected or appointed as a director of Parent at the Effective Time. It is the intention of the parties that the size of the Board of Directors of Parent following the Effective Time to be increased by three directors and that, in connection with such increase, and thereafter until the first annual meeting of Shareholders of Parent following the Effective Time that Mr. Dlugosch and two additional persons proposed by Mr. Dlugosch and approved by Parent's Board of Directors who are or become shareholders of Parent on account of the Merger and who are not employed by the Company Subsidiary shall serve as directors of Parent.

                                  ARTICLE VIII
                              CONDITIONS OF MERGER

    8.1 CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) EFFECTIVENESS OF THE REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall, on or prior to the Effective Time, have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC. Parent shall have received all other federal or state securities permits and other authorizations necessary to issue Parent Common Stock in exchange for the Company Common Stock and to consummate the Merger.

        (b) SHAREHOLDER APPROVALS. This Agreement and the Merger shall have been approved and adopted by the Requisite Company Shareholder Vote and the issuance of the shares of Parent Common Stock to be issued as Stock Consideration shall have been approved by the Requisite Parent Shareholder Vote.

        (c) ARTICLES OF MERGER. Each of Parent and the Company shall have executed and delivered the Articles of Merger in accordance with Section 1.3 hereof.

        (d) NASDAQ LISTING. The shares of Parent Common Stock that are to be issued to the shareholders of the Company upon consummation of the Merger shall have been authorized for listing on the Nasdaq Stock Market's National Market, subject to notice of issuance.

        (e) NO ORDER. No federal or state governmental or regulatory authority or other agency or commission, or federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect restricting, preventing or prohibiting consummation of the transactions contemplated by this Agreement.

    8.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT. The obligations of Parent to effect the Merger are also subject to the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Company in or pursuant to this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a statement of materiality, such statement shall be true and correct in all respects) at and as of the Effective Time with the same effect as though such representations and warranties had been made or given at and as of the Effective Time (without taking into account any disclosures by the Company of discoveries, events or occurrences arising on or after the date hereof), except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on such date.

        (b) COVENANTS. The Company shall have performed and complied in all material respects with all of their obligations under this Agreement which were to be performed or complied with by it prior to or at the Effective Time.

        (c) REQUIRED CONSENTS AND REGULATORY APPROVALS. All consents of Governmental Authorities and Self Regulatory Organizations, and all filings with and notifications of Governmental Authorities or Self-Regulatory Organizations which regulate the business of the Company or its Subsidiaries, or in which the Company or a Subsidiary is a member, necessary on the part of the Company, or its Subsidiaries or affiliates, to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and, with the exception of licenses necessary to continue the Company's gaming business, to permit the continued operation of the business of the Company and its Subsidiaries without a Material Adverse Effect with respect to the Company and its Subsidiaries shall have been obtained or effected.

        (d) ABSENCE OF CERTAIN LITIGATION. At the Effective Time:

            (i) there shall be no injunction, restraining order or order of any nature issued by any court of competent jurisdiction which directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided or compels or would compel Parent to dispose of or discontinue a significant portion of the business conducted by Parent and its Subsidiaries or of the business conducted by the Company and its Subsidiaries as a result of the Merger or consummation of the transactions contemplated hereby; and

            (ii) there shall be no suit, action or other proceeding by the United States (or any agency thereof) or by any State (or any agency thereof) pending before any court or governmental agency wherein such complainant seeks the prohibition of the consummation of the Merger or asserts the illegality of the Merger.

        (e) DELIVERY OF CLOSING DOCUMENTS. At or prior to the Effective Time, the Company shall have delivered to Parent all of the following:

            (i) a certificate of the President and the Chief Financial Officer of the Company, dated as of the Closing Date, stating that the conditions precedent set forth in Sections 8.2(a) and 8.2(b) hereof have been satisfied;

            (ii) copies of the Governmental Authority and Self Regulatory Organization consents and approvals and of the authorizations referred to in Section 8.2(c) hereof; and

           (iii) a copy, dated as of a date not more than five business days in advance of the Closing Date, of

               (x) the Articles of Incorporation of the Company, certified by the Secretary of State of the State of Minnesota,

               (y) a Certificate of Good Standing from the Secretary of State of the State of Minnesota evidencing the good standing of the Company in such jurisdiction, and

               (z) Executed resignations from such directors and officers in their capacities as directors or officers, and not as employees, of the Company or the Company Subsidiaries as Parent shall request with no resulting liability or expense to the Company, its Subsidiaries, Parent or Merger Subsidiary.

        (f) OPINION OF COUNSEL. Parent shall have received from Briggs and Morgan, Professional Association or other independent counsel for the Company reasonably satisfactory to Parent, an opinion dated the Effective Time, in form and substance reasonably satisfactory to Parent, covering the matters set forth in Exhibit 8.2(f) hereto, which opinion shall be based on such assumptions and containing such qualifications and limitations as are appropriate and reasonably satisfactory to Parent.

        (g) TAX OPINION. Parent shall have received from KPMG Peat Marwick LLP ("KPMG"), an opinion to the effect that:

            (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

            (ii) the Company and Parent will each be party to a reorganization within the meaning of Section 368(b) of the Code;

           (iii) no gain or loss will be recognized by any shareholder of the Company upon consummation of the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Common Stock, on account of Dissenter Shares or on account of Cash Election Shares);

            (iv) the aggregate income tax basis of Parent Common Stock received by the shareholders of the Company pursuant to the Merger will be the same as the aggregate tax basis of Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest, Dissenting Shares or Cash Election Shares for which cash is received); and

            (v) No income, gain or loss to holders of Employee Options upon conversion of such options to acquire Company Common Stock into options to acquire Parent Common Stock pursuant to Section 2.12(b) of this Agreement.

        (i) AFFILIATES AGREEMENTS. Parent shall have received from each person who is identified as an "affiliate" of the Company a signed affiliate letter in the form attached as Exhibit 5.6.

    8.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger is also subject to the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES TRUE AT EFFECTIVE TIME. The representations and warranties made by Parent in or pursuant to this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a statement of materiality, such statement shall be true and correct in all respects) on and as of the Effective Time with the same effect as though such representations and warranties had been made or given on and as of the Effective Time (without taking into account any disclosures by Parent of discoveries, events or occurrences arising on or after the date hereof), except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on such date.

        (b) COVENANTS. Parent shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or at the Effective Time.

        (c) REQUIRED CONSENTS AND REGULATORY APPROVALS. All consents of Governmental Authorities and Self Regulatory Organizations, and all filings with and notifications of Governmental Authorities or Self Regulatory Organizations which regulate the business of the Parent or its Subsidiaries, or in which the Parent or a Subsidiary is a member, necessary on the part of the Parent, or its Subsidiaries or affiliates, to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and to permit the continued operation of the business of the Parent and its Subsidiaries without a Material Adverse Effect with respect to the Parent and its Subsidiaries shall have been obtained or effected.

        (d) ABSENCE OF CERTAIN LITIGATION. At the Effective Time:

            (i) there shall be no injunction, restraining order or order of any nature issued by any court of competent jurisdiction which directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided; and

            (ii) there shall be no suit, action or other proceeding by the United States (or any agency thereof) or by any State (or any agency thereof) pending before any court or governmental agency wherein such complainant seeks the prohibition of the consummation of the Merger or asserts the illegality of the Merger.

        (e) DELIVERY OF CLOSING DOCUMENTS. At or prior to the Effective Time, Parent shall have delivered to the Company all of the following:

            (i) a certificate of the Chief Executive Officer and the Secretary of Parent, dated as of the date of the Effective Time, stating that the conditions precedent set forth in Sections 8.3(a) and 8.3(b) hereof have been satisfied; and

            (ii) copies of the Governmental Authority and Self Regulatory Organization consents and approvals and of the authorizations referred to in Section 8.3(c) hereof; and

           (iii) a copy, dated as of a date not more than five business days in advance of the Closing Date, of a Certificate of Good Standing of Parent certified by the Secretary of State of the State of Minnesota.

        (f) OPINION OF COUNSEL. The Company shall have received from Kaplan, Strangis and Kaplan, P.A. or other independent counsel for Parent reasonably satisfactory to the Company, an opinion dated the Effective Time, in form and substance reasonably satisfactory to the Company, covering the matters set forth in Exhibit 8.3(f), which opinions shall be based on such assumptions and contain such qualifications and limitations as are appropriate and reasonably satisfactory to the Company.

        (g) TAX OPINION. The Company shall have received from KPMG an opinion to the effect that:

            (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

            (ii) the Company and Parent will each be party to a reorganization within the meaning of Section 368(b) of the Code;

           (iii) no gain or loss will be recognized by any shareholder of the Company upon consummation of the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Common Stock, on account of Dissenters Shares or on account of Cash Election Shares);

            (iv) the aggregate income tax basis of Parent Common Stock received by the shareholders of the Company pursuant to the Merger will be the same as the aggregate tax basis of Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest, Dissenting Shares or Cash Election Shares for which cash is received); and

            (v) No income, gain or loss to holders of Employee Options upon conversion of such options to acquire Company Common Stock into options to acquire Parent Common Stock pursuant to Section 2.12(b) of this Agreement.

        (h) James Dlugosch, William Sexton and Kenneth Dawkins shall have received from Norwest Bank Minnesota, N.A. ("Norwest") full and complete releases of their obligations or liability as guarantors or pledgors with respect to the Company's credit facility with Norwest effective no later than the Effective Time.

                                   ARTICLE IX
                                  TERMINATION

    9.1 REASONS FOR TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding the adoption of this Agreement by the security holders of the Company or the approval of the issuance of Parent Common Stock as Stock Consideration by the security holders of Parent, with the effects set forth in Section 9.2 hereof:

        (a) By the mutual consent of the Boards of Directors of Parent and the Company; or

        (b) By Parent at any time after January 31, 2000 (or such later date as shall have been agreed to in writing by the parties) if any of the conditions provided for in Sections 8.1 or 8.2 of this Agreement have not been met and have not been waived in writing by Parent except to the extent that such failure arises or results from the knowing action or inaction of Parent or Parent Subsidiaries; or

        (c) By Parent, on the one hand, or the Company, on the other hand, at any time after discovery of

            (i) a Material Adverse Effect with respect to the Company, or Parent, respectively, the effects of which event cannot be or has not been cured within 30 days of giving written notice to the other party; or

            (ii) of the occurrence of an event which would be reasonably likely to result in such a Material Adverse Effect, in either case, the effects of which event cannot be or has not been cured within 30 days of giving written notice to the other party; or

        (d) By the Company at any time after January 31, 2000 (or such later date as shall have been agreed to in writing by the parties) if any of the conditions provided for in Sections 8.1 or 8.3 of this Agreement have not been met and have not been waived in writing by the Company except to the extent that such failure arises or results from the knowing action or inaction of Company or Company Subsidiaries; or

        (e) At any time prior to the Effective Date, by Parent, on the one hand, or the Company, on the other hand, in the event of a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days of giving written notice to the breaching party of such breach; or

        (f) Either Parent, on the one hand, or by the Company, on the other hand, in the event the approval of any Governmental Authority required for consummation of the Merger or the transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority; or

        (g) by Parent, if at any time prior to the Company Meeting, the Company's Board of Directors shall have failed to make its recommendation referred to in Section 7.1(b), or withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of Parent; or

        (h) by the Company, if the Company shall immediately thereafter enter into a definitive agreement with a third party providing for an Acquisition Transaction (as such term is defined below) on terms determined, in good faith, by the Board of Directors of the Company, after consultation with independent counsel and financial advisors to the Board, to be such that termination of this Agreement and entry into such third-party agreement is required in order to discharge properly the directors' duties in accordance with Minnesota Law; or

        (i) by the Company, within ten business days of receipt of written notice from Parent that a Change of Control (as described below) has occurred.

    "Acquisition Transaction" means a transaction or series of transactions that, directly or indirectly, in substance constitutes a disposition of all or substantially all of the assets or business of the Company or its Subsidiaries, taken as a whole, whether by means of (i) a merger or consolidation, share exchange or any similar transaction, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition, or (iii) a purchase or other acquisition (including by way of a merger or consolidation, share exchange or otherwise) of securities representing 50% or more of the voting power of the Company or 50% or more of any of its Subsidiaries; provided, however, in each of the situations described in clauses (i), (ii) or (iii), that the Acquisition Transaction shall represent consideration having an aggregate value (reasonably determined) to the Company or its shareholders in excess of the consideration to be received in the Merger.

    A "Change of Control" shall be deemed to have occurred upon the occurrence of the following: (i) Parent shall have entered into a definitive agreement for a share exchange, reorganization, merger or consolidation of Parent, other than a share exchange, reorganization, merger or consolidation of Parent in which the holders of Parent Common Stock outstanding immediately prior to the share exchange, reorganization, merger or consolidation hold, directly or indirectly, at least 75% of the voting securities of the surviving corporation immediately after such share exchange, reorganization, merger or consolidation; or (ii) there has been an acquisition in one or more transactions by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 25% of the then outstanding shares of Parent Common Stock; (iii) individuals who at the date of this Agreement constituted the Board of Directors of Parent (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Parent has been approved by a majority of the directors that are still in office who either were directors at the date of this Agreement or whose election or recommendation for election was previously so approved) cease to constitute a majority of the Board of Directors of the Parent; or (iv) Parent shall have entered into a definitive agreement for the sale, exchange, transfer or disposition of all or substantially all of the assets of the Parent or JGK.

    9.2 EFFECTS OF TERMINATION.

        (a) If the Merger is not consummated as the result of termination of this Agreement caused otherwise than by breach of a party hereto, the Company and Parent each shall pay its own Expenses and this Agreement shall immediately terminate and neither the Company nor Parent shall have any liability under this Agreement for damages or otherwise.

        (b) If termination of this Agreement shall have been caused by breach of this Agreement by any party hereto, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have breached this Agreement shall indemnify and reimburse the other party for its expenses.

        (c) Anything to the contrary notwithstanding, if this Agreement (a) is terminated by Parent pursuant to Section 9.1(g) or by the Company pursuant to Section 9.1(h) or by Parent solely due to the failure of the Company's shareholders to approve the Merger at the Company Meeting, and (b) prior thereto or within twelve months after such termination the Company shall have entered into an agreement to engage in an Acquisition Transaction, then the Company shall pay Parent a fee equal to

    $1,500,000. Such fee shall be paid to Parent within two business days after the date of entering into such agreement for an Acquisition Transaction.

        (d) Anything to the contrary notwithstanding, if this Agreement is terminated by the Company pursuant to Section 9.1(i), then Parent shall pay to the Company, within two business days of receiving notice of such termination, a fee equal to $1,500,000.

    9.3 PROMPT NOTICE. In the event of termination of this Agreement by any party as above provided in Paragraph 9.1, prompt written notice shall be given to the other parties hereto.

                                   ARTICLE X
                                OTHER PROVISIONS

   10.1 SURVIVAL. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time or termination of this Agreement, except that (a) the agreements of the parties contained in
Article II, Article IX and this Article X shall survive the Effective Time and
(b) if this Agreement is terminated prior to the Effective Time, the agreements of the parties contained in Sections 7.4(b) and 9.2 and in this Article X shall survive such termination.

   10.2 GOVERNING LAW. This Agreement shall be construed and interpreted according to the laws of the State of Minnesota applicable to contracts made and to be performed entirely within such state.

   10.3 ASSIGNMENT. Neither this Agreement nor any right hereunder may be assigned by any party hereto.

   10.4 AMENDMENT AND WAIVER. The parties may, by written agreement:

        (a) extend the time for the performance of any of the obligations or other acts of the parties hereto,

        (b) waive any inaccuracies in the representations or warranties contained in this Agreement or in any document delivered pursuant to this Agreement, and

        (c) waive compliance with or modify, amend or supplement any of the covenants, agreements, representations or warranties contained in this Agreement or waive or modify performance of any of the obligations of any of the parties hereto; provided that, after adoption of this Agreement by shareholders of the Company, no amendment may be made which reduces the Merger Consideration or effects any change which would materially adversely affect such shareholders, without further approval.

   10.5 NOTICES. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, or when sent by facsimile, telecopier or other means of electronic transmission (with receipt confirmed), or the fourth business day after having been deposited in the U.S. mails, if sent by registered, first-class mail, return receipt requested, addressed as follows (or to such other address as a party may designate by notice to the others):

        (a) If to Parent:

            Kinnard Investments, Inc.
           920 Second Avenue South
           Minneapolis, Minnesota 55402
           Attention: George F. Stroebel
           Facsimile: (612) 370-2557

           with a copy to:

           Kaplan, Strangis and Kaplan, P.A.
           5500 Norwest Center
           90 South Seventh Street
           Minneapolis, Minnesota 55402
           Attention: James C. Melville, Esq.
           Facsimile: (612) 375-1143

        (b) If to the Company:

            MI Acquisition Corporation
           220 South Sixth Street
           Suite 300
           Minneapolis, Minnesota 55402
           Attention: Chief Executive Officer

            and

            Attention: Chief Financial Officer
           Facsimile: (612) 376-1410

            with copies to:

            Briggs and Morgan, Professional Association
           2400 IDS Center
           80 South Eighth Street
           Minneapolis Minnesota 55402
           Attention: Brian D. Wenger, Esq.
           Facsimile: (612) 334-8650

   10.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

   10.7 HEADINGS. The headings in the Articles and Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

   10.8 ENTIRE AGREEMENT. This Agreement, including the Disclosure Schedule and Exhibits referred to herein and any documents executed by the parties simultaneously herewith and the Confidentiality Agreement dated March 31, 1999 between Parent and Miller & Schroeder, Inc., constitutes the entire understanding and agreement of the parties hereto and supersedes all other prior agreements and understandings, written or oral, between the parties with respect to the subject matter hereof.

   10.9 PUBLIC ANNOUNCEMENTS. The Company shall not make any public announcement or statement with respect to the Merger, this Agreement or any related transaction without the approval of Parent, which approval will not be unreasonably withheld. In the event Parent determines to make any public announcements concerning the proposed Merger, Parent agrees to notify the Company of Parent's intention to make such announcement and provide the Company with the text of the announcement in advance of its release to the public.

  10.10 NO THIRD PARTY BENEFICIARY. This Agreement is made and entered into solely for the benefit of the parties hereto and, except for the right to receive the Merger Consideration payable pursuant to Article II and the right to indemnification under Section 8.2, no individual or entity not a signatory hereto shall have any rights under or with respect to any term of this Agreement or against any party hereto or, after the Merger, the Surviving Corporation. Nothing contained in this Agreement shall create or continue any right of employment of any employee of Parent or the Company.

                  (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                          KINNARD INVESTMENTS, INC.

                                          By: /s/ William F. Farley
                                          Its: Chief Executive Officer

                                          MI ACQUISITION CORPORATION

                                          By: /s/ James F. Dlugosch
                                          Its: Chief Executive Officer

                                          PEACHTREE ACQUISITION, INC.

                                          By: /s/ William F. Farley
                                          Its: Chief Executive Officer

                                                                      APPENDIX B

                SECTIONS 302A.471 AND 302A.473 OF THE MINNESOTA
             BUSINESS CORPORATION ACT--DISSENTERS' APPRAISAL RIGHTS

302A.471.  Rights of dissenting shareholders.

    Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

    (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

    (1) alters or abolishes a preferential right of the shares;

    (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

    (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

    (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

    (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

    (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

    (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

    (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

    Subdivision 2. Beneficial owners. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

    (b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

    Subdivision 3. Rights not to apply. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

    (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

    Subdivision 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473.  Procedures for asserting dissenters' rights.

    Subdivision 1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

    (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

    (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

    (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section
549.09 for interest on verdicts and judgments.

    Subdivision 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

    Subdivision 3. Notice of dissent. If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

    Subdivision 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

    (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

    (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

    (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

    (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

    (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

    Subdivision 5. Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

    (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

    (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

    (3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

    (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a) a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

    (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

    Subdivision 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

    Subdivision 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

    Subdivision 8. Costs; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

    (b) If the court finds that the corporation has failed to Comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

    (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Registrant is incorporated under the Minnesota Business Corporation Act (the "MBCA"). The Articles of Incorporation of the Registrant provide for indemnification of directors, officers, employees and agents of the Registrant to the full extent permitted by the MBCA, as it may be amended from time to time. Section 302A.521 of Minnesota Statutes requires the Registrant to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Registrant, against judgments, penalties, fines, including reasonable expenses, if such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (2) acted in good faith;
(3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person's performance in the official capacity of director or, for a person not a director, in the official capacity of officer, committee member or employee, reasonably believed that the conduct was in the best interests of the Registrant, or, in the case of performance by a director, officer or employee of the Registrant as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Registrant. In addition,
Section 302A.521, subd. 3, requires payment by the Registrant, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders or by a court. The Registrant's Bylaws provide for indemnification of officers, directors, employees and agents consistent with the description of the indemnification provisions in Section 302A.421 of the MBCA described above.

    As permitted by Section 302A.251 of the Minnesota Business Corporation Act, the Articles of Incorporation of the Registrant eliminate the liability of the directors of the Registrant for monetary damages arising from any breach of fiduciary duties as a member of the Registrant's Board of Directors, except for liability (a) for any breach of the director's duty of loyalty to the Registrant or its shareholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Sections 302A.559 or 80A.23 of the Minnesota Statutes; (d) for any transaction from which a director derived an improper personal benefit; or (e) for any act or omission that occurred prior to the adoption of these provisions in the Registrant's Articles of Incorporation.

    The Registrant currently has in effect policies of insurance which provide insurance protection to its directors and officers against some liabilities which may be incurred by them on account of their services to the Registrant.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits:

EXHIBIT
NUMBER DESCRIPTION
------ --------------------------------------------------------------------------
  2.1  Agreement and Plan of Merger, dated as of May 16, 1999, among Kinnard
         Investments, Inc., Peachtree Acquisition, Inc. and MI Acquisition
         Corporation (included as Appendix A to the Joint Proxy
         Statement/Prospectus which is part of this Registration Statement).

EXHIBIT
NUMBER DESCRIPTION
------ --------------------------------------------------------------------------
  3.1  Restated Articles of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form
         10-Q for the quarter ended March 31, 1996).

  3.2  Statement of Designation of Rights, Preferences and Limitations of
         Additional Common Stock.

  3.3 Bylaws of Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March
         31, 1996).

  3.4  Amendments to Bylaws.

  5.1 Opinion of Kaplan, Strangis and Kaplan, PA. regarding the legality of the securities being registered hereby.

  8.1  Opinion of KPMG Peat Marwick LLP regarding certain tax matters.

 23.1  Consent of KPMG Peat Marwick LLP.

 23.2  Consent of Arthur Andersen LLP.

 23.3  Consent of Deloitte and Touche LLP.

 23.4  Consent of Kaplan, Strangis and Kaplan, P.A. (included in Exhibit 5.1).

 23.5  Consent of Briggs and Morgan, Professional Association.

 24.1  Power of Attorney.

 99.1  Form of Proxy Card for shareholders of Kinnard Investments, Inc.

 99.2  Form of Proxy Card for shareholders of MI Acquisition Corporation.

 99.3  Consent of James F. Dlugosch as a person about to become a director.

    (b) Financial Statement Schedules: All financial statement schedules have been omitted because they are not applicable or the required information is included in the financial statements or notes thereto previously filed as part of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998.

ITEM 22. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required in Section 10(a) (3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar amount of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the

             Registration Statement; provided, however, that paragraphs (1) (i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (5) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

    (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of section 10(a) (3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request;

    (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

    (9) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities and Exchange Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis and the State of Minnesota on this 23rd day of June, 1999.

                                KINNARD INVESTMENTS, INC.

                                By:            /s/ WILLIAM F. FARLEY
                                     -----------------------------------------
                                                 William F. Farley
                                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman and Chief
    /s/ WILLIAM F. FARLEY         Executive Officer
------------------------------    (principal executive         June 23, 1999
      William F. Farley           officer)

      /s/ DANIEL R. SASS        Treasurer (principal
------------------------------    financial and accounting     June 23, 1999
        Daniel R. Sass            officer)

              *
------------------------------  Director                       June 23, 1999
      Ronald A. Erickson

              *
------------------------------  Director                       June 23, 1999
        John J. Fauth

              *
------------------------------  Director                       June 23, 1999
      Stephen H. Fischer

              *
------------------------------  Director                       June 23, 1999
      John H. Grunewald

              *
------------------------------  Director                       June 23, 1999
     Andrew J. O'Connell

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

              *
------------------------------  Director                       June 23, 1999
       Robert S. Spong

              *
------------------------------  Director                       June 23, 1999
       Robert D. Potts

------------------------

* William F. Farley, pursuant to Powers of Attorney executed by each of the directors listed above whose name is marked by an "*" and filed as an exhibit hereto, by signing his name hereto does hereby sign and execute this Registration Statement of Kinnard Investments, Inc. on behalf of each of such officers and directors in the capacities in which the names of each appear above.

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER     DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       2.1   Agreement and Plan of Merger, dated as of May 16, 1999, among Kinnard Investments, Inc., Peachtree
               Acquisition, Inc. and MI Acquisition Corporation (included as Appendix A to the Joint Proxy
               Statement/Prospectus which is part of this Registration Statement).

       3.1   Restated Articles of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 to the
               Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996).

       3.2   Statement of Designation of Rights, Preferences and Limitations of Additional Common Stock.

       3.3   Bylaws of Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Quarterly Report on
               Form 10-Q for the quarter ended March 31, 1996).

       3.4   Amendments to Bylaws.

       5.1   Opinion of Kaplan, Strangis and Kaplan, PA. regarding the legality of the securities being registered hereby.

       8.1   Opinion of KPMG Peat Marwick LLP regarding certain tax matters.

      23.1   Consent of KPMG Peat Marwick LLP.

      23.2   Consent of Arthur Andersen LLP.

      23.3   Consent of Deloitte and Touche LLP.

      23.4   Consent of Kaplan, Strangis and Kaplan, P.A. (included in Exhibit 5.1).

      23.5   Consent of Briggs and Morgan, Professional Association.

      24.1   Power of Attorney.

      99.1   Form of Proxy Card for shareholders of Kinnard Investments, Inc.

      99.2   Form of Proxy Card for shareholders of MI Acquisition Corporation.

      99.3   Consent of James F. Dlugosch as a person about to become a director.